Exhibit 10.1

AMENDED AND RESTATED
CREDIT AND SECURITY AGREEMENT

among

GWG DLP FUNDING II, LLC
as the Borrower

GWG LIFE SETTLEMENTS, LLC
as the Seller and as the Master Servicer

GWG HOLDINGS, INC.
as the Performance Guarantor

AUTOBAHN FUNDING COMPANY LLC,
as the Conduit Lender

and

DZ BANK AG DEUTSCHE ZENTRAL-GENOSSENSCHAFTSBANK,
as the Committed Lender and as the Agent

Dated as of January 25, 2013

TABLE OF CONTENTS

		Page
ARTICLE I
DEFINITIONS

Section 1.01	Certain Defined Terms	1
Section 1.02	Other Terms	27
Section 1.03	Computation of Time Periods	27

ARTICLE II
THE FACILITY

ARTICLE III
CONDITIONS OF ADVANCES

Section 3.01	Conditions Precedent to Restatement Effective Date	38
Section 3.02	Conditions Precedent to All Borrowings	38

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.01	Representations and Warranties	39

i

ARTICLE V
COVENANTS

Section 5.01	Affirmative Covenants	43
Section 5.02	Negative Covenants	51
Section 5.03	Financial Covenants	54

ARTICLE VI
EVENTS OF DEFAULT; TERMINATION EVENTS

Section 6.01	Events of Default	54
Section 6.02	Termination Events	57

ARTICLE VII
THE AGENT

ARTICLE VIII
INDEMNIFICATION

Section 8.01	Indemnities by the Borrower	59
Section 8.02	Indemnities by the Seller and the Performance Guarantor	61
Section 8.03	Other Costs and Expenses	62

ARTICLE IX
MISCELLANEOUS

ii

LIST OF SCHEDULES AND EXHIBITS

Schedules

SCHEDULE I	ELIGIBILITY CRITERIA; PERFECTION REPRESENTATIONS
SCHEDULE II	POLICY FILE
SCHEDULE III	CHIEF EXECUTIVE OFFICES; FEDERAL EMPLOYER IDENTIFICATION NUMBERS; LIST OF DEPOSIT ACCOUNTS; PRESENT AND FORMER NAMES
SCHEDULE IV	OPERATING POLICIES AND PRACTICES
SCHEDULE V	CONDITION PRECEDENT TO RESTATEMENT EFFECTIVE DATE
SCHEDULE VI	LIST OF APPROVED QUALIFIED STATES FOR PURCHASE POLICIES
SCHEDULE VII	LIST OF UNREGULATED STATES
SCHEDULE VIII	LIFE SETTLEMENT PROVIDERS

Exhibits

EXHIBIT A	FORM OF BORROWING BASE CERTIFICATE
EXHIBIT B	FORMS OF MAGNA PURCHASED POLICY DOCUMENTS
EXHIBIT C	FORM OF COMPLIANCE CERTIFICATE
EXHIBIT D	FORM OF COMMERCIAL PAPER REMITTANCE REPORT
EXHIBIT E	FORM OF ALLONGE

iii

THIS AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT is made as of January 25, 2013, among GWG DLP FUNDING II, LLC, a Delaware limited liability company, as the Borrower, GWG LIFE SETTLEMENTS, LLC, a Delaware limited liability company, as the Seller and as the Master Servicer, GWG HOLDINGS, INC., a Delaware corporation, as the Performance Guarantor, AUTOBAHN FUNDING COMPANY LLC, a Delaware limited liability company, as the Conduit Lender, and DZ BANK AG DEUTSCHE ZENTRAL-GENOSSENSCHAFTSBANK, as the Agent and as the Committed Lender.

PRELIMINARY STATEMENTS

A.           WHEREAS, the parties hereto, United Lending SPV, LLC, a Delaware limited liability company (“United SPV”), United Lending, LLC, a Delaware limited liability company (“United”) and Opportunity Bridge Funding, LLC (“OBF”, and, collectively with United SPV and United, the “Departing GWG Parties”) are parties to that certain Credit And Security Agreement, dated as of July 15, 2008 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Original Credit Agreement”);

B.           WHEREAS, GWG Life Settlements, LLC has been appointed to act as the Master Servicer of the Purchased Policies pursuant to the Life Settlement Servicing Agreement;

C.           WHEREAS, the Performance Guarantor owns 100% of the equity interests in the Seller and has executed the Performance Guaranty, pursuant to which it absolutely and unconditionally guarantees the obligations of the Seller (including as Master Servicer) hereunder and under the other Related Documents.

D.           WHEREAS, the GWG Parties have requested that the Agent and the Lenders make certain modifications to the Original Credit Agreement, and the Departing GWG Parties have requested to be removed as parties to the Credit Agreement;

E.           WHEREAS, the Agent and the Lenders have agreed to make the requested modifications to the Original Credit Agreement on the terms and subject to the conditions set forth herein;

F.           WHEREAS, Premium Finance Loans (as defined in the Original Credit Agreement) and Bridge Loans (as defined in the Original Credit Agreement) are no longer eligible to be included in the Borrowing Base;

G.           NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto and the Departing GWG Parties agree that the Original Credit Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Defined Terms.

As used in this Agreement and its schedules and exhibits, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“17g-5 Representative” means any deal team officer within the New York Asset Securitization Group of DZ Bank.

“Accrual Basis Accounting” has the meaning specified in Section 5.01(a)(i).

“Advance” means a loan made by a Lender to the Borrower pursuant to Article II.

“Advance Amount” means, with respect to any Asset for which any Liquidation Proceeds are received, the product of (i) the Maximum Advance Rate and (ii) the Collateral Balance of such Asset immediately prior to the sale or payment that gave rise to such Liquidation Proceeds.

“Advance Rate” means, at any time, a fraction (expressed as a percentage), the numerator of which is equal to the Facility Amount, and the denominator of which is equal to the Net Eligible Receivables Balance.

“Adverse Claim” means a lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person’s assets or properties in favor of any other Person.

“Affected Party” has the meaning specified in Section 2.10.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means DZ Bank, in its capacity as agent for the Secured Parties hereunder, and any successor thereto in such capacity appointed pursuant to Section 7.07.

“Agreement” means this Amended and Restated Credit and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time hereafter.

“Alternative Rate” means, with respect to any Alternate Rate Interest Period, a per annum rate equal to the Committed Lender’s cost of funds with respect to funding such Advance during such Alternate Rate Interest Period as certified by the Committed Lender to the Borrower upon request of the Borrower, plus the Applicable Margin.

“Alternative Rate Interest Period” means any Interest Period (or portion thereof) during which an Advance is not funded through the issuance of the Conduit Lender’s commercial paper or during which such Advance is otherwise to accrue Interest by reference to the Alternative Rate.

“A.M. Best” means A.M. Best Company, or any successor thereto.

“Annualized Default Rate” means a percentage determined as of the last day of each Monthly Period equal to (i) the product of (a) the aggregate Collateral Balance of all Assets that became Defaulted Assets during such Monthly Period (such Collateral Balance being determined without giving effect to any charge-off of such Assets) and (b) 12, divided by (ii) the average Eligible Asset Balance for such Monthly Period.  For purposes of this definition, the term “Asset” shall include any Asset that has been repurchased by the Seller, or for which the Seller has made a substitution, pursuant to the Sale and Servicing Agreement.

“Applicable Margin” has the meaning specified in the Fee Letter.

“Asset” means any Purchased Policy.

“Asset Documents” means, with respect to any Purchased Policy, the related Purchased Policy Documents.

“Assignment” has the meaning specified in the Sale and Servicing Agreement.

“Assignment and Acceptance” means an assignment agreement entered into by any Lender and an assignee pursuant to Section 9.04 in form and substance reasonably satisfactory to the Agent.

“Available Funds” means, with respect to any Monthly Settlement Date, the sum (without duplication) of the following:

(a)           all Collections received in respect of the Assets or any Other Conveyed Property during the most recently ended Monthly Period;

(b)           all amounts paid by or on behalf of the Seller in respect of Assets repurchased by it pursuant to the Sale and Servicing Agreement during the most recently ended Monthly Period;

(c)           all investment earnings earned on investments in the Collection Account and the Reserve Account during the most recently ended Monthly Period;

(d)           all amounts paid to or for the account of the Borrower on or prior to such Monthly Settlement Date pursuant to any applicable Hedge Agreement (to the extent not previously distributed hereunder); and

(e)           all other amounts deposited to the Collection Account during the most recently ended Monthly Period pursuant to this Agreement or any other Related Document and not enumerated above;

provided that, if (i) on any Monthly Settlement Date, there would not be sufficient funds, after application of Available Funds, as defined above, to pay the items specified in (i) through (ix) of Section 2.05(a), then Available Funds for that Monthly Settlement Date will include, in addition to the Available Funds as defined above, amounts on deposit in the Collection Account which would have constituted Available Funds for the Monthly Settlement Date immediately succeeding that Monthly Settlement Date, up to the amount necessary to pay such items, and the Available Funds for the immediately succeeding Monthly Settlement Date will be adjusted accordingly; and provided, further that the Available Funds for any Monthly Settlement Date will exclude any portion of the amounts described in clauses (a) through (e) above that have been released from the Collection Account prior to such Monthly Settlement Date pursuant to Section 2.05(c).

“Available Liquidation Proceeds” has the meaning specified in Section 2.05(a).

“Backup Servicer” means Wells Fargo Bank, N.A., in its capacity as backup servicer under the Backup Servicing Agreement, and any successor thereto in such capacity.

“Backup Servicer Fees” means the fees payable to the Backup Servicer pursuant to the Backup Servicing Agreement.

“Backup Servicing Agreement” means that certain Backup Servicing Agreement dated as of the Closing Date among the Backup Servicer, the Master Servicer and the Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time, and any successor statute.

“Base Rate” means, on any date, a fluctuating rate of interest per annum equal to the greater of (a) the average of the rates of interest publically announced by JPMorgan Chase Bank, N.A. and Citibank, N.A., or their respective successor, as their respective “Prime” rates and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA in respect of which a GWG Party or any ERISA Affiliate of a GWG Party is, or at any time during the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA.

“Borrower” means GWG DLP Funding II, LLC, a Delaware limited liability company.

“Borrowing” means a borrowing consisting of one or more Advances made on the same date.

“Borrowing Base” means, at any time, the sum of (a) the product of the Maximum Advance Rate and the Net Eligible Asset Balance and (b) all Collections on the Assets then on deposit in the Collection Account (net of any accrued but unpaid Interest, Facility Fees and all other fees and expenses of the Borrower).

“Borrowing Base Certificate” means a certificate, in substantially the form of Exhibit A, executed by the Master Servicer and the Borrower and delivered to the Agent pursuant to Section 3.02 on a Borrowing Date, together with an updated portfolio tape with respect to the Assets satisfactory to the Agent.

“Borrowing Base Deficiency” means, at any time the amount, if any, by which (a) the Facility Amount exceeds (b) the Borrowing Base.

“Borrowing Base Surplus” means, at any time, the amount, if any, by which (a) the Borrowing Base (excluding any amounts on deposit in the Reserve Account) exceeds (b) the Facility Amount.

“Borrowing Date” means the date of any Borrowing hereunder.

“Borrowing Limit” means $100,000,000.

“Business Day” means a day of the year (other than a Saturday or a Sunday) on which banks are not authorized or required to close in New York City, Minneapolis, MN and The Depositary Trust Company of New York is open for business.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, contingent share issuances, economic membership interests, limited liability company interests, participations or other equivalents of or interest in equity (however designated) of such Person.

“Cause” means the conviction of, or the entry of a guilty plea or nolo contendere by, the Independent Director for a crime of dishonesty or moral turpitude or any action by the Independent Director which constitutes gross negligence, bad faith or willful misconduct in the conduct of his or her duties as a director of the Borrower.

“CDS Agreement” means an agreement between the Borrower and a CDS Counterparty that governs one or more credit default swap transactions, which agreement shall consist of a “Master Agreement” in a form published by the International Swaps and Derivatives Association, Inc., together with a “Schedule” thereto and one or more “Confirmations” thereunder confirming the specific terms of each such CDS Transaction.

“CDS Counterparty” means a counterparty that enters into a CDS Transaction with the Borrower.

“CDS Transaction” means each credit default swap transaction between the Borrower and a CDS Counterparty that is governed by a CDS Agreement.

“Change of Control” means the occurrence of any of the following:  (i) GWG Life Settlements, LLC shall cease to own, free and clear of all Adverse Claims, all of the outstanding Capital Stock of, and voting rights with respect to, GWG DLP Funding II, LLC, (ii) the Performance Guarantor shall cease to own, free and clear of all Adverse Claims, all of the outstanding Capital Stock of, and voting rights with respect to, the Seller, (iii) the Performance Guarantor merges or consolidates with any other Person and after giving effect to such merger or consolidation, the Performance Guarantor is not the surviving entity, or (iv) any event or condition occurs which results in any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than a person or group that owns the majority of the Capital Stock of the Performance Guarantor as of the Closing Date becoming or obtaining rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding Capital Stock of GWG Holdings, Inc.

“Closing Date” means July 15, 2008.

“Code” means the Internal Revenue Code of 1986, as amended or any successor statute.

“Collateral” has the meaning specified in Section 2.13.

“Collateral Account Agreement” means the Collateral Account Agreement dated as of the Closing Date among the Borrower, the Master Servicer, the Agent and the Collateral Account Bank, as the same may be amended, restated, supplemented or otherwise modified from time to time, and any successor agreement entered into by the Borrower, the Master Servicer, the Agent and any successor Collateral Account Bank.

“Collateral Account Bank” means Wells Fargo Bank, N.A., in its capacity as Collateral Account Bank under the Collateral Account Agreement, and any successor thereto in such capacity.

“Collateral Account Bank Fees” means the fees payable to the Collateral Account Bank pursuant to the Collateral Account Agreement.

“Collateral Assignment” means, in the case of a Purchased Policy, the assignment of such Policy by the Titling Trust to the Agent, in each case in such form as the Agent may approve in writing, such approval not to be unreasonably withheld, as acknowledged and consented to by the relevant Qualified Life Insurance Carrier.

“Collateral Balance” means (i) with respect to a Purchased Policy (other than an Escrow Policy), the Purchase Price for such Policy together with the amount of all premiums in respect of such Policy that have been paid by or on behalf of the Borrower or the Titling Trust during the period such Policy was included in the Collateral hereunder and (ii) with respect to an Escrow Policy, the lesser of (A) the Purchase Price for such Policy and (B) the funds currently held by an Eligible Escrow Agent pursuant to an Eligible Escrow Agreement in respect of such Purchase Price; provided that upon receipt of any Liquidation Proceeds for a Policy, the Collateral Balance of such Policy shall be deemed to be zero.

“Collection Account” means a segregated account established by the Agent and maintained with a bank selected by the Agent in the name of the Borrower for the benefit of the Secured Parties.

“Collections” means (a) all cash collections and other cash proceeds of any Asset included in the Collateral or any Other Conveyed Property relating to any Asset included in the Collateral with respect thereto, including, without limitation, all Net Death Benefits and all prepayments, recoveries, investment earnings, insurance proceeds, fees, Liquidation Proceeds and other cash proceeds of any Other Conveyed Property with respect to such Asset available for application to amounts payable in respect of such Asset, (b) any amounts paid to or for the account of the Borrower pursuant to the terms of any Related Document, including, without limitation, payments made under CDS Transactions and (c) all other cash collections and other cash proceeds of the Collateral.

“Commercial Paper Remittance Report” means a report furnished by the Borrower to the Agent in substantially the form attached as Exhibit D.

“Committed Lender” means, collectively, DZ Bank and any other Person (including, without limitation, any present or future Affiliate of DZ Bank) that agrees, pursuant to an Assignment and Acceptance, to make or hold Advances as a “Committed Lender”.

“Conduit Lender” means, collectively, Autobahn (prior to Autobahn’s cessation, in its sole discretion, as a Conduit Lender and a Lender pursuant to Section 9.04 hereof) and any other commercial paper conduit (asset backed) that agrees, pursuant to an Assignment and Acceptance, to make or hold Advances as a “Conduit Lender”.

“Consolidated Net Income” means, with reference to any period and any Person, the net income (or loss) of such Person and its Subsidiaries calculated on a consolidated basis for such period in accordance with GAAP; provided that the Consolidated Net Income for the Seller and its Subsidiaries for any period shall reflect and include accrued Expected IRR on the Policies included in the Seller’s management portfolio during such period.

“Contestable Policy” means a Policy for which the contestability period has not expired.

“Contestable Policy Limit” means the product of (a) the greater of (x) the Eligible Asset Balance and (y) $30,000,000 and (b) 20% or such greater percentage specified in a written notice from the Agent.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application for a letter of credit.

“CP Interest Period” means any Interest Period (or portion thereof) during which an Advance is funded through the issuance of the Conduit Lender’s commercial paper.

“CP Rate” means, for any CP Interest Period for any Advance, the per annum rate equivalent to the weighted average cost of or related to the issuance of commercial paper by the Conduit Lender (as determined by the Agent, and which shall include (without duplication) interest or discount on such commercial paper, the fees and commissions of placement agents and dealers, incremental carrying costs incurred with respect to commercial paper maturing on dates other than those on which corresponding funds are received by the Conduit Lender and other borrowings by the Conduit Lender to fund small or odd dollar amounts that are not easily accommodated in the commercial paper market) to the extent such commercial paper is allocated, in whole or in part, by the Conduit Lender or the Agent on its behalf to fund or maintain such Advance during such CP Interest Period; provided, however, that if any component of any such rate is a discount rate, in calculating the “CP Rate” the Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum.

“Custodian” means Wells Fargo Bank, N.A., in its capacity as custodian under the Custodian Agreement, and any successor thereto in such capacity.

“Custodian Agreement” means the Amended and Restated Custodian Agreement dated as of the Restatement Effective Date among the Master Servicer, the Borrower, the Agent and the Custodian, together with all instruments, documents and agreements executed in connection therewith, as such agreement may from time to time be amended, restated, supplemented and/or otherwise modified in accordance with the terms thereof.

“Custodian Fees” means the fees payable to the Custodian by the Borrower pursuant to the Custodian Agreement.

“Custodian File” means, with respect to any Asset, the related “Asset File” as defined in the Custodian Agreement.

“Custodian Receipt” means, with respect to any Assets, an “Asset File Collateral Receipt” (as defined in the Custodian Agreement).

“Default Funding Rate” means the Base Rate plus 5.00%.

“Defaulted Asset” means any Asset as to which one or more of the following has occurred:

(a)           [reserved];

(b)           such Asset has become a Liquidated Asset;

(c)           [reserved];

(d)           in the case of a Purchased Policy, if such Purchased Policy was acquired during its contestability period, 12 months have elapsed since the end of such contestability period;

(e)           the applicable Qualified Life Insurance Carrier has suffered an Insolvency Event;

(f)           the Purchased Policy is no longer in force or a lapse in coverage under such Policy has occurred; or

(g)           the Purchased Policy is determined to be unenforceable by a court of competent jurisdiction, another Governmental Authority or any Servicer.

As used in this definition, the term “Asset” shall include any Policy that has been repurchased by the Seller, or for which the Seller has made a substitution, pursuant to the Sale and Servicing Agreement.

“Deferred Fee” has the meaning specified in the Fee Letter.

“Deposit Account” means a deposit account established in the name of the Borrower for the benefit of the Agent into which Collections in respect of a Purchased Policy are deposited.

“Deposit Account Bank” means a bank at which a Deposit Account is maintained, which bank shall be Wells Fargo Bank, N.A. or such other bank as the Agent may approve in writing.

“Deposit Account Bank Fees” means the fees payable to the Deposit Account Bank pursuant to the Deposit Account Control Agreements.

“Deposit Account Control Agreement” means a deposit account control agreement in such form as the Agent may approve, executed by the Borrower, the Agent and the applicable Deposit Account Bank and providing the Agent with “control” (within the meaning of Section 9-104 of the UCC as in effect on the date hereof in the State of New York) over the related Deposit Account.

“Determination Date “ means, with respect to any Monthly Settlement Date, the fifth (5th) Business Day immediately preceding such Monthly Settlement Date.

“DZ Bank” means DZ Bank AG Deutsche Zentral-Genossenschaftsbank and any successor thereto.

“Electronic Ledger” means the electronic master record of the Seller with respect to all of its loans, insurance policies and other receivables.

“Eligible Asset” has the meaning specified on Schedule I.

“Eligible Asset Balance” means, at any time, the aggregate Collateral Balance of the Eligible Assets at such time.

“Eligible CDS Counterparty” means, at any time of determination, a CDS Counterparty that (i) if an insurance company, (x) has financial strength ratings from at least two out of the following three rating agencies:  Standard & Poor’s, Moody’s and A.M. Best, (y) such financial strength ratings are not less than “AA-” by Standard & Poor’s (if rated by Standard & Poor’s), “Aa3” by Moody’s (if rated by Moody’s) and “A-” by A.M. Best (if rated by A.M. Best), and (z) such CDS Counterparty has been approved by the Agent in writing as an Eligible CDS Counterparty hereunder, and (ii) if not an insurance company, (x) has a long-term unsecured, non-credit enhanced debt rating (a “Debt Rating”) from at least two out of the following three rating agencies:  Fitch, Standard & Poor’s and Moody’s, (y) such Debt Ratings are not less than “AA-” by Fitch (if rated by Fitch), “AA-” by Standard & Poor’s (if rated by Standard & Poor’s) and “Aa3” by Moody’s (if rated by Moody’s) and (iii) has been approved by the Agent in writing as an Eligible CDS Counterparty hereunder.

“Eligible CDS Transaction” means a CDS Transaction:

(a)           that is entered into between the Borrower and a CDS Counterparty that is at all times an Eligible CDS Counterparty;

(b)           for which the related CDS Agreement is consistent with customary rating agency criteria for “swap-dependent” transactions and is otherwise be in form and substance satisfactory to the Agent.

(c)           that references certain debt obligations of a Qualified Life Insurance Carrier;

(d)           for which neither the CDS Counterparty nor any of its Affiliates is an Affiliate of the referenced Qualified Life Insurance Carrier or any of its Affiliates;

(e)           for which all premium and other payment obligations of the Borrower thereunder have been paid in full upfront on the date such transaction is entered into;

(f)           (vi)     that has a tenor of at least five (5) years;

(g)           under which the CDS Counterparty is obligated to make all payments directly to the Collection Account;

(h)           that provides for settlement in cash only; and

(i)           that has otherwise been approved in writing by the Agent in its sole discretion.

“Eligible Escrow Agent” means Wells Fargo Bank, N.A., or another escrow agent that has been approved in writing by the Agent.

“Eligible Escrow Agreement” means (i) the Escrow Agreement dated as of the Closing Date among GWG Life Settlements, Wells Fargo Bank, N.A., as escrow agent, and the Agent, as amended restated, supplemented or otherwise modified from time to time or (ii) another escrow agreement among GWG Life Settlements, an Eligible Escrow Agent and the Agent in form and substance satisfactory to the Agent.

“Eligible Hedge Counterparty” means a Hedge Counterparty that (i) has a long-term unsecured, non-credit enhanced debt rating (a “Debt Rating”) from at least two out of the following three rating agencies:  Moody’s, Fitch and Standard & Poor’s, or has its obligations under the relevant Hedge Agreement guaranteed by another Person that has such Debt Ratings pursuant to a guaranty in form and substance satisfactory to the Agent, (ii) such Debt Ratings are not less than “A” by Fitch (if rated by Fitch), “A” by Standard & Poor’s (if rated by Standard & Poor’s) and “A2” by Moody’s (if rated by Moody’s) and (iii) has been approved by the Agent as an Eligible Hedge Counterparty hereunder.

“Eligible Investments” means any one or more of the following types of investments, excluding any security with the “r” symbol attached to the rating from Standard & Poor’s and all mortgage-backed securities:

(a)           direct interest-bearing obligations of, and interest-bearing obligations guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States;

(b)           demand or time deposits in, certificates of deposit of, demand notes of, or bankers’ acceptances issued by any depository institution or trust company having the Required Rating (as defined below) (at the time of such investment or contractual commitment providing for such investment) organized under the laws of the United States or any state and subject to supervision and examination by federal and/or state banking authorities (including, if applicable, the Agent, or any agent of the Agent acting in its commercial capacity);

(c)           short-term repurchase obligations pursuant to a written agreement (i) with respect to any obligation described in clause (a) above, where the Agent has taken actual or constructive delivery of such obligation in accordance with Section 4.1 of the Sale and Servicing Agreement, and (ii) entered into with the corporate trust department of a depository institution or trust company having the Required Rating (at the time of such investment or contractual commitment providing for such investment) organized under the laws of the United States or any state thereof, the deposits of which are insured by the Federal Deposit Insurance Corporation (including, if applicable, the Agent, or any agent of the Agent acting in its commercial capacity);

(d)           short-term securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States or any state having the Required Rating (at the time of such investment or contractual commitment providing for such investment);

(e)           commercial paper that (i) is payable in United States dollars and (ii) has the Required Rating;

(f)           freely redeemable shares in money market funds rated in the highest applicable rating category by Moody’s, Standard & Poor’s and (if rated by Fitch) by Fitch; or

(g)           debt obligations of any corporation maturing or putable at par or better not more than one week from the date of acquisition and backed by a letter of credit as to principal and interest issued by a banking institution having the Required Rating (at the time of such investment or contractual commitment providing for such investment).

Eligible Investments may be purchased by or through the Agent or any of its Affiliates.  For purposes of this definition “Required Rating” shall mean a short-term unsecured debt rating of at least “A-1” by Standard & Poor’s, “P-1” by Moody’s and, if rated by Fitch, “F1” by Fitch.

“Eligible Medical Underwriter” means American Viatical Services LLC, 21st Services, Fasano Associates, ISC Services or Examination Management Services, Inc. or any other Person that estimates life expectancies in the ordinary course of business and has been approved in writing by the Agent in its sole discretion as an “Eligible Medical Underwriter” hereunder.

“Eligible Policy” has the meaning specified on Schedule I.

“Equity Funded Amount” means, with respect to any Asset for which any Liquidation Proceeds are received, the product of (i) one minus the Maximum Advance Rate and (ii) the Collateral Balance of such Asset immediately prior to the sale or payment that gave rise to such Liquidation Proceeds.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means (a) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as any GWG Party; (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with any GWG Party or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as any GWG Party, any corporation described in clause (a) above or any trade or business described in clause (b) above.

“Escrow Policy” means a Policy the Purchase Price for which is currently being held by an Eligible Escrow Agent in accordance with an Eligible Escrow Agreement.

“Event of Default” has the meaning assigned to that term in Section 6.01.

“Excess Concentration Amount” means, the sum (without duplication) of:

(a)           the aggregate, for all Qualified Life Insurance Carriers (treating each Qualified Life Insurance Carrier and its Affiliates as a single Qualified Life Insurance Carrier), of the amount (if any) by which (A) the Insurance Company Concentration for such Qualified Life Insurance Carrier, exceeds (B) the Insurance Company Concentration Limit for such Qualified Life Insurance Carrier;

(b)           the amount (if any) by which (A) the excess of (I) the aggregate Collateral Balance of the Eligible Assets consisting of Policies issued by all Qualified Life Insurance Carriers that do not, at the time of determination, have financial strength ratings from at least two of Standard & Poor’s, Moody’s and A.M. Best or that, at the time of determination, have a financial strength rating below (x) “AA-” from Standard & Poor’s (if rated by Standard & Poor’s), (y) “Aa3” from Moody’s (if rated by Moody’s) or (z) “A-” from A.M. Best (if rated by A.M. Best) over (II) the aggregate notional amount of all CDS Transactions referencing such Qualified Life Insurance Carriers that are Eligible CDS Transactions at the time of determination exceeds (B) 20% of the greater of (x) the Eligible Asset Balance and (y) $30,000,000;

(c)           the aggregate, for all Insureds, of the amount (if any) by which (A) the aggregate Collateral Balance of the Eligible Assets consisting of a Policy relating to the same Insured exceeds (B) 5% of the greater of (x) the Eligible Asset Balance and (y) $30,000,000;

(d)           if the Eligible Asset Balance is greater than or equal to $30,000,000 and if the aggregate Origination Expenses for all Eligible Assets that are Purchased Policies exceeds 20% of the Collateral Balance under such Purchased Policies, an amount which (when subtracted from the aggregate Origination Expenses of such Purchased Policies) would eliminate such excess;

(e)           if the Eligible Asset Balance is greater than or equal to $30,000,000 and if the average Collateral Balance of Eligible Assets is greater than $1,250,000, an amount which (when subtracted from the aggregate Collateral Balance of the Eligible Assets for which the Collateral Balance exceeds $1,250,000) would eliminate such excess;

(f)           the aggregate, for all Eligible Assets, of the amount (if any) by which (A) the expected Collateral Balance of the Eligible Asset at the end of the Life Expectancy of the related Insured, exceeds (B) 80% of the Net Death Benefit payable under the related Policy;

(g)           [reserved];

(h)           [reserved];

(i)            [reserved];

(j)           the amount (if any) by which (A) the aggregate Collateral Balance of the Eligible Assets for which the Life Expectancy of the related Insured exceeds 168 months exceeds (B) 15% of the greater of (x) the Eligible Asset Balance and (y) $30,000,000;

(k)           if the Eligible Asset Balance is greater than or equal to $30,000,000 and if the weighted average Life Expectancy for all Insureds relating to Eligible Assets (weighted by the respective Collateral Balances of such Assets and based on the Life Expectancies used for purposes of calculating the Values of the Policies) exceeds 144 months, an amount which (when subtracted from the aggregate Collateral Balance of the Assets for which the Life Expectancy of the related Insured exceeds 144 months) would eliminate such excess;

(l)           the aggregate, for all Insureds relating to Eligible Assets, of the amount (if any) by which (A) the aggregate Collateral Balance of the Eligible Assets related to Insureds with primary residences in any one Qualified State (other than California, New York and any other state approved in writing by the Agent as being excluded from the calculations under this clause) exceeds (B) 20% of the greater of (x) the Eligible Asset Balance and (y) $30,000,000;

(m)           if the Eligible Asset Balance is greater than or equal to $30,000,000 and if the weighted average Expected IRR for all Eligible Assets that are Eligible Policies (weighted by the respective Collateral Balances of such Assets) is less than LIBOR (at the time of acquisition) plus 5.00%, an amount which (when subtracted from the aggregate Collateral Balance of the Assets for which the Expected IRR is less than LIBOR (at the time of acquisition) plus 5.00%) would eliminate such deficiency;

(n)           [reserved];

(o)           the amount (if any) by which (A) the aggregate Collateral Balance of the Eligible Assets that are Contestable Policies exceeds (B) the Contestable Policy Limit, and

(p)           the aggregate, for all Eligible CDS Counterparties (treating each Eligible CDS Counterparty and its Affiliates as a single Eligible CDS Counterparty), of the amount (if any) by which (A) the aggregate notional amount of CDS Transactions entered into by an Eligible CDS Counterparty exceeds (B) 10% of the greater of (x) Eligible Asset Balance and (y) $30,000,000;

“Excess Spread” means, at any time, a per annum rate (expressed as a percentage and determined by the Master Servicer and agreed upon by the Agent) equal to (i) the Weighted Average Annualized Portfolio Yield at such time, minus (ii) the Facility Rate at such time.

“Executive Order” means Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.

“Exit Fee” has the meaning specified in the Fee Letter.

“Expected IRR” means, with respect to any Policy, the expected internal rate of return on the Purchase Price of such Policy to the Life Expectancy of the related Insured, as determined by the Master Servicer as of the date on which such Policy was acquired by the Borrower in accordance with customary industry practice and based on procedures and assumptions satisfactory to the Agent; provided that if the Agent in good faith disagrees with such calculation, then the Agent may, in its discretion, re-calculate the Expected IRR, and such re-calculation by the Agent shall be conclusive and binding absent manifest error.

“Facility Amount” means, at any time, the sum, without duplication, of (i) the aggregate face amount of all commercial paper notes issued by the Conduit Lender to fund or maintain Advances hereunder (net of all unearned discount with respect to any such notes issued on a discount basis), plus (ii) the aggregate outstanding principal amount of Advances hereunder that were not funded through the issuance of commercial paper notes by the Conduit Lender, plus (iii) the aggregate accrued and unpaid Interest and Facility Fees hereunder (without duplication of amounts described in clause (i)).

“Facility Fees” means, collectively, the Program Fees, the Non-Use Fees, the Upfront Fee and the Deferred Fee.

“Facility Rate” means, at any time, the sum of (i) the weighted average Interest Rate on the Advances then outstanding hereunder (adjusted in a manner satisfactory to the Agent to reflect any Hedge Transactions then in effect), plus (ii) the rate per annum at which Program Fee accrues, plus (iii) the Collateral Account Bank Fees, Custodian Fees, Life Settlement Servicing Fees, Master Servicing Fees and Backup Servicer Fees that were payable during the most recently ended Monthly Period, each expressed as a percentage of the average daily aggregate Collateral Balance of the Eligible Assets during such Monthly Period and converted to an equivalent rate per annum.

“Fee Letter” means that certain Amended and Restated Fee Letter dated as of the Restatement Effective Date among the Borrower, the Lenders and the Agent, as it may be amended or modified and in effect from time to time.

“Final Payout Date” means the date following the Program Maturity Date on which all Advances, all Interest thereon and all other Obligations have been indefeasibly paid in full in cash.

“First Amendment Effective Date” means December 14, 2010.

“Fitch” means Fitch Ratings or its successor.

“Funding Agreement” means this Agreement, the Liquidity Purchase Agreement and any liquidity agreement, credit support agreement, purchase agreement or other agreement or instrument executed by any Funding Source with or for the benefit of the Conduit Lender and relating to this Agreement.

“Funding Source” means (i) the Committed Lender and (ii) any other insurance company, bank or other financial institution providing liquidity, credit enhancement or back-up purchase support or facilities to the Conduit Lender.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied in a manner consistent with that used in preparing the financial statements referred to in Section 4.01(z).

“Governmental Authority” means the United States of America, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“GWG Indenture” means the Indenture, dated as of October 19, 2011, by and among GWG Holdings, Inc., as obligor, GWG Life Settlements, as guarantor and the Bank of Utah, as trustee, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“GWG Life Settlements” means GWG Life Settlements, LLC, a Delaware limited liability company.

“GWG Parties” means, collectively, the Borrower, the Titling Trust, the Performance Guarantor, the Master Servicer (excluding any successor Master Servicer that is not the Seller or an Affiliate thereof) and the Seller (in each case, whether as Seller or in any other capacity in connection with the Related Documents).

“Hedge Agreement” means an agreement between the Borrower and a Hedge Counterparty that governs one or more Hedge Transactions entered into pursuant to Section 2.06, which agreement shall consist of a “Master Agreement” in a form published by the International Swaps and Derivatives Association, Inc., together with a “Schedule” thereto and one or more “Confirmations” thereunder confirming the specific terms of each such Hedge Transaction.  Each Hedge Agreement shall be consistent with customary rating agency criteria for “swap-dependent” transactions and shall otherwise be in form and substance satisfactory to the Agent.

“Hedge Breakage Costs” means, for any Hedge Transaction, any amount payable by the Borrower upon the early termination (in whole or in part) of that Hedge Transaction.

“Hedge Counterparty” means a counterparty that enters into a Hedge Transaction with the Borrower.  Each Hedge Counterparty must be an Eligible Hedge Counterparty at the time the relevant Hedge Transaction is entered into.

“Hedge Notional Amount Requirement” means, for any date on which the Excess Spread (determined without giving effect to any Hedge Transactions) is less than 2.0%, a scheduled amortizing notional amount for such date and each Monthly Settlement Date thereafter, such schedule to match the estimated aggregate outstanding principal balance of the Advances as of such date and each such subsequent Monthly Settlement Date (plus or minus 20% of such aggregate outstanding principal balance), as determined by the Agent in its sole discretion after consultation with the Master Servicer.

“Hedge Transaction” means each interest rate hedge transaction (including, without limitation, any interest rate swap, interest rate cap or other hedge transaction acceptable to the Agent) between the Borrower and a Hedge Counterparty that is entered into pursuant to Section 2.06 and is governed by a Hedge Agreement.

“Holdings Debenture” means any SEC-registered debt instrument issued by the Performance Guarantor from time to time pursuant to the GWG Indenture, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms and the terms of this Agreement.

“IEEPA” means the International Emergency Economic Power Act, 50 U.S.C. § 1701 et.  seq.

“ILIT Trust Agreement” means an irrevocable life insurance trust agreement of an Obligor between the Insured, as grantor, and the related trustee in such form as the Agent may approve in writing (such approval not to be unreasonably withheld).

“Indebtedness” of a Person means such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person’s business), (iii) obligations, whether or not assumed, secured by liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations of such Person to purchase securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property, (vi) capitalized lease obligations, (vii) net liabilities under interest rate swap, exchange or cap agreements, (viii) Contingent Obligations, (ix) Off Balance Sheet Liabilities, (x) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA and (xi) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person.

“Indemnified Amounts” has the meaning assigned to that term in Section 8.01.

“Indemnified Party” has the meaning assigned to that term in Section 8.01.

“Independent Director” means a Person who (i) is not, and has not been during the preceding five years, a stockholder, member, employee, partner, officer, director, manager or supplier of any GWG Party or any of their respective Affiliates, (ii) does not have, and has not during the preceding five years had, a personal friendship or business or family relationship with any stockholder, member, employee, partner, officer, director, manager or supplier of any GWG Party or Affiliate of such GWG Party (other than as an independent director or in a similar capacity for the Borrower or another Affiliate of GWG Life Settlements), and (iii) (a) has prior experience as an independent director or manager for an entity whose charter documents require the unanimous consent of all independent directors or managers thereof before such entity could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable state or federal law relating to bankruptcy and (b) is employed by, and has at least three years of employment experience with, Lord Securities Corporation, Global Securitization Services, LLC or Amacar, L.L.C. or a similar nationally recognized provider of advisory, management, or placement services to issuers of securitization or structured finance instruments, agreements or securities, which in the ordinary course of its business provides Independent Directors for special-purpose financing entities such as the Borrower, that is approved by the Agent in writing.

“Insolvency Event” means, with respect to a specified Person, (a) the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable Federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, or the commencement of an involuntary case under the federal bankruptcy laws, as now or hereafter in effect, or another present or future federal or state bankruptcy, insolvency or similar law and such case is not dismissed or stayed within sixty (60) days; or (b) the commencement by such Person of a voluntary case under any applicable Federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person or its members, partners, shareholders or other equity holders (or its general partner, board of directors or similar managing entity or governing body, howsoever denominated) in furtherance of any of the foregoing.

“Insurance Company Concentration” means, at any time with respect to any Qualified Life Insurance Carrier, the excess of (x) the aggregate Collateral Balance of Assets consisting of Policies issued by such Qualified Life Insurance Carrier over (y) the aggregate notional amount of all Eligible CDS Transactions referencing such Qualified Life Insurance Carrier.  For purposes of the foregoing, each Qualified Life Insurance Carrier and its Affiliates shall be treated as a single Qualified Life Insurance Carrier.

“Insurance Company Concentration Limit” means, with respect to any Qualified Life Insurance Carrier, the product of (a) the greater of (x) the Eligible Asset Balance and (y) $30,000,000 and (b) applicable percentage specified below:

(a)           if such Qualified Life Insurance Carrier has, at the time of determination, a financial strength rating from at least two of Standard & Poor’s, Moody’s and A.M. Best and does not, at the time of determination, have a financial strength rating below (x) “AA-” from Standard & Poor’s (if rated by Standard & Poor’s), (y) “Aa3” from Moody’s (if rated by Moody’s) or (z) “A-” from A.M. Best (if rated by A.M. Best), 17.5%; and

(b)           if such Qualified Life Insurance Carrier does not fall within clause (i), 10%.

“Insured” means the named insured under a Policy.

“Interest” means, for any Advance and any Interest Period, the sum for each day during such Interest Period of the following:

IR x PB
360

where:

IR           =           the Interest Rate for such Advance for such day

PB          =           the outstanding principal balance of such Advance on such day provided that no provision of this Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by applicable law; and provided further that Interest for any Advance shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“Interest Payment Date” means the Business Day requested by the Borrower in a Commercial Paper Remittance Report and approved by the Agent not later than 11:00 a.m. (New York City time) on the Business Day immediately preceding the first day of the applicable Interest Period; provided that (i) no CP Interest Period may be more than ninety (90) days and (ii) if the Agent and the Borrower have not mutually agreed on the Interest Payment Date with respect to any Advance by 11:00 a.m. (New York City time) on the Business Day immediately preceding the first day of such Interest Period, then the Interest Payment Date for such Interest Period will be the Business Day selected by the Agent in its discretion.

“Interest Period” means, with respect to any Advance, (i) initially, the period from and including the applicable Borrowing Date to but excluding the next succeeding Interest Payment Date for such Advance, and (ii) thereafter, each successive period from and including an Interest Payment Date to but excluding the next succeeding Interest Payment Date for such Advance.

“Interest Rate” means, for each day during any Interest Period and any Advance, a per annum rate equal to (a) to the extent the Conduit Lender funds such Advance on such day through the issuance of its commercial paper, the CP Rate and (b) to the extent such advance was funded by the Conduit Lender on such day other than with proceeds of the issuance of commercial paper or by the Committed Lender, the Alternative Rate; provided that from and after the occurrence of a Termination Event, the Interest Rate for all Advances and all Interest Periods shall be equal to the Alternative Rate unless otherwise directed by the Agent in its sole discretion; and provided further that from and after the occurrence of an Event of Default, the Interest Rate for all Advances and all Interest Periods shall be equal to Default Funding Rate.  Any decision of the Conduit Lender to issue commercial paper to fund an Advance shall be made by the Conduit Lender in its sole discretion and it is understood and agreed that only such an Advance would accrue Interest at the CP Rate

“Key Employees” means Jon Sabes and Steve Sabes; provided that if any such Person is replaced by a successor that has been approved in writing by the Agent, then such successor shall be deemed to be a Key Employee and the replaced Person shall cease to be a Key Employee.

“Lender” means any of, and “Lenders” means, collectively, each of, the Conduit Lender (prior to the Conduit Lender’s cessation, in its sole discretion, as Conduit Lender and a Lender pursuant to Section 9.04 hereof), the Committed Lender and any other Person (including, without limitation, any present or future Affiliate of DZ Bank) that agrees, pursuant to an Assignment and Acceptance to make Advances secured by Collateral pursuant to Article II of this Agreement.

“LIBOR” means, with respect to any date of determination, the interest rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) reported at or about 11:00 a.m., on such date of determination, on Bloomberg page BBAM 1 (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Agent from time to time, for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) as the London Interbank Offered Rate for United States dollar deposits having a term equal to three-months and in a principal amount of $1,000,000 or more (or, if such Page shall cease to be publicly available or, if the information contained on such Page, in the Agent’s sole judgment, shall cease to accurately reflect such London Interbank Offered Rate, such rate as reported by any publicly available recognized source of similar market data selected by the Agent that, in the Agent’s sole judgment, accurately reflects such London Interbank Offered Rate); provided that if no such rate is available on such date of determination, “LIBOR” shall be a rate per annum at which deposits in United States dollars are offered by the Agent to prime banks in the London interbank market at or about 11:00 A.M. (London time) on such date of determination and for a period equal to three months.

“Life Notes” means the “Promissory Notes” from time to time issued by, and evidencing “Loans” made to, GWG Life Settlements under, and as each such term is defined in, the Note Issuance and Security Agreement.), as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with their terms and the terms of this Agreement.

“Life Notes Prospectus” means the Confidential Private Placement Memorandum dated November 15, 2010, with respect to GWG Life Settlements’ offering of the Life Notes.), as the same may be supplemented or otherwise modified or replaced from time to time after the First Amendment Effective Date in accordance with the terms of this Agreement, and shall include any registration statement for the Life Notes.

“Life Expectancy” means the average estimated life expectancy of the Insured as determined by at least two Eligible Medical Underwriters as of the most recent medical evaluation of such Insured prior to the date the related Asset is first included in the Collateral; provided that, if the estimated life expectancy of the Insured provided by one Eligible Medical Underwriter (expressed as a number of years from the date of determination to the end of the Life Expectancy of the related Insured) is 25% greater than the estimated life expectancy of the Insured provided by another Eligible Medical Underwriter, for purposes of this definition, the lower estimated life expectancy will be increased by the amount necessary reduce such difference to less than 25%.

“Life Insurance Trust” means an irrevocable life insurance trust settled by an Insured (or any other grantor who has a legal and valid insurable interest in the Insured).

“Life Settlement Provider” means each of the life settlement providers listed on Schedule VIII to this Agreement, which Schedule may be amended from time to time by the Agent acting in its sole discretion to evidence the Agent’s approval of additional life settlement providers.

“Life Settlement Servicer” means Wells Fargo Bank, N.A., in its capacity as servicer pursuant to the Life Settlement Servicing Agreement, and any successor thereto in such capacity.

“Life Settlement Servicing Agreement” means the Servicing Agreement dated as of the Closing Date among the Master Servicer, the Life Settlement Servicer, the Borrower and the Titling Trust, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Life Settlement Servicing Fee” means the “Servicer Fee” payable to the Life Settlement Servicer under (and as defined in) the Life Settlement Servicing Agreement.

“Liquidated Asset” means any Asset included in the Collateral (i) that is owed by an Obligor which has suffered an Insolvency Event, (ii) that any Servicer has determined in good faith should be charged-off in accordance with its Operating Policies and Practices or (iii) that has been liquidated through its sale (such Asset shall become a Liquidated Asset as of the earliest date on which any of the foregoing has occurred).

“Liquidation Fee” means for (i) any Advance for which Interest is computed by reference to the CP Rate and a reduction of the outstanding principal balance thereof is made for any reason or (ii) any Advance for which Interest is computed by reference to the Alternative Rate and a reduction of the outstanding principal balance of such Advance is made for any reason on any day other than a Monthly Settlement Date or on less than three (3) Business Days’ prior written notice, the amount, if any, by which (A) the additional Interest (calculated without taking into account any Liquidation Fee) which would have accrued during the Interest Period in which such reduction occurs (or, in the case of clause (i) above, during the period until the maturity of the underlying commercial paper tranches) on such Advance had such reduction not occurred, exceeds (B) the income, if any, received by the Lenders from the investment of the proceeds of such reduction of principal.  A certificate as to the amount of any Liquidation Fee (including the computation of such amount) shall be submitted by the applicable Lender (or the Agent on its behalf) to the Borrower and shall be conclusive and binding for all purposes, absent manifest error.

“Liquidation Proceeds” means Collections consisting of (i) the Sales Price received as a result of the sale of a Purchased Policy to a Third Party Buyer pursuant to Section 2.14, (ii) the Net Death Benefit paid by an insurance carrier under a Purchased Policy or (iii) the cash settlement payment paid by a CDS Counterparty in respect of a credit event under a CDS Transaction referencing the debt obligations of an Qualified Life Insurance Carrier with respect to a Purchased Policy, in each case to the extent actually received in cash and deposited into the Collection Account.

“Liquidity Advance” means an advance funded to the Conduit Lender under the Liquidity Purchase Agreement.

“Liquidity Purchase Agreement” means the Amended and Restated Liquidity Purchase Agreement dated as of the Restatement Effective Date among the Conduit Lender, the Liquidity Providers (as defined therein) from time to time party thereto and DZ Bank, as the Liquidity Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Liquidity Trigger Event” means the occurrence of any of the following:  (a) at any time prior to March 1, 2013, the Borrowing Base Surplus is less than the Six-Month Cushion, (b) at any time on or after March 1, 2013 but prior to September 1, 2013, the Borrowing Base Surplus is less than the Nine-Month Cushion or (c) at any time on or after September 1, 2013, the Borrowing Base Surplus is less than the Twelve-Month Cushion.

“Magna Purchase and Sale Agreement” means that certain Life Settlements Purchase and Sale Agreement dated as of January 15, 2007 by and among GWG Life Settlements, LLC (formerly known as Great Growth West, LLC) and Magna Life Settlements, Inc. (formerly known as Magna Administrative Services, Inc.), as supplemented by an addendum dated as of January 1, 2007, as amended by amendments dated as of November 13, 2008 and July 1, 2009, and as such agreement may be further amended, restated, supplemented or otherwise modified from time to time after the First Amendment Effective Date in accordance with its terms and the terms of this Agreement.

“Majority Lenders” means, on any date of determination, Lenders that collectively have advanced more than 50% of the principal amount of the Advances outstanding on such date of determination.

“Master Servicer” means GWG Life Settlements, in its capacity as master servicer for the Purchased Policies under the Life Settlement Servicing Agreement, and any successor thereto in such capacity.

“Master Servicer Default” has the meaning specified in the Sale and Servicing Agreement.

“Master Servicer’s Certificate” has the meaning specified in the Sale and Servicing Agreement.

“Master Servicing Fee” means the “Master Servicing Fee” payable to the Master Servicer under (and as defined in) the Life Settlement Servicing Agreement.

“Material Adverse Effect” means a material adverse effect on (i) the financial condition, business or operations of any GWG Party, (ii) the ability of any GWG Party to perform its obligations under any Related Document, (iii) the legality, validity or enforceability of this Agreement or any other Related Document, (iv) the Borrower’s or the Agent’s interest in the Collateral or in any significant portion of the Assets included in the Collateral, the Other Conveyed Property or the Collections with respect thereto or the perfection of any such interest or (v) the collectibility of the Assets included in the Collateral generally or of any material portion of such Assets.

“Maximum Advance Rate” means at any time a percentage equal to the product of (A) 70% and (B) a fraction, the numerator of which is the aggregate Collateral Balance of all Eligible Assets at such time, and the denominator of which is the Eligible Asset Balance.

“Milliman Model” means the actuarial pricing model developed by Milliman (version 8.1.1 or such other subsequent version not objected to by the Agent in its reasonable discretion) that is used to establish the value of the Policies.

“Minimum Excess Spread” means 2.00%.

“Monthly Period” means, with respect to a Monthly Settlement Date or a Determination Date, the calendar month immediately preceding the month in which such Monthly Settlement Date or Determination Date occurs.

“Monthly Settlement Date” means the date that is the 10th day of each calendar month or, if such day is not a Business Day, the next succeeding Business Day.

“Moody’s” means Moody’s Investors Service, Inc. or its successor.

“Monthly Period” means any calendar month.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding five years contributed to by a GWG Party or any ERISA Affiliate on behalf of its employees.

“Net Death Benefit” means, with respect to any Policy, as of any date of determination, the death benefit payable under such Policy net of any Policy Loan (and accrued interest) as of such date of determination.

“Net Eligible Asset Balance” means, at any time, (i) the Eligible Asset Balance at such time, minus (ii) the Excess Concentration Amount at such time.

“Nine-Month Cushion” means, at any time, the amount of the Projected Expenditures for the next succeeding nine (9) Monthly Periods.

“Non-Use Fee” has the meaning specified in the Fee Letter.

“Note Issuance and Security Agreement” means the Amended and Restated Note Issuance and Security Agreement dated as of May 8, 2009 by and among GWG Life Settlements, the noteholders parties thereto, GWG LifeNotes Trust and Lord Securities Corporation, as amended pursuant to an amendment and restatement dated as of November 15, 2010 and an amendment dated as of December 7, 2010, and as the same may be further amended, restated, supplemented or otherwise modified from time to time after the First Amendment Effective Date in accordance with its terms and the terms of this Agreement.

“Obligations” means all present and future indebtedness and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to the Lenders, the Agent, the Backup Servicer, the Life Settlement Servicer, the Collateral Account Bank, the Deposit Account Bank, any Affected Party and/or any other Secured Party, arising under or in connection with this Agreement or any other Related Document or the transactions contemplated hereby or thereby and shall include, without limitation, all liability for principal of and interest on the Advances, the Facility Fees, Exit Fees, audit fees, expense reimbursements, indemnifications, and other amounts due or to become due under the Related Documents, including, without limitation, interest, fees and other obligations that accrue after the commencement of a bankruptcy, insolvency or similar proceeding (in each case whether or not allowed as a claim in such proceeding).

“Obligor” means, in the case of any Purchased Policy, the related insurance carrier that issued such Policy.

“Obligor Concentration” means, at any time with respect to any Obligor, the aggregate Collateral Balance of the Eligible Assets owing by such Obligor or any Affiliate of such Obligor.

“OFAC” means the U.S. Department of Treasury’s Office of Foreign Asset Control.

“Off Balance Sheet Liabilities” of a Person means (a) any repurchase obligation or liability of such Person or any of its Subsidiaries with respect to accounts or notes receivable sold by such Person or any of its Subsidiaries, (b) any liability under any sale and leaseback transactions which do not create a liability on the consolidated balance sheet of such Person prepared in accordance with GAAP, (c) any liability under any financing lease or so-called “synthetic” lease transaction, or (d) any obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person and its Subsidiaries, prepared in accordance with GAAP.

“Operating Policies and Practices” means those operating policies and practices relating to Assets described in Schedule IV, as modified in compliance with this Agreement.

“Original Credit Agreement” has the meaning given such term in the Preliminary Statements.

“Origination Agreement” means an agreement in form and substance satisfactory to the Agent, between a Life Settlement Provider and the applicable seller relating to the purchase of Policies, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Origination Expenses” means, with respect to any Purchased Policy, the amounts described in clauses (ii) and (iii) of the definition of “Purchase Price”, subject to the limits described therein.

“Originator” means any originating broker or agent approved in accordance with the Operating Policies and Practices that arranged for the purchase or settlement of a Purchased Policy.

“Other Conveyed Property” has the meaning specified in the Sale and Servicing Agreement.

“Other Taxes” has the meaning specified in Section 2.11(b).

“Parent Group Member” means, collectively, the Performance Guarantor and its Affiliates (other than the Borrower).

“Performance Guarantor” means GWG Holdings, Inc., a Delaware corporation.

“Performance Guaranty” means the performance guaranty dated as of the Closing Date executed by the Performance Guarantor in favor of the Borrower and the Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Permitted Lien” means (a) an Adverse Claim created in favor of the Agent pursuant to this Agreement and any other documents related hereto and (b) liens for taxes not yet due or being contested in good faith and by appropriate proceedings and with respect to which no tax lien filing has been made.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, trust (including a business or statutory trust), unincorporated association, joint venture, government (or any agency or political subdivision thereof) or other entity.

“Policy” means a life insurance policy and any and all applications, conditional receipts, riders, endorsements, supplements, amendments and all other documents and instruments that modify or otherwise affect the terms and conditions of such policy issued in connection therewith.

“Policy File” means, except as otherwise consented to by the Agent, with respect to any Policy, the documents specified as the “Policy File” on Schedule II hereto, in each case in substantially the form attached as part of Exhibit B hereto or such other form as the Agent may approve in writing (such approval not to be unreasonably withheld).

“Policy Loan” means, with respect to any Policy, any loan or other cash advance made against the cash value of such Policy.

“Potential Event of Default” means an event which, with the passage of time or the giving of notice, or both, would constitute an Event of Default.

“Program Fee” has the meaning specified in the Fee Letter.

“Program Maturity Date” means the earlier of (i) the Scheduled Program Maturity Date and (ii) the date of the declaration or automatic occurrence of the Program Maturity Date pursuant to Article VI.

“Prohibited Person” means any Person:  (a) listed in the annex to, or otherwise subject to the provisions of, the Executive Order; (b) that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (c) with whom any Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering legal requirements, including the PATRIOT Act and the Executive Order; (d) that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; (e) that is named as a “specifically designated national (SDN)” on the most current list published by OFAC at its official website (http://www.treas.gov.ofac/t11sdn.pdf) or at any replacement website or other replacement official publication of such list or is named on any other U.S. or foreign government or regulatory list issued after September 11, 2001; (f) that is covered by IEEPA, OFAC or any other law, regulation or executive order relating to the imposition of economic sanctions against any country, region or individual pursuant to United States law or United Nations resolution; or (g) that is an affiliate (including any principal, officer, immediate family member or close associate) of a person or entity described in one or more of clauses (a) – (f) of this definition.

“Projected Expenditures” means, with respect to any period of time, the aggregate projected amount of the following expenditures of the Borrower for such period, as reasonably determined by the Master Servicer and notified to, and verified by, the Agent:  (a) premiums payable on the Purchased Policies (assuming that there will be no sales or lapses of, or deaths of Insureds under, the Purchased Policies during such period), (b) Facility Fees (including, without limitation, any accrued and unpaid Deferred Fee as of the beginning of such period), (c) Interest (calculated by fixing the outstanding principal balance of the Advances and the applicable Interest Rate(s) as of the first day of such period), (c) the Life Settlement Servicing Fee, (d) the Master Servicer Fee, (e) the Collateral Account Bank Fees, (f) the Deposit Account Bank Fees, (g) the Custodian Fees, (h) the Backup Services Fees and (i) the Titling Trust Trustee Fees.

“Purchase and Sale Agreement” means a Purchase and Sale Agreement between the Life Settlement Provider and the Person from whom the Life Settlement Provider, as applicable, purchased such Policy in substantially the form attached as part of Exhibit B hereto (including any applicable commission disclosure statement) or such other form as the Agent may approve in writing (such approval not to be unreasonably withheld), as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Purchase Price” means, with respect to any Purchased Policy, an amount equal to the sum of (i) the Value of such Policy as of the date such Policy was purchased by the Seller, plus (ii) the sum of any origination fees, Life Settlement Provider fees and any broker commission fees actually paid in cash by the Seller (which fees, if paid to parties that are Affiliates of the Seller will be based on a market rate) in connection with its purchase of such Policy (which fees in the aggregate shall not to exceed 30% of the amount described in clause (i)), plus (iii) other reasonable and customary closing expenses actually paid in cash by the Seller (which expenses, if paid to parties that are Affiliates of the Seller will be based on a market rate) in connection with its purchase of such Policy (which expenses in the aggregate shall not exceed $20,000); provided that in no event will the Purchase Price for any Purchased Policy exceed the total purchase price (inclusive of the fees and expenses referred to in clauses (ii) and (iii) above, subject to the limits described therein) actually paid in cash by the Seller in connection with its purchase of such Policy.

“Purchased Policy” means a Policy in which the Borrower or the Titling Trust has acquired, or purports to have acquired, an interest pursuant to the Sale and Servicing Agreement; provided that, except as otherwise expressly provided herein, the term “Purchased Policy” shall exclude any Policy that has been released from the Collateral pursuant to Section 2.14 hereof.

“Purchased Policy Documents” means, with respect to any Purchased Policy, collectively, (a) the related Origination Agreement (if applicable), (b) the related Purchase and Sale Agreement, (c) the related Collateral Assignment, (d) the related Trust Certificate, (e) the related Policy File, (f) any related escrow agreement and (g) all other instruments, documents and agreements of the type included as part of Exhibit B or otherwise executed and/or delivered under or in connection with any of the foregoing, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Qualified Life Insurance Carrier” means a life insurance company domiciled in the United States that has a minimum financial strength rating of at least “A-” from Standard & Poor’s or “A3” from Moody’s, or if rated by both Standard & Poor’s and Moody’s, “A-” from Standard & Poor’s and “A3” from Moody’s at the time of the origination of the related Policy.

“Qualified State” has the meaning specified on Schedule I.

“Records” means, with respect to any Asset, all Asset Documents and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Asset, any Other Conveyed Property therefor and the related Obligor, the related Insured, the related Originator and the related Life Settlement Provider.

“Registration Statement” means, the Form S-1 filed by GWG Holdings, Inc. with the United Stated Securities and Exchange Commission on June 14, 2011, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Related Documents” means, collectively, this Agreement, the Fee Letter, the Sale and Servicing Agreement, the Life Settlement Servicing Agreement, the Performance Guaranty, the Backup Servicing Agreement, the Trust Agreement, each Trust Certificate, the Titling Trust Security Agreement, each Purchase and Sale Agreement, each Assignment, the Collateral Account Agreement, each Deposit Account Control Agreement, each Eligible Escrow Agreement and all other instruments, documents and agreements executed in connection with any of the foregoing.  The Related Documents executed by any party are referred to herein as “such party’s Related Documents,” “its Related Documents” or by a similar expression.

“Reserve Account” means the non-interest bearing trust account established with the Collateral Account Bank pursuant to Section 2.16, which account has been designated as the “Reserve Account”, including any subaccounts of such account, and any other account designated as the “Reserve Account” by the Agent.

“Responsible Officer” means, (i) with respect to any GWG Party, the President, Chief Executive Officer, Chief Financial Officer or Controller of such GWG Party and any other officer or employee of such GWG Party having responsibility for the administration of the Related Documents and (ii) with respect to Wells Fargo Bank, National Association, the President, Chief Executive Officer, Chief Financial Officer, Controller, any Vice President, any Assistant Vice President or any other officer or employee of Wells Fargo Bank, National Association having responsibility for performing its obligations under this Agreement or any of the Related Documents.

“Restatement Effective Date” means January 25, 2013.

“Rule 17g-5” means Rule 17g-5 under the Securities Exchange Act of 1934, as amended, as such rule may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Securities and Exchange Commission in the adopting release (Amendments to Rules for Nationally Recognized Statistical Rating Organizations, Exchange Act Release No. 34-61050, 74 Fed. Reg. 63,832, 63,865 (Dec. 4, 2009)) and subject to such clarification and interpretation as may be provided by the Securities and Exchange Commission or its staff from time to time.

“Sale and Servicing Agreement” means that certain Amended and Restated General Sale and Servicing Agreement dated as of the Restatement Effective Date among the Borrower, as the Purchaser, and the Seller, as the seller and the master servicer, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Sale Price” has the meaning specified in Section 2.14.

“Schedule of Assets” has the meaning specified in the Sale and Servicing Agreement.

“Scheduled Program Maturity Date” means December 31, 2014.

“SEC” means the United States Securities and Exchange Commission.

“Secured Parties” means, collectively, the Lenders, the Agent, the Backup Servicer, the Life Settlement Servicer, the Hedge Counterparties, the Affected Parties, other Indemnified Parties and their respective successors and assigns.

“Seller” means GWG Life Settlements.

“Servicer” means any of the Life Settlement Servicer and the Master Servicer.

“Six-Month Cushion” means, at any time, the amount of the Projected Expenditures for the next succeeding six (6) Monthly Periods.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Subordinated Indebtedness Debenture” means any of (i) a Life Note, (ii) a Holdings Debenture or (iii) any other note, debenture or other evidence of indebtedness issued by a GWG Party (other than the Borrower), in each case as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with their terms and the terms of this Agreement.

“Subordinated Indebtedness Issuance Agreement” means any of (i) the Note Issuance and Security Agreement, (ii) the GWG Indenture and (iii) any other indenture or other issuance agreement for the issuance of Subordinated Indebtedness Debentures, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms and the terms of this Agreement.

“Subordinated Indebtedness Prospectus” means any of (i) the Life Notes Prospectus, (ii) the Registration Statement and (iii) any other registration statement, prospectus or offering document with respect to Subordinated Indebtedness Debentures, in each case as the same may be supplemented or otherwise modified or replaced from time to time in accordance with the terms of this Agreement.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Performance Guarantor.

“Tangible Net Worth” means, at any date with respect to any Person, (a) the net worth of such Person and its consolidated Subsidiaries, determined in accordance with GAAP, minus (b) the total book value of all intangible assets of such Person and its consolidated Subsidiaries determined in accordance with GAAP (including, without limitation, such items as goodwill, trademarks, trade names, service marks, brand names, copyrights, patents and licenses); provided that no Indebtedness of, investment in or receivable owing by any Affiliate of such Person shall be included in the calculation of Tangible Net Worth; provided, further, that the Tangible Net Worth for the Seller and its Subsidiaries for any period shall reflect and include (without duplication) accrued Expected IRR on the Policies included in the Seller’s managed portfolio during such period.

“Taxes” has the meaning specified in Section 2.11(a).

“Termination Date” means the date that is the earlier to occur of (a) the Program Maturity Date and (b) the declaration of the Termination Date pursuant to Section 6.02.

“Termination Event” has the meaning specified in Section 6.02.

“Third Party Buyer” has the meaning specified in Section 2.14.

“Titling Trust” means GWG DLP Trust II, a Delaware statutory trust.

“Titling Trust Security Agreement” means that certain Titling Trust Security Agreement, dated as of the Closing Date, executed by the Titling Trust in favor of the Agent, pursuant to which the Titling Trust grants to the Agent a security interest in the Policies held by the Titling Trust.

“Titling Trust Trustee” means Wells Fargo Bank, N.A., as trustee under the Trust Agreement, or Wells Fargo Delaware Trust Company, as Delaware trustee under the Trust Agreement or, in either case, any successor trustee or Delaware trustee under the Trust Agreement.

“Titling Trust Trustee Fees” means the fees payable to the Titling Trust Trustees pursuant to the Trust Agreement.

“Treasury Regulations” means any regulations promulgated by the Internal Revenue Service interpreting the provisions of the Code.

“Transaction Information” means any information provided to any nationally recognized statistical rating organization providing a rating or proposing to provide a rating to, or monitoring an existing rating of, the Conduit Lender’s commercial paper, in each case, to the extent related to providing or proposing to provide such rating or monitoring such rating including, without limitation, information in connection with any GWG Party or the Collateral.

“Trust Agreement” means the Trust Agreement of the GWG DLP Trust II dated as of the Closing Date among Wells Fargo Bank, N.A., as trustee, Wells Fargo Delaware Trust Company, as Delaware trustee, and the Borrower and United Lending SPV, LLC, as certificateholder, as amended, restated, supplemented or otherwise modified from time to time.

“Trust Certificate” means a trust certificate evidencing undivided beneficial ownership of an interest in the assets of the Titling Trust.

“Twelve-Month Cushion” means, at any time, the amount of the Projected Expenditures for the next succeeding twelve (12) Monthly Periods.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“United SPV” has the meaning given such term in the preliminary statements.

“United Lending” means United Lending, LLC, a Delaware limited liability company.

“United States” means the United States of America.

“Upfront Fee” has the meaning specified in the Fee Letter.

“Value” means, with respect to any Policy, an amount equal to (x) the present value of the expected Net Death Benefit that will be paid under such Policy minus (y) the present value of all future projected premium payments that will be due under such Policy during the Life Expectancy of the related Insured, in each case calculated using the Milliman Model and otherwise in a manner and using assumptions satisfactory to the Agent and based on a discount rate equal to the Expected IRR of the Policy as of the date such Policy was originated or acquired by the Seller; provided, in each case, that if the Agent shall determine in good faith that any GWG Party’s or Servicer’s calculation of Value for any Asset is inaccurate, then such Value will be determined by the Agent, which calculation by the Agent will be conclusive and binding absent manifest error.  For purposes of calculating the Value of a Policy, the discount rate used to calculate the present value of the Net Death Benefit under the Policy shall be equal to the Expected IRR of such Policy.

“Weighted Average Annualized Portfolio Yield” means, at any time, the product of (i) the weighted average Expected IRR for all Purchased Policies that are Eligible Assets (weighted solely by the respective Collateral Balances of such Purchased Policies) and (ii) the Yield Realization Percentage.

“Yield Realization Percentage” means, as of any date of determination, a fraction, the numerator of which is equal to the annualized yield by the Borrower actually realized during the immediately preceding six (6) calendar month period in respect of sold or liquidated Purchased Policies included in the Collateral and the denominator of which is equal to the weighted average Expected IRR on such Purchased Policies for such six-month period; provided, that, if less than five (5) Purchased Policies are sold and/or liquidated during such six-month period, the immediately preceding twelve-month period shall be used for purposes of this definition.  The Yield Realization Percentage shall be calculated by the Seller in a manner satisfactory to the Agent; provided that if the Agent disagrees with such calculation, then the Agent may re-calculate the Yield Realization Percentage, which calculation by the Agent shall be conclusive and binding absent manifest error.

Section 1.02 Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  All terms used in Article 9 of the UCC in the State of New York, as in effect on the Restatement Effective Date and not specifically defined herein, are used herein as defined in such Article 9.  Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” means articles and sections of, and schedules and exhibits to, this Agreement.  Headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.  Any reference to any law, rule or regulation shall be deemed to be a reference to such law, rule or regulation as the same may be amended or re-enacted from time to time.  Any reference to any Person shall include its successors and permitted assigns.

Section 1.03 Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

ARTICLE II

THE FACILITY

Section 2.01 Borrowings.On the terms and conditions hereinafter set forth, and subject to the proviso below, the Conduit Lender may in its sole discretion, and the Committed Lender shall, if the Conduit Lender elects not to do so, make loans (each such loan, an “Advance”) to the Borrower from time to time during the period from and including the Restatement Effective Date to but excluding the Termination Date in an aggregate amount (including those Advances outstanding on the Restatement Effective Date) not to exceed, at any one time outstanding, the Borrowing Limit.  The parties hereto acknowledge that $79,017.000.00 in aggregate principal amount of Advances are outstanding on the Restatement Effective Date.  Under no circumstances shall the Lender be required to make an Advance if, after giving effect to such Advance, a Borrowing Base Deficiency would exist.

Section 2.02 Procedures for Borrowings.Each Borrowing shall be made on not less than three (3) Business Days’ notice from the Borrower to the Agent.  Each such notice shall specify (A) the aggregate amount of such Borrowing, which shall be in an amount equal to or greater than $250,000 and (B) the date of such Borrowing.  Any such notice received by the Agent after 11:00 a.m. New York City time will be deemed to have been delivered on the following Business Day.  On the date of such Borrowing, the applicable Lender shall, upon satisfaction of the applicable conditions set forth in Articles II and III, make available to the Borrower in same day funds, the amount of such Borrowing by payment to the account which the Borrower has designated in writing.

Section 2.03 Increase or Decrease of the Borrowing Limit.

(a) The Borrower may from time to time, in its discretion, request an increase in the Borrowing Limit.  Each such request must be made upon not less than thirty (30) days written notice to the Agent.  The Agent and the Lenders may, in the sole and absolute discretion of each, grant or deny such request; provided that any failure of the Agent or the Lenders to respond to such request within such 30-day period shall be deemed to be a denial of such request.  If the Agent and each Lender agree in writing to grant such request, such increase will become effective upon the satisfaction of the conditions set forth in Section 2.03(b) below.

(b) Notwithstanding anything herein to the contrary, no increase in the Borrowing Limit will become effective unless both at the time such increase is requested and at the time such increase is to become effective:  (x) no event has occurred, or would result from such increase, which constitutes an Event of Default, a Potential Event of Default, a Termination Event or a Liquidity Trigger Event and (y) the representations contained in Section 4.01 and the representations of the other GWG Parties contained in the other Related Documents are true and correct on and as of such date as though made on and as of such date.

(c) Subject to the terms of the Fee Letter and the payment of any Prepayment Fee required in connection therewith, the Borrower may, upon at least thirty (30) Business Days’ written notice to the Agent, terminate in whole or reduce in part the portion of the Borrowing Limit that exceeds the outstanding Advances; provided, however, that each partial reduction of the Borrowing Limit shall be in an aggregate amount equal to $5,000,000 or an integral multiple thereof.

Section 2.04 Use of Proceeds. The Borrower will use the proceeds of Advances made hereunder from and after the Restatement Effective Date solely:  (i) to fund payments of premium due under a Purchased Policy included in the Collateral, (ii) to make periodic payments of Interest and Facility Fees due and payable under this Agreement and (iii) to make any payments due and payable by the Borrower under Hedge Agreements of the type described in clause (i) of Section 2.05(a).

Section 2.05 Settlement Procedures. The Borrower shall establish and maintain, or cause to be established and maintained, the Collection Account in the name of the Agent.  The Collection Account shall at all times be under the exclusive dominion and control of the Agent and no GWG Party shall have any access thereto or right to make any withdrawal therefrom (except that the Master Servicer will have read-only online access for the purpose of reviewing the activity in the Collection Account).

(a) Monthly Settlement Date Distributions. On each Monthly Settlement Date, the Agent will direct the Collateral Account Bank to transfer the Available Funds on deposit in the Collection Account (including any portion of such funds set aside pursuant to Section 2.05(c) but net of the portion of such funds set aside pursuant to Section 2.05(f) below) together with (x) prior to the occurrence of the Program Maturity Date, the available funds on deposit in the Reserve Account (but only to the extent the amounts due under clauses (i) through (iv) below cannot be paid in full from the Available Funds on deposit in the Collection Account) and (y) on or after the occurrence of the Program Maturity Date, all available funds on deposit in the Reserve Account, in the following amounts and priority:

(i) first, pay to each Hedge Counterparty, on a pari passu basis, an amount equal to any net payments (other than fees, expenses and Hedge Breakage Costs) that are due and payable under the Hedge Agreements (if any);

(ii) second, pay, on a pari passu basis, (A) to the Collateral Account Bank and the Deposit Account Bank an amount equal to the Collateral Account Bank Fees, Deposit Account Bank Fees and other expenses (including indemnities) then due and payable, (B) to the Custodian an amount equal to the Custodian Fees and expenses (including indemnities) then due and payable; (C) to the Backup Servicer an amount equal to the Backup Servicer Fees and expenses (including indemnities) then due and payable, (D) to the Titling Trust Trustees an amount equal to the Titling Trust Trustee Fees and expenses (including indemnities) then due and payable and (E) to the Life Settlement Servicer or any successor Master Servicer that is not the Seller or an Affiliate thereof the expenses (including indemnities) then due and payable to such party; provided, that the total amount of expenses (including indemnities) payable under this clause (ii) after the Closing Date (excluding Transition Expenses (as defined in the Sale and Servicing Agreement) incurred in consultation with the Agent, which shall not be subject to any cap) will not exceed $100,000 during any twelve calendar month period (the “Senior Expenses Cap”);

(iii) third, pay, on a pari passu basis, (A) to the Master Servicer an amount equal to the accrued and unpaid Master Servicing Fee owing to the Master Servicer and (B) to the Life Settlement Servicer an amount equal to the accrued and unpaid Life Settlement Servicing Fee;

(iv) fourth, pay to the Agent for the account of the Lenders an amount equal to the accrued and unpaid Interest and Facility Fees (other than the Deferred Fee) and all other Obligations then due and payable (other than the principal balance of the Advances);

(v) fifth, pay, on a pari passu basis, to each Hedge Counterparty, an amount equal to any fees, expenses and Hedge Breakage Costs which are then due and payable under the Hedge Agreements (if any);

(vi) sixth, pay to the Agent for the account of the Lenders an amount equal to the lesser of (A) aggregate Advance Amount for all Assets for which any Liquidation Proceeds have been deposited into the Collection Account during the preceding Monthly Period (the “Available Liquidation Proceeds”) and (B) the aggregate outstanding principal balance of the Advances;

(vii) seventh, on and after the Program Maturity Date, and at any other time that a Termination Event has occurred and is continuing, pay all remaining funds to the Agent for the account of the Lenders until the Advances have been repaid in full;

(viii) eighth, pay to the Agent an amount equal to the Borrowing Base Deficiency (if any) as of such Monthly Settlement Date (determined as if no funds were on deposit in the Collection Account), for application to the repayment of the Advances;

(ix) ninth, to pay the amounts described in clause (ii) above, but only to the extent not paid thereunder due to the Senior Expenses Cap;

(x) tenth, to the extent any Available Liquidation Proceeds remain after application pursuant to clause (vi) above, pay to the Agent for the account of the Lenders an amount equal to the lesser of all remaining Available Liquidation Proceeds and the amount of the accrued and unpaid Deferred Fee as of the end of the most recently ended Monthly Period;

(xi) eleventh, so long as no Event of Default, Potential Event of Default, Borrowing Base Deficiency or Liquidity Trigger Event exists or would be created thereby, to the extent so directed by the Borrower, transfer to the Borrower an amount equal to the lesser of (A) the Available Liquidation Proceeds net of the amounts paid to the Agent pursuant to clauses (vi) and (x) above and (B) the Equity Funded Amount in respect of the Assets which gave rise to such Liquidation Proceeds, together with an amount which would result in the Borrower realizing an annualized rate of return on the Equity Funded Amount for such Assets of not more than 18% per annum, as determined by the Agent;

(xii) twelfth,, if any Advances are to be prepaid on such Monthly Settlement Date pursuant to Section 2.09, transfer to the Agent the amount of such prepayment;

(xiii) thirteenth, pay to the Agent, for the benefit of the Secured Parties, any other Obligations then due and owing; and

(xiv) fourteenth, any remaining Available Funds shall be remitted to the Reserve Account for future application in accordance with this Section 2.05 or, at the option of the Borrower, to the Lenders to repay all or a portion of the Facility Amount, provided, that if the Advance Rate is less than or equal to 50% (after giving effect to all distributions to the Borrower), any remaining Available Funds may be distributed to the Borrower so long as no Event of Default, Potential Event of Default, Borrowing Base Deficiency or Liquidity Trigger Event exists or would be created thereby.

(b) Eligible Investments. All funds held in the Collection Account and the Reserve Account or any subaccount thereof (including, without limitation, investment earnings thereon), shall be invested at the direction of the Master Servicer or the Agent in Eligible Investments in accordance with the Collateral Account Agreement.

(c) Other Payment Dates.  On each Business Day (including any Monthly Settlement Date), the Agent shall set aside funds on deposit in the Collection Account in an amount equal to the accrued and unpaid Interest through such day that will become payable on a subsequent Business Day.  On each Interest Payment Date, the Agent shall direct the Collateral Account Bank to pay the accrued and unpaid Interest due on such Interest Payment Date out of the funds so set aside.  If any other Obligation becomes due and payable on a date other than a Monthly Settlement Date, the Agent may, in its sole discretion, direct the Collateral Account Bank to transfer moneys held in the Collection Account in excess of the accrued and unpaid amounts described in clauses (i) through (iii) of Section 2.05(a) and the accrued and unpaid Interest, to pay the Obligations so due and payable.

(d) [Reserved].

(e) Payment of Certain Obligations following Default.  Notwithstanding anything herein to the contrary, following the occurrence of an Event of Default or Potential Event of Default, to the extent the funds in the Collection Account on any Monthly Settlement Date are not sufficient to pay any of the amounts set forth in clauses (i) through (iv) of Section 2.05(a), then any of the Agent or the Lenders may, in its sole discretion, pay all or any such amounts out of its own funds (even if doing so results in the Obligations exceeding the Borrowing Limit).  Any amounts so funded by the Agent or any Lender hereunder will constitute an Advance hereunder, which Advance shall bear interest at the Default Funding Rate and shall be repayable by the Borrower on demand.

(f) Payment of Premiums.  The Master Servicer shall cause all premiums on the Policies included in the Collateral to be paid at least thirty (30) days prior to the relevant due date therefor out of funds available for that purpose pursuant to the Related Documents or the related Asset Documents (including the proceeds of Advances, to the extent necessary).  So long as no Event of Default or Potential Event of Default has occurred hereunder and the conditions precedent to the making of Advances as provided in Article III are satisfied, the Master Servicer may direct that funds on deposit in the Reserve Account be used for the purpose of paying such premiums as the same become due and payable.  The Master Servicer will promptly notify the Agent in the event there are insufficient funds to pay any such premium in full prior to such 30th day.  Notwithstanding anything herein to the contrary, following the occurrence of an Event of Default or Potential Event of Default, the Agent may, in its sole discretion, set aside Collections in the Collection Account or the Reserve Account (or such other account as the Agent may designate for such purpose) an amount of funds determined by the Agent in its sole discretion (based on the amount of premiums expected to be payable under Policies included in the Collateral) to be used for the purpose of paying premiums due under Policies.  Unless the Agent otherwise directs, any such funds so set aside will not be distributed pursuant to Section 2.05(a) but instead will be used (at the Agent’s option and in its sole discretion in each case) to pay such premiums.  To the extent the funds so set aside in the Collection Account or the Reserve Account are not sufficient to pay any such premiums, the Agent or any Lender may, in its sole discretion, pay such premiums out of its own funds (even if doing so results in the Obligations exceeding the Borrowing Limit).  Any amounts so funded by the Agent or a Lender hereunder will constitute an Advance hereunder, which Advance shall bear interest at the Default Funding Rate and shall be repayable by the Borrower on demand.

Section 2.06 Interest Rate Hedges.

(a) On each Borrowing Date, for so long as the Excess Spread (determined without giving effect to any Hedge Transactions) is less than 2.0%, the Borrower will enter into one or more Hedge Transactions satisfying the requirements of this Section 2.06.  Each Hedge Transaction shall (i) have a scheduled amortizing notional amount which, when combined with all other Hedge Transactions then in effect, satisfies the Hedge Notional Amount Requirement, (ii) to the satisfaction of the Agent, be sufficient to ensure that the Excess Spread is maintained at a level equal to or greater than the Minimum Excess Spread and (iii) incorporate such other terms as the Agent may reasonably direct in consultation with the Borrower.

(b) If on any Monthly Settlement Date the Excess Spread (determined without giving effect to any Hedge Transactions) is less than 2.0% and the actual aggregate notional amount of all Hedge Transactions is not equal to the Hedge Notional Amount Requirement, the Borrower shall enter into additional Hedge Transactions or terminate an existing Hedge Transaction in whole or in part, as necessary in order to ensure that the actual aggregate notional amount of all Hedge Transactions after giving effect to such addition or termination is equal to the Hedge Notional Amount Requirement as re-calculated by the Agent on such date.  Each additional Hedge Transaction entered into by the Borrower pursuant to this Section 2.06(b) must satisfy the conditions set forth in Section 2.06(a) above.

(c) On each date that a repayment of the principal amount of the Advances is made hereunder, the aggregate notional amounts of the Hedge Transactions shall, at the request of the Agent, be reduced such that, after giving effect to such reduction, the aggregate notional amount of all Hedge Transactions, after giving effect to such addition or termination is equal to the Hedge Notional Amount Requirement as re-calculated by the Agent on such date.

(d) In the event that a termination payment is paid by the Hedge Counterparty to the Borrower, that termination payment shall either be paid directly to the replacement counterparty who is entering into the replacement Hedge Transaction or deposited into the Collection Account and applied as Available Funds on the next Monthly Settlement Date.

(e) The Borrower shall not enter into any Hedge Transaction unless (i) the Hedge Counterparty thereunder is, at the time such Hedge Transaction is entered into by the Borrower, an Eligible Hedge Counterparty and (ii) the Agent has reviewed and approved the form and substance of the Hedge Agreement governing such Hedge Transaction.

Section 2.07 Payments and Computations, Etc.

(a) The Advances shall accrue interest on each day during each Interest Period at the applicable Interest Rate.  The accrued and unpaid Interest for each Advance shall be due and payable in full on each Interest Payment Date for such Advance.  All Obligations shall be due and payable in full on the Program Maturity Date.

(b) All amounts to be paid or deposited by any GWG Party hereunder shall be paid or deposited in accordance with the terms hereof no later than 11:00 a.m. (New York City time) on the day when due in lawful money of the United States in immediately available funds in accordance with the Agent’s instructions.  If any GWG Party fails to make any payment or deposit required to be made by it hereunder when due, such GWG Party shall, to the extent permitted by law, pay to the Agent interest on such amount at the Default Funding Rate, payable on demand; provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law.  Any Obligation hereunder shall not be reduced by any distribution if such distribution is rescinded or required to be returned to the Borrower or any other Person for any reason.  All computations of Interest, Facility Fees, and other interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.  All such computations shall be made by the Agent, which computations by the Agent shall be conclusive and binding absent manifest error.  All payments to be made by any GWG Party hereunder or under any other Related Document shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.

(c) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of Interest, Facility Fees or any other interest or fee payable hereunder, as the case may be.

(d) If any Borrowing requested by the Borrower pursuant to Section 2.02 is not for any reason whatsoever made or effectuated (other than through the gross negligence, bad faith or willful misconduct of the Lenders and/or Agent) on the date specified therefor in such request, the Borrower shall indemnify the applicable Lender and each Funding Source against any loss, cost or expense incurred by such Lender or such Funding Source in connection therewith, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits, commercial paper proceeds or other funds acquired by such Lender or such Funding Source to fund or maintain such Borrowing.

Section 2.08 Fees.

(a) The Borrower shall pay the Agent the accrued and unpaid Program Fees, Non-Use Fees, Exit Fees, Deferred Fee, Upfront Fee and other fees in the amounts and on the dates set forth in the Fee Letter.

(b) The Borrower shall pay to the Agent, upon the Agent’s demand, for the benefit of the Lenders, all Liquidation Fees with respect to any repayment of an Advance.

Section 2.09 Prepayments.

(a) The Borrower shall have the right to prepay any Advance, in whole or in part, on any Interest Payment Date for such Advance upon at least two (2) Business Days’ written notice to the Agent, which notice shall specify the proposed prepayment date and the amount of such prepayment, provided that any partial prepayment of less than all the Advances shall be equal to an integral multiple of $250,000.  Each notice of prepayment shall be irrevocable and binding on the Borrower.  In addition, each such prepayment will be accompanied by payment of the related Liquidation Fees in accordance with Section 2.08(b).

(b) If, on any Business Day (i) the Facility Amount shall exceed the Borrowing Limit or (ii) a Borrowing Base Deficiency exists, then, the Borrower shall remit to the Agent, prior to any Borrowing and in any event no later than the close of business of the Agent on the second succeeding Business Day, a payment (to be applied by the Agent to repay Advances) in such amount as may be necessary (A) to reduce the Facility Amount to an amount less than or equal to the Borrowing Limit and (B) to eliminate such Borrowing Base Deficiency.

Section 2.10 Increased Costs; Capital Adequacy.

(a) If after the Closing Date, any Lender, the Agent, any Funding Source or any of their respective Affiliates (each an “Affected Party”) shall be charged or shall incur any fee, expense, increased reserve requirement or other increased cost on account of the adoption or implementation of any applicable law, rule or regulation or any accounting principle (including, without limitation, any applicable law, rule or regulation or accounting principle regarding or affecting capital adequacy) or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority or accounting body charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such Governmental Authority or accounting body (a “Regulatory Change”):  (i) which subjects any Affected Party to any charge or withholding on or with respect to any Funding Agreement or an Affected Party’s obligations under a Funding Agreement, or on or with respect to the Assets, or changes the basis of taxation of payments to any Affected Party of any amounts payable under any Funding Agreement (except for changes in the rate of tax on the overall net income of an Affected Party) or (ii) which imposes, modifies or deems applicable any reserve, assessment, fee, tax, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of an Affected Party, or credit extended by an Affected Party pursuant to a Funding Agreement or (iii) which imposes any other condition the result of which is to increase the cost to an Affected Party of performing its obligations under a Funding Agreement, or to reduce the rate of return on an Affected Party’s capital as a consequence of its obligations under a Funding Agreement, or to reduce the amount of any sum received or receivable by an Affected Party under a Funding Agreement or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon demand by the Agent by the submission of the certificate described below, the Borrower shall pay to the Agent, for the benefit of the relevant Affected Party, such amounts as are necessary to compensate such Affected Party for such increased cost, reduction or payment.  A certificate from the relevant Affected Party setting forth in reasonable detail the amounts so required to compensate such Affected Party submitted to the Borrower shall be conclusive and binding for all purposes, absent manifest error.

(b) [Reserved].

(c) If any Affected Party requests compensation under this Section 2.10, or the Borrower are required to pay any additional amount to any Lender, any Funding Source or any Governmental Authority for the account of such Lender or Funding Source pursuant to Section 2.11 or if the Agent gives a notice pursuant to Section 2.10(b), then such Lender or such Funding Source shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such Funding Source, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 2.10 or Section 2.11, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 2.10(b), as applicable, and (ii) in each case, would not subject such Lender or such Funding Source to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such Funding Source.  The Borrower hereby agree to pay all reasonable costs and expenses incurred by such Lender or such Funding Source in connection with any such designation or assignment.

Section 2.11 Taxes.

(a) Any and all payments and deposits required to be made hereunder or under any other Related Document by any GWG Party shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding net income taxes that are imposed by the United States and franchise taxes and net income taxes that are imposed on any Affected Party by the state or foreign jurisdiction under the laws of which such Affected Party is organized or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).  If any GWG Party or the Agent shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Affected Party, (i) the Borrower shall make an additional payment to such Affected Party, in an amount sufficient so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11), such Affected Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) such GWG Party or the Agent, as the case may be, shall make such deductions and (iii) such GWG Party or the Agent, as the case may be, shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrower agree to pay any present or future stamp or other documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any other Related Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Related Document (hereinafter referred to as “Other Taxes”).

(c) The Borrower will indemnify each Affected Party for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.11) paid by such Affected Party and any liability (including, without limitation, penalties, interest and expenses) arising therefrom or with respect thereto whether or not such Taxes or Other Taxes were correctly or legally asserted.  This indemnification shall be made within thirty (30) days from the date the Affected Party (i) makes written demand therefor (and a copy of such demand shall be delivered to the Agent), (ii) provides a certificate as to the amount of such indemnification submitted to the Borrower and the Agent by such Affected Party certifying that such payment has been made and setting forth, in reasonable detail, the basis for and the calculation thereof, which shall be conclusive and binding for all purposes absent manifest error, and (iii) provides a copy of or extract from documentation furnished by such taxing authority evidencing assertion or payment of such Taxes and Other Taxes, if available.

(d) Each Lender and each Funding Source who is organized outside the United States shall, prior to the Restatement Effective Date (or, in the case of any Person who becomes a Funding Source after the Restatement Effective Date, prior to the date on which it so becomes a Funding Source), deliver to the Borrower and the Agent such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form W-8BEN or Form W-8ECI and any other certificate or statement of exemption required by Treasury Regulation Section 1.1441-1(a) or Section 1.1441-6(c) or any subsequent version thereof, properly completed and duly executed by such Lender or such Funding Source, as applicable, establishing that such payment is (i) not subject to withholding under the Code because such payment is effectively connected with the conduct by such Lender or such Funding Source, as applicable, of a trade or business in the United States or (ii) totally exempt from United States tax under a provision of an applicable tax treaty.  Each of the Lenders and such Funding Source that changes its funding office shall promptly notify the Borrower and the Agent of such change and, upon written request from the Borrower or the Agent, shall deliver any new certificates, documents or other evidence required pursuant to the preceding sentence prior to the immediately following due date of any payment by the Borrower hereunder.  Unless the Borrower and the Agent have received forms or other documents satisfactory to them indicating that payments hereunder are not subject to United States withholding tax, notwithstanding paragraph (a), the Borrower or the Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for the Lenders and any Funding Source organized under the laws of a jurisdiction outside the United States.

(e) The Borrower shall not be required to pay any amounts to any Affected Party in respect of Taxes and Other Taxes pursuant to paragraphs (a), (b) and (c) above if the obligation to pay such amounts would not have arisen but for a failure by such Affected Party to comply with the provisions of paragraph (d) above unless such Affected Party is unable to comply with paragraph (d) because of (i) a change in applicable law, regulation or official interpretation thereof or (ii) an amendment, modification or revocation of any applicable tax treaty or a change in official position regarding the application or interpretation thereof, in each case after the Restatement Effective Date (or, in the case of any Person who became an Affected Party after the Restatement Effective Date, after the date on which it so became an Affected Party).

Section 2.12 Collateral Assignment of the Related Documents.To secure the prompt and complete payment when due of the Obligations and the performance by the Borrower of all of the covenants and obligations to be performed by it pursuant to this Agreement and each other Related Document, the Borrower hereby assigns to the Agent, for the benefit of the Secured Parties (and their respective successors and assigns), all of its right and title to and interest in the Related Documents, including, without limitation, (i) all rights of the Borrower to receive moneys due or to become due under or pursuant to the Related Documents, (ii) all security interests and property subject thereto from time to time purporting to secure payment of monies due or to become due under or pursuant to the Related Documents, (iii) all rights of the Borrower to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Related Documents, (iv) all claims of the Borrower for damages arising out of or for breach of or default under the Related Documents, and (v) the right to compel performance and otherwise exercise all remedies and enforce all rights of the Borrower under the Related Documents.

Section 2.13 Grant of a Security Interest.To secure the prompt and complete payment when due of the Obligations and the performance by the Borrower of all of the covenants and obligations to be performed by it pursuant to this Agreement and each other Related Document, the Borrower hereby grant to the Agent, on behalf of the Secured Parties (and their respective successors and assigns), a security interest in all of the Borrower’s right, title and interest in and to all of the following property and interests in property (collectively, the “Collateral”), in each case whether tangible or intangible and whether now owned or existing or hereafter arising or acquired and wheresoever located:

(a) all Assets, together with all Other Conveyed Property, Records and other property and interests in property related thereto or pledged as collateral therefor, including, without limitation, all related Polices and all Collections and other moneys due and to become due under or in connection with any of the foregoing (whether in respect of principal, interest, fees, expenses, indemnities, death benefits or otherwise);

(b) all right, title and interest of the Borrower in, to and under all Asset Documents and Related Documents, including, without limitation, all other moneys due and to become due under or in connection with any of the foregoing (whether in respect of principal, interest, fees, expenses, indemnities, or otherwise);

(c) all right, title and interest of the Borrower in, to and under the Collection Account, the Reserve Account and each Deposit Account and all other bank and similar accounts relating to the collection of Assets and other Collateral and all funds held therein or in such other accounts, and all investments made with funds in the Collection Account, the Reserve Account, the Deposit Accounts and such other accounts;

(d) the Titling Trust, the Trust Certificates and the Trust Agreement, together with (i) all warrants, options and other rights to acquire beneficial interests in the Titling Trust and all of the Borrower’s rights to participate in, or to direct, the management or administration of the Titling Trust, (ii) all rights, privileges, authority and powers of the Borrower under the Trust Agreement or otherwise as owner or holder of the Trust Certificates, (iii) all documents and certificates representing or evidencing the Borrower’s interest in the Titling Trust, (iv) all of the Borrower’s right to receive dividends and redemptions on account of its interest in the Titling Trust or to receive distributions of the Titling Trust’s assets, upon complete or partial liquidation or otherwise and (v) all distributions, cash, property, and instruments from time to time received, receivable or otherwise distributed in respect of, or in exchange for the Borrower’s interest in the Titling Trust;

(e) all equipment, inventory, accounts, general intangibles, payment intangibles, instruments, investment property, documents, chattel paper, goods, moneys, letters of credit, letter of credit rights, certificates of deposit, deposit accounts and all other property and interests in property of the Borrower, whether tangible or intangible and whether now owned or existing or hereafter arising or acquired and wheresoever located; and

(f) all proceeds of the foregoing property described in clauses (a) through (e) above, including, without limitation, proceeds which constitute property of the type described in clauses (a) through (r) above and, to the extent not otherwise included, all (i) payments under any insurance policy (whether or not the Agent or the Lenders is the loss payee thereof), indemnity, warranty or guaranty payable by reason of loss or damage to or otherwise with respect to any of the foregoing and (ii) interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for or on account of the sale or other disposition of any or all of the then existing Collateral.

Section 2.14 Releases of Collateral.  The Borrower may, upon not less than two (2) Business Days’ prior written notice to the Agent, request the Agent to release its security interest in one or more Assets to the extent such release is necessary in connection with:

(a) any repurchase or substitution of such Assets pursuant to and in accordance with the Sale and Servicing Agreement;

(b) [reserved]; or

(c) any sale of Purchased Policies to a Person that is not an Affiliate of any GWG Party (each such Person, a “Third Party Buyer”) on arm’s length terms; provided that no such release pursuant to this clause (c) shall be made unless:

(i) the Agent receives payment in full and in cash of the sales price for such Purchased Policies (the “Sale Price”), which Sale Price is not less than the greater of (A) the Value of such Purchased Policies and (B) the sum of (1) 95% of the aggregate Collateral Balance of such Purchased Policies plus (2) accrued and unpaid Facility Fees and Interest on a principal amount of Advances equal to such Collateral Balance (calculated by reference to the Facility Rate);

(ii) neither the Seller nor any of its Affiliates receives any consideration for such sale, other than the Sale Price remitted to the Agent pursuant to clause (i);

(iii) each such Purchased Policy is sold by the Borrower or the Titling Trust to such Third Party Buyer without recourse, such that neither the Titling Trust nor the Borrower is required to (A) make or provide any representations, warranties, indemnities or other undertakings of any kind to such Third Party Buyer or any other Person (it being understood and agreed that the Seller may make or provide any such representations, warranties, indemnities or other undertakings as necessary or appropriate, so long as neither the Borrower nor the Titling Trust has any liability with respect thereto) or (B) execute any documents other than an assignment agreement between the Borrower or Titling Trust and such Third Party Buyer in a form that has been approved in writing by the Agent; and

(iv) no Liquidity Trigger Event, Borrowing Base Deficiency or other Event of Default or Potential Event of Default has occurred and is continuing or would result therefrom.

The release of the Agent’s security interest in any such Asset shall be subject to the Agent’s receipt of all amounts payable by the Seller in connection with such repurchase or substitution pursuant to the Sale and Servicing Agreement (in the case of a release pursuant to clause (a)) or from the relevant Obligor pursuant to the related Asset Documents (in the case of a release pursuant to clause (b)) or from the Seller or the Third Party Buyer (in the case of a release pursuant to clause (c)).  Upon the written request of the Borrower following the Agent’s receipt of such amounts, and at the cost and expense of the Borrower, the Agent shall deliver and, if necessary, execute such instruments and documents as the Borrower may reasonably request for purposes of effectuating such release.

Section 2.15 Evidence of Debt. Each Lender (or the Agent on its behalf) shall maintain an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.  The entries made in such account(s) of such Lender or the Agent on behalf of such Lender shall be conclusive and binding for all purposes, absent manifest error.

Section 2.16 Reserve Account. The Borrower shall establish and maintain, or cause to be established and maintained, the Reserve Account in the name of the Agent.  The Reserve Account shall at all times be under the exclusive dominion and control of the Agent and no GWG Party shall have any access thereto or right to make any withdrawal therefrom (except that the Master Servicer will have read-only online access for the purpose of reviewing the activity in the Reserve Account).  Funds will from time to time be deposited to, and withdrawn from, the Reserve Account pursuant to Section 2.05.  Funds on deposit in the Reserve Account may be invested in Eligible Investments in accordance with Section 2.05.  On the Final Payout Date, any remaining funds in the Reserve Account shall be distributed to the Collection Account in accordance with Section 2.05.

ARTICLE III

CONDITIONS OF ADVANCES

Section 3.01 Conditions Precedent to Restatement Effective Date. The effectiveness of this Agreement is subject to the condition precedent that the Agent shall have received on or before the Restatement Effective Date each of the following:

(a) the instruments, documents, agreements and opinions listed in Schedule V, each (unless otherwise indicated) dated such date, in form and substance satisfactory to the Agent and the Lenders;

(b) to the extent required by the Agent, confirmation from each of Moody’s, Standard & Poor’s and Fitch that the execution and delivery of this Agreement will not result in the reduction or withdrawal of the then current ratings of the Conduit Lender’s commercial paper notes;

(c) payment of all fees required to be paid on or before the Restatement Effective Date pursuant to the Fee Letter; and

(d) such other approvals, opinions or documents as the Agent may reasonably request.

Section 3.02 Conditions Precedent to All Borrowings.  Each Borrowing (including the initial Borrowing) shall be subject to the further conditions precedent that:

(a) no later than 1:00 p.m. (New York City time) on the second Business Day prior to the date of such Borrowing, the GWG Parties shall have delivered to the Agent, in form and substance reasonably satisfactory to the Agent, a completed Borrowing Base Certificate containing information accurate as of a date no more than three (3) Business Days prior to the date of such Borrowing and confirming that no Borrowing Base Deficiency or Liquidity Trigger Event would exist after giving effect to such Borrowing;

(b) on the date of such Borrowing, the following statements shall be true and correct as of the date of such Borrowing (and each GWG Party shall be deemed to have represented and warranted that the following statements are true and correct as of the date of such Borrowing):

(i) the representations contained in Section 4.01 and the representations of the GWG Parties contained in the other Related Documents are true and correct on and as of such date as though made on and as of such date;

(ii) no event has occurred and is continuing, or would result from such Borrowing, which constitutes an Event of Default, a Potential Event of Default or a Termination Event;

(iii) on and as of such day, after giving effect to such Borrowing, (A) the Facility Amount would not exceed the Borrowing Limit, and (B) no Borrowing Base Deficiency or Liquidity Trigger Event would exist;

(iv) the Termination Date has not occurred;

(v) no law or regulation shall prohibit, and no order, judgment or decree of any federal, state or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the making of such Borrowing in accordance with the provisions hereof; and

(vi) in the event the Agent determines in good faith that there has been any change in, or in the interpretation or application by any Governmental Authority of, any applicable law, rule or regulation relating to the Assets or the transactions contemplated by the Related Documents or the applicable Asset Documents that has had or could have a Material Adverse Effect, the Agent shall have received such other approvals, opinions, documents or information as the Agent may reasonably request in order to confirm (A) the satisfaction of the conditions set forth above and (B) that each Asset to be purchased by the Borrower with the proceeds of such Borrowing is an Eligible Asset.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties. Each GWG Party (in each case solely as to itself) hereby represents and warrants to the Lenders and the Agent as follows as of the Closing Date, as of the Restatement Effective Date and each Borrowing Date:

(a) Organization and Good Standing.  Such GWG Party has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, and is not organized under the laws of any other jurisdiction or Governmental Authority.  Such GWG Party has the power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted.  Each of the Seller and the Borrower had at all relevant times, and now has, the power, authority and legal right to acquire, own and sell, and to grant security interests in, the Assets and Other Conveyed Property as contemplated by the Related Documents.

(b) Due Qualification.  Such GWG Party is duly qualified to do business as a foreign company in good standing, has filed on a timely basis all required tax returns, and has obtained all necessary licenses and approvals, in each case in all jurisdictions where such qualification, filing, license or approval, as the case may be, is required for the conduct of its business.

(c) Power and Authority.  Such GWG Party has the power and authority to execute and deliver this Agreement and the other Related Documents to which it is named as a party and to carry out its terms and their terms, respectively; and the execution, delivery and performance of this Agreement and the other Related Documents to which it is named as a party have been duly authorized by such GWG Party by all necessary partnership or limited liability company, as applicable, action and this Agreement and each other Related Document to which it is named as a party have been duly executed and delivered by such GWG Party.

(d) Valid and Binding Obligations.  This Agreement and each other Related Document to which such GWG Party is named as a party, when duly executed and delivered by the other parties thereto, shall constitute the legal, valid and binding obligations of such GWG Party enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) No Violation.  The consummation of the transactions contemplated by this Agreement and the other Related Documents and the fulfillment of the terms of this Agreement and the other Related Documents does not conflict with, result in any breach of any of the terms and provisions of or constitute (with or without notice, lapse of time or both) a default under the organizational documents of such GWG Party, or any material indenture, agreement, mortgage, deed of trust or other instrument to which such GWG Party is a party or by which it or its properties are bound, or result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust or other instrument (other than this Agreement and the Sale and Servicing Agreement), or violate in any material respect any law, order, rule or regulation applicable to such GWG Party of any court or of any federal or state regulatory body, administrative agency or other Governmental Authority having jurisdiction over such GWG Party or any of its properties.  Such GWG Party is not in default with respect to any order of any court, arbitrator or Governmental Authority.

(f) No Proceedings.  There are no proceedings or investigations pending or, to the best of such GWG Party’s knowledge, threatened against it before any court, regulatory body, administrative agency or other tribunal or Governmental Authority having jurisdiction over such GWG Party or its properties (A) asserting the invalidity of this Agreement or any of the Related Documents, (B) seeking to prevent the making of any Advance or the consummation of any of the transactions contemplated by this Agreement or any of the Related Documents, (C) seeking any judgment or other legal or equitable relief from the Borrower, (D) seeking any other determination or ruling that would be reasonably likely to have a Material Adverse Effect, or (E) seeking to materially and adversely affect the federal income tax or other federal, state or local tax attributes of the Advances.

(g) No Consents or Licenses.  No consent, approval, license, authorization or order of or declaration or registration or filing with any Governmental Authority is required to be made or obtained by such GWG Party in connection with the execution, delivery or performance of this Agreement, any other Related Document or any Asset Document or the consummation of the transactions contemplated hereby or thereby, except such as have been duly made, effected or obtained.  None of the parties hereto is required to be licensed under any application law, rule or regulation relating to premium financing or life settlements by reason of such execution, delivery, performance or consummation except (in the case of the Seller) for licenses that have already been obtained by it which are in full force and effect.

(h) Chief Executive Office; Tax ID; Jurisdiction of Organization.  The chief executive office of such GWG Party is located in Minneapolis, Minnesota.  During the past five years, such GWG Party has not had its chief executive office located in a state other than the State of Minnesota.  The Federal Employer Identification Number for each GWG Party is correctly set forth on Schedule III.  Such GWG Party’s sole jurisdiction of organization is the State of Delaware.

(i) Legal Name.  The legal name of such GWG Party is as set forth in Schedule II of this Agreement.  Except as set forth in Schedule II of this Agreement, such GWG Party has not changed its name during the preceding six years and does not have any trade names, fictitious names, assumed names or “doing business” names.

(j) Solvency.  Such GWG Party is solvent and will not become insolvent after giving effect to the transactions contemplated by the Related Documents.  Such GWG Party is paying its debts as they become due and after giving effect to the transactions contemplated by the Related Documents will have adequate capital to conduct its business.

(k) ERISA.  The Borrower does not have any pension or profit sharing plans.  To the extent any other GWG Party has any pension or profit sharing plans, such plans have been fully funded in accordance with all applicable laws, rules and regulations and the terms of such plans.  Each GWG Party is in compliance with ERISA and has not incurred and does not expect to incur any liabilities (except for premium payments arising in the ordinary course of business) to the Pension Benefit Guaranty Corporation (or any successor thereto) under ERISA.

(l) Nonconsolidation.  The statements and factual assumptions contained in the opinion of Locke Lord Bissell & Liddell LLP regarding true sale and substantive consolidation matters delivered to the Agent and others on the Restatement Effective Date are, in each case, true and correct, and each GWG Party will comply with any covenants or obligations assumed to be complied with by it in such opinion as if such covenants and obligations were set forth herein.

(m) Notes to Financial Statements.  All audited financial statements of the Parent Group Members that are consolidated to include the Borrower will contain notes clearly stating that (A) all of the Assets are owned by the Borrower and (B) the Borrower is a separate legal entity.

(n) Ownership of the Borrower and the Seller.  GWG Life Settlements is the legal and beneficial owner of 100% of the membership interests and other equity interests of the Borrower, and all of such membership and other equity interests have been fully paid and are owned by GWG Life Settlements free and clear of all warrants, options, rights to purchase and other Adverse Claims.  GWG Life Settlements will not transfer any membership or other interest in the Borrower without the prior written consent of the Agent.  The Performance Guarantor is the legal and beneficial owner of 100% of the membership and other equity interests of the Seller, and all of such membership and other equity interests have been fully paid and are owned by the Performance Guarantor free and clear of all warrants, options, rights to purchase and other Adverse Claims.

(o) Accuracy of Information.  All written information heretofore originated and furnished by any GWG Party, any Servicer or any Life Settlement Provider to the Agent or the Lender for purposes of or in connection with this Agreement, any of the other Related Documents or any transaction contemplated hereby or thereby is, and all such written information hereafter originated and furnished by such GWG Party, Servicer or Life Settlement Provider to the Agent or the Lender, when taken as a whole, will be (in each case, in the case of information originated and furnished by the Life Settlement Provider or a Servicer that is not an Affiliate of the Borrower, to the knowledge of the GWG Parties following a commercially reasonable inquiry), true and accurate in all material respects, on the date as of which such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact necessary to make the statements contained therein, taken as a whole and in context, not misleading.

(p) Title to Assets Purchased From the Seller.  Each Asset (i) was purchased by GWG Life Settlements from the applicable Life Settlement Provider or Insured, pursuant to and in accordance with a Purchase and Sale Agreement, the related Asset Documents and, if applicable, the related Origination Agreement, and the Seller thereby irrevocably acquired (or, in the case of an Escrow Policy, will acquire upon release of the Purchase Price pursuant to the related Eligible Escrow Agreement) all legal and equitable title to such Asset and the Other Conveyed Property free and clear of any Adverse Claims other than Permitted Liens and (ii) has been acquired by the Borrower from the Seller in accordance with the terms of the Sale and Servicing Agreement, and the Borrower has thereby irrevocably acquired (or, in the case of an Escrow Policy, will acquire upon release of the Purchase Price pursuant to the related Eligible Escrow Agreement) all legal and equitable title to such Asset and the Other Conveyed Property free and clear of any Adverse Claims other than Permitted Liens.  Without limiting the foregoing, all actions (including, without limitation, the filing of all financing statements or other similar instruments or documents under the UCC of all applicable jurisdictions and the giving of all notices that may be required under the laws of any applicable jurisdiction) required in order to perfect and protect the Borrower’s interest in the Assets included in the Collateral and Other Conveyed Property with respect thereto as against any purchasers from, or creditors of, the Seller and each Life Settlement Provider have been duly taken.

(q) Perfection. This Agreement (together with the financing statements filed on or prior to the Closing Date) is effective to create a valid and perfected first priority security interest in the Collateral now existing or hereafter arising.  Without limiting the foregoing, all actions (including, without limitation, the filing of all financing statements or other similar instruments or documents under the UCC of all applicable jurisdictions and the giving of all notices that may be required under the laws of any applicable jurisdiction) required in order to perfect and protect the interests of the Agent and the Lenders in the Collateral as against any purchasers from, or creditors of, any GWG Party and each applicable Life Settlement Provider have been duly taken.  The representations and warranties set forth in Part B of Schedule I are true and correct.

(r) Deposit Accounts and Obligor Payment Instructions. No GWG Party has granted any Person, other than the Agent, dominion and control of any Deposit Account or the right to take dominion and control of any Deposit Account at a future time or upon the occurrence of a future event.  Each Deposit Account is subject to a Deposit Account Control Agreement duly executed and delivered by the Borrower and the applicable Deposit Account Bank.  All Obligors have been instructed to make all payments due under the Assets directly to a Deposit Account.

(s) Operating Policies and Practices. With respect to each Asset included in the Collateral, each GWG Party has complied in all material respects with, and has not made any material changes in, the Operating Policies and Practices except as permitted hereunder.

(t) Payments to the Seller. With respect to each Asset transferred to the Borrower under the Sale and Servicing Agreement, the Borrower has given reasonably equivalent value to the Seller in consideration for such transfer of such Asset and the Other Conveyed Property with respect thereto and such transfer was not made for or on account of an antecedent debt.  With respect to each Asset transferred to the Seller under a Purchase and Sale Agreement, the Seller has given reasonably equivalent value to applicable seller thereunder in consideration for such transfer of such Asset and the Other Conveyed Property with respect thereto and such transfer was not made for or on account of an antecedent debt.

(u) Not an Investment Company.  Such GWG Party is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended from time to time, or any successor statute.

(v) Taxes.  Such GWG Party has paid when due all taxes payable by it in connection with the Assets other than those taxes which are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained in accordance with GAAP.

(w) No Borrowing Base Deficiency. No Borrowing Base Deficiency exists.

(x) No Event of Default, Etc.  No Event of Default, Potential Event of Default or Termination Event has occurred and is continuing.

(y) Eligible Assets.  Each Asset was an Eligible Asset (i) as of the date on which such Asset was transferred by the Seller to the Borrower and (ii) as of each other date on which such Asset was included in the calculation of the Net Eligible Asset Balance in any Master Servicer’s Certificate or Borrowing Base Certificate.

(z) Financial Statements.  The balance sheets of GWG Life Settlements and GWG Holdings, Inc. and their respective consolidated Subsidiaries as at December 31, 2011, and the related statements of income and retained earnings of GWG Life Settlements and GWG Holdings, Inc. for the fiscal year then ended, certified by nationally recognized independent public accountants acceptable to the Agent, copies of which have been furnished to the Agent, fairly present in all material respects the financial condition of GWG Life Settlements and GWG Holdings, Inc. as at such date and the results of the operations of GWG Life Settlements and GWG Holdings, Inc. for the period ended on such date, all in accordance with GAAP consistently applied.

(aa) Use of Proceeds.  No proceeds of any purchase hereunder will be used (i) for a purpose which violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.

(bb) Material Adverse Effect.  Since the Closing Date no event or circumstance has occurred or exists which has had or could reasonably be expected to have a Material Adverse Effect.

(cc) Ordinary Course.  Each GWG Party represents and warrants as to itself that each remittance of Collections by or to such GWG Party under the Related Documents will have been (i) in payment of a debt incurred by such GWG Party in the ordinary course of business or financial affairs of such GWG Party and the transferee and (ii) made in the ordinary course of business or financial affairs of such GWG Party and the transferee.

(dd) Representations in other Related Documents.  All other representations and warranties made by any GWG Party in the Related Documents are true and correct as of such date as though made on and as of such date.

(ee) Transaction Information.  None of the GWG Parties, nor any Affiliate of a GWG Party or any third party with which any GWG Party or any Affiliate thereof has contracted, has delivered, in writing or orally, to any nationally recognized statistical rating organization providing or proposing to provide a rating to, or monitoring the rating of, the Conduit Lender’s commercial paper, any Transaction Information without providing such Transaction Information to the Agent prior to delivery to such nationally recognized statistical rating organization and has not participated in any oral communications with respect to Transaction Information with such nationally recognized statistical rating organizations without the participation of a 17g-5 Representative of the Agent.

(ff) Subordinated Indebtedness Prospectuses.  Each GWG Party Prospectus is true and accurate in all material respects, on the date as of which such information is stated and does not and will not contain any material misstatement of fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V

COVENANTS

Section 5.01 Affirmative Covenants.

Until the Final Payout Date, each GWG Party agrees on behalf of itself that it will perform and observe its covenants and agreements set forth in this Section 5.01.

(a) Reporting.  Each GWG Party will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and will furnish to the Agent (at its own expense):

(i) Annual Financial Reporting.  Within one hundred twenty (120) days after the close of each of its fiscal years, audited financial statements for such GWG Party for such fiscal year prepared both (A) in accordance with GAAP and (B) after giving effect to the accrued Expected IRR on the Policies included in the Seller’s managed portfolio in the Consolidated Net Income of such Transaction Party and otherwise in accordance with GAAP (“Accrual Basis Accounting”), and in each case certified in a manner acceptable to the Agent by nationally recognized independent public accountants acceptable to the Agent.

(ii) Quarterly Reporting.  Within forty-five (45) days after the close of each quarterly period of each of its fiscal years, balance sheets for such GWG Party as at the close of each such period and statements of income and retained earnings and a statement of cash flows for such GWG Party for the period from the beginning of such fiscal year to the end of such quarter, all prepared both (A) in accordance with GAAP and (B) in accordance with Accrual Basis Accounting, in each case subject to normal year-end adjustments and without footnotes and certified by such GWG Party’s president, executive vice president, chief executive officer or chief financial officer.

(iii) Monthly Reporting.  Within thirty (30) days after the close of each calendar month, balance sheets for such GWG Party as at the close of each such month and statements of income and retained earnings and a statement of cash flows for such GWG Party for the period from the beginning of the current fiscal year to the end of such calendar month, all prepared both (A) in accordance with GAAP and (B) in accordance with Accrual Basis Accounting, in each case subject to normal year-end adjustments and without footnotes and certified by such GWG Party’s president, executive vice president, chief executive officer or chief financial officer.

(iv) Compliance Certificate.  Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit C signed by such GWG Party’s president, executive vice president, chief executive officer or chief financial officer and dated the date of such annual financial statement, quarterly financial statement or monthly financial statement, as the case may be.

(v) Filings and Investor Reports.  Promptly upon the filing or distribution thereof, copies of all registration statements and annual, quarterly, monthly or other reports which any GWG Party or any Affiliate of a GWG Party files with the Securities and Exchange Commission or distributes to its equity investors, if any.

(vi) ERISA.  Promptly after the filing or receiving thereof, each GWG Party shall provide the Agent with copies of all reports and notices with respect to any “Reportable Event” as defined in Article IV of ERISA which such GWG Party or any ERISA Affiliate files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U. S. Department of Labor or which such GWG Party or any ERISA Affiliate receives from any such Person.

(vii) Notices Under Related Documents.  Forthwith upon its receipt of any material notice, request for consent, financial statements, certification, report or other material communication under or in connection with any Related Document from any Person other than the Agent, copies of the same.

(viii) Change in Operating Policies and Practices.  At least ten (10) Business Days prior to the effectiveness of any material change in or amendment to the Operating Policies and Practices, a copy of the Operating Policies and Practices then in effect and a notice indicating such change or amendment.

(ix) Subordinated Indebtedness Reporting.  Concurrently with the delivery of the monthly report pursuant to subsection (iii) above, the GWG Parties shall provide to the Agent a status report concerning the Subordinated Indebtedness Debentures as of the end of such month certified by a Responsible Officer of each of the GWG Parties, which report shall include (a) the aggregate principal balance of and aggregate accrued and unpaid interest on, the outstanding Subordinated Indebtedness Debentures as of such month end (both in the aggregate and separately by issuer and by the maturity date), (b)  a statement that none of the GWG Parties is an “investment company” within the meaning of the Investment Company Act of 1940, and (c) such other information as may be reasonably requested by the Agent from time to time.  The GWG Parties shall promptly notify the Agent of the filing of any registration statement with respect to the Subordinated Indebtedness Debentures, and of the withdrawal of any such registration statement.  In addition, the GWG Parties shall deliver to the Agent promptly (and in any event within one (1) Business Day) after their receiving the same, a copy of each comment letter or other correspondence received from the SEC or any other Governmental Authority relating to the Subordinated Indebtedness or the status of the GWG Parties for purposes of the Investment Company Act of 1940.

(x) [Reserved].

(xi) Other Information.  Such other information as the Agent may from time to time reasonably request.

All financial statements required to be delivered in respect of the Performance Guarantor pursuant to this Section 5.01 must be delivered on both a consolidated (with its consolidated subsidiaries) and a consolidating basis.  All financial statements required to be delivered in respect of the Borrower pursuant to this Section 5.01 must be delivered on a stand-alone basis presented as supplemental consolidating financial statements.

(b) Notices.  Each GWG Party will notify the Agent in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

(i) Events of Default, Potential Events of Default, Termination Events and Liquidity Trigger Events.  The occurrence of each Event of Default, each Potential Event of Default, each Termination Event and each Liquidity Trigger Event, by a statement of the president, executive vice president, chief executive officer or chief financial officer of such GWG Party.

(ii) Judgment.  The entry of (A) any judgment or decree against the Borrower or (B) any judgment or decree against any other GWG Party or any of their respective Subsidiaries if the aggregate amount of all judgments and decrees then outstanding against the GWG Parties and their respective Subsidiaries exceeds $250,000 (net of any insurance proceeds actually received by the applicable GWG Parties or their Subsidiaries with respect to such judgment) or such judgment or decree would otherwise be reasonably likely to have a Material Adverse Effect.

(iii) Litigation.  The institution of any litigation, investigation, arbitration proceeding or governmental proceeding (A) against or involving the Borrower or to which the Borrower becomes a party or (B) against or involving any other GWG Party or any Subsidiary of a GWG Party if the amount in controversy exceeds $250,000 or if such litigation, arbitration proceeding or governmental proceeding, if adversely determined against such GWG Party or such Subsidiary, would be reasonably likely to have a Material Adverse Effect or if such litigation, investigation, arbitration proceeding or governmental proceeding includes any allegation of criminal or fraudulent acts or omissions on the part of any GWG Party.

(c) Compliance With Laws.  Each GWG Party will comply in all material respects with all applicable laws, rules, regulations, orders writs, judgments, injunctions, decrees or awards to which it may be subject (including, without limitation, all applicable laws, rules and regulations relating to consumer lending, other consumer transactions and/or life settlements).  Each GWG Party will pay when due any taxes payable by it when due other than those taxes which are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained in accordance with GAAP.

(d) Audits.  Subject to applicable laws, rules and regulations, each GWG Party will furnish to the Agent from time to time upon at least two Business Days’ prior written notice, such information with respect to it, the Assets and the Other Conveyed Property with respect thereto, the Insureds or Life Settlement Providers, as applicable, and the Originators as the Agent may reasonably request which is in such GWG Party’s possession or to which such GWG Party has reasonable access.  Subject to applicable laws, rules and regulations, each such GWG Party shall, from time to time during regular business hours as requested by the Agent, permit the Agent, or its agents or representatives at such GWG Party’s expense, (i) to examine and make copies of and abstracts from all Records in the possession or under the control of any GWG Party and any Servicer relating to the Collateral, including, without limitation, the related Asset Documents and other Records, and (ii) to visit the offices and properties of any GWG Party and any Servicer for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to any GWG Party’s financial condition or the Assets and the Other Conveyed Property or any GWG Party’s or Servicer’s performance under the Related Documents to which it is a party or under the Asset Documents with any of the officers or employees of such GWG Party or Servicer having knowledge of such matters.  In addition, the Agent may from time to time, at the reasonable expense of the Borrower, (i) perform or direct any GWG Party or Servicer to perform background checks on any material personnel hired by such GWG Party or Servicer after the Closing Date, (ii) contact Initial Lenders, Obligors, Insureds or Life Settlement Providers, as applicable, and Originators directly for the purpose of confirming information relating to the Assets, (iii) accompany any GWG Party on any due diligence or collateral audit conducted with respect to any Originator or Initial Lender or Life Settlement Provider, as applicable, and (iv) in its discretion, independently conduct any such due diligence or collateral audit itself.  Subject to applicable laws, rules and regulations, each GWG Party shall cooperate (and shall cause each Servicer to cooperate) with the Agent in any such background check, confirmation or audit and shall furnish to the Agent all information (including, without limitation, names and addresses of Obligors and Insureds) that the Agent may reasonably request in connection therewith.

(e) Keeping and Marking of Records and Books.

(i) Each GWG Party will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate Records relating to the Assets in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable in light of industry practice for the collection of all Assets (including, without limitation, records adequate to permit the immediate identification of each new Asset and all Collections of and adjustments to each existing Asset).  Each such GWG Party will give the Agent notice of any material change in the administrative and operating procedures referred to in the previous sentence.

(ii) Each GWG Party will (a) on or prior to the date hereof, mark its master data processing records relating to the Assets with a legend, acceptable to the Agent, describing the security interest of the Agent and (b) upon the request of the Agent following the occurrence of any Event of Default, to the extent it is permitted to do so, deliver to the Agent or its designee all Asset Documents in its possession or under its control (including, without limitation, all multiple originals of any such Asset Documents).

(f) Compliance With Asset Documents and Operating Policies and Practices.  Each GWG Party will timely and fully (i) perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Asset Documents related to the Assets, and (ii) comply in all material respects with the Operating Policies and Practices in regard to each Asset, the Other Conveyed Property with respect thereto and the related Asset Documents.

(g) Purchase of Assets From the Seller.  With respect to each Asset purchased, originated or otherwise acquired by the Seller during the period from the date hereof to the Program Maturity Date that is transferred to the Borrower or the Titling Trust pursuant to the Sale and Servicing Agreement, each GWG Party shall take (or cause to be taken) all actions necessary to vest legal and equitable title to such Asset and the Other Conveyed Property and Collections with respect thereto irrevocably in the Borrower pursuant to and in accordance with the Sale and Servicing Agreement and the other Related Documents, including, without limitation, (i) the giving of all notices and the filing of all financing statements or other similar instruments or documents reasonably necessary under the UCC of all appropriate jurisdictions or any other law to perfect and protect the Borrower’s interest in such Asset and Other Conveyed Property as against any purchasers from, or creditors of, any other GWG Party and (ii) such other actions to perfect, protect or more fully evidence the interest of the Borrower in such Asset or Other Conveyed Property as the Agent or any Secured Party may reasonably request.

(h) Security Interest.  Each GWG Party shall take all necessary actions to establish and maintain a valid and perfected first priority security interest in the Collateral, to the full extent contemplated herein, in favor of the Agent for the benefit of the Secured Parties, including, without limitation, (i) the giving of all notices and the filing of all financing statements or other similar instruments or documents reasonably necessary under the UCC of all appropriate jurisdictions or any other law to perfect and protect the security interest of the Agent in the Collateral as against any purchasers from, or creditors of, any GWG Party and (ii) such other actions to perfect, protect or more fully evidence the respective interests of the Agent and the Secured Parties in the Collateral as the Agent or the Lenders may reasonably request.

(i) Payment to the Seller.  With respect to any Asset acquired by the Borrower from the Seller, each GWG Party shall cause such conveyance to be effected under, and in compliance with the terms of, the Sale and Servicing Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to the Seller in respect of the purchase price for such Asset.  With respect to any Asset purchased by the Seller from a Life Settlement Provider or Insured, as applicable, each GWG Party shall cause such sale to be effected under, and in compliance with the terms of, the applicable Purchase and Sale Agreement and Origination Agreement (if applicable), including, without limitation, the terms relating to the amount and timing of payments to be made to the Life Settlement Provider or Insured, as applicable, in respect of the purchase price for such Asset.

(j) Enforcement of Related Documents.  The Borrower will (i) maintain each such Related Document in full force and effect, and (ii) take any action required or permitted to be taken by it under any Related Document as reasonably directed by the Agent, including, without limitation, (A) making claims to which it may be entitled under any indemnity reimbursement or similar provision contained in any Related Document, (B) enforcing its rights and remedies (and the rights and remedies of the Agent and the Lenders, as assignees of the Borrower) under any Related Document and (C) making demands or requests for information or reports or for action from the other party or parties to such Related Documents.

(k) Corporate Separateness.  Each GWG Party acknowledges that the Lenders are entering into the transactions contemplated by this Agreement in reliance upon the Borrower’s identity as a separate legal entity from the Parent Group Members.  Therefore, from and after the date of execution and delivery of this Agreement, each GWG Party shall take all reasonable steps including, without limitation, all steps that the Agent or the Lenders may from time to time reasonably request to maintain the Borrower’s identity as a separate legal entity and to make it manifest to third parties that the Borrower is an entity with assets and liabilities distinct from those of the Parent Group Members.  Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, the Borrower shall:

(i) conduct its own business in its own name and require that all full-time employees of the Borrower (if any) identify themselves as such and not as employees of any Parent Group Member (including, without limitation, by means of providing appropriate employees with business or identification cards identifying such employees as the Borrower’s employees);

(ii) to the extent any employee, consultant or agent of the Borrower is also an employee, consultant or agent of any Parent Group Member, allocate, on a reasonable basis the compensation of such employee, consultant or agent between the Borrower and such Parent Group Member;

(iii) clearly identify its office space (by signage or otherwise) as its offices;

(iv) conduct all transactions with any Parent Group Member (including, without limitation, any delegation of its obligations hereunder) strictly on an arm’s-length basis and, to the extent allocated, allocate all overhead expenses (including, without limitation, telephone and other utility charges and rent for office space) for items shared between the Borrower and such Parent Group Member on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;

(v) at all times have at least one director who is an Independent Director; and promptly reimburse any Parent Group Member in respect of any losses or expenses which are claimed by such Independent Director in his or her capacity as Independent Director and which are paid by such Parent Group Member;

(vi) observe all limited liability company formalities as a distinct entity, and ensure that all limited liability company actions relating to (A) the dissolution or liquidation of the Borrower and (B) the initiation or participation in, acquiescence in or consent to any bankruptcy, insolvency, reorganization or similar proceeding involving the Borrower, are duly authorized by unanimous vote of its Board of Directors (including the Independent Director);

(vii) observe all limited liability company formalities as a distinct entity, and ensure that all limited liability company actions relating to (A) the selection, maintenance or replacement of the Independent Manager, (B) the dissolution or liquidation of the Borrower and (C) the initiation or participation in, acquiescence in or consent to any bankruptcy, insolvency, reorganization or similar proceeding involving the Borrower, are duly authorized by unanimous vote of its Board of Directors (including the Independent Manager);

(viii) maintain the Borrower’s books and records separate from those of each Parent Group Member and otherwise readily identifiable as its own assets rather than assets of any Parent Group Member;

(ix) prepare its financial statements separately from those of the Parent Group Members and insure that any consolidated financial statements of any Parent Group Member that include the Borrower have detailed notes clearly stating that the Borrower is the owner of the Assets, is a separate legal entity and that its assets will be available first and foremost to satisfy the claims of the creditors of the Borrower;

(x) except as herein specifically otherwise provided, not commingle funds or other assets of the Borrower with those of any Parent Group Member and not maintain bank accounts or other depository accounts to which any Parent Group Member is an account party, into which any Parent Group Member makes deposits or from which any Parent Group Member has the power to make withdrawals;

(xi) not permit any Parent Group Member to pay any of the Borrower’s operating expenses (except pursuant to allocation arrangements that comply with the requirements of this Section 5.01(k));

(xii) not hold itself out as responsible for the debts of any Parent Group Member;

(xiii) not permit any Parent Group Member to hold itself out as responsible for the debts of the Borrower; and

(xiv) maintain its charter documents in conformity with this Agreement, such that (1) it does not amend, restate, supplement or otherwise modify its certificate of formation or limited liability company agreement in any respect that would impair its ability to comply with the terms or provisions of any of the Related Documents, including, without limitation, Section 5.01(k) of this Agreement; and (2) its limited liability company agreement, at all times that this Agreement is in effect, provides for not less than five (5) days’ prior written notice to the Agent of the replacement or appointment of any director that is to serve as an Independent Director in accordance with Section 5.01(q).

Each GWG Party other than the Borrower shall take all actions necessary on its part in order to ensure (x) compliance with the covenants of the Borrower set forth in this Section 5.01(k) and (y) that the statements, facts and assumptions set forth in the opinion issued by Locke Lord Bissell & Liddell LLP, as counsel for the GWG Parties, dated the Restatement Effective Date and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct at all times.

(l) True Sale.  Each GWG Party shall take all such actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion of Locke Lord Bissell & Liddell LLP, counsel for the GWG Parties, dated the Restatement Effective Date and relating to true sale issues under the Sale and Servicing Agreement, and in the certificates accompanying such opinion, remain true and correct at all times.

(m) Collections.  Each GWG Party shall (and shall cause each Servicer to), to the extent such GWG Party has the right or obligation to do so pursuant to the Related Documents and Asset Documents, (i) promptly after acquisition by the Borrower of the related Purchased Policy, direct all applicable Qualified Life Insurance Carriers and other obligors in respect of the Policies to make all payments in respect of such collateral directly to a Deposit Account, (ii) direct all Obligors to remit Collections in respect of the Assets directly to a Deposit Account or the Collection Account and (iii) direct all Collections deposited to a Deposit Account to be remitted by wire transfer on a daily basis directly to the Collection Account.  If any Collections are received by any GWG Party, any Servicer or any of their respective Affiliates, each GWG Party shall cause such Collections to be remitted directly to the Collection Account as soon as practicable and in any event within one (1) Business Day of such GWG Party’s, such Servicer’s or such Affiliate’s receipt of same, and, at all times prior to such remittance, such GWG Party, such Servicer or such Affiliate shall hold such Collections in trust, for the exclusive benefit of the Agent on behalf of the Secured Parties.  Each GWG Party will use commercially reasonable efforts (and will cause each Servicer and each of its Affiliates to use commercially reasonable efforts) not to permit any check or other funds to be deposited into the Collection Account other than Collections in respect of the Collateral.  To the extent any funds other than Collections are deposited into the Collection Account, the Master Servicer shall promptly (and in any event within one Business Day) identify such funds and notify the Agent of the same and direct the Agent to remit such funds to the Person entitled thereto.  The Agent may at any time following the occurrence of an Event of Default request each GWG Party to, and each GWG Party thereupon promptly shall, direct all Obligors to remit all payments with respect to the Collateral to a new depository account specified by the Agent (which new account shall, if so directed by the Agent, be established in the Agent’s own name).

(n) Fidelity Insurance.  The Seller shall maintain at all times an employee dishonesty policy providing an indemnity for losses caused by the fraudulent or dishonest acts of the Seller’s officers and employees in an amount no less than $1,000,000 in form and scope reasonably satisfactory to the Agent.  Each such insurance policy shall name the Agent as an additional insured.  In the event any GWG Party receives any payment in respect of any such policy, such GWG Party shall deposit the amount of such payment into the Collection Account and such payment shall be treated as Collections hereunder.  The Seller shall provide to the Agent, not less than annually, evidence reasonably satisfactory to the Agent demonstrating that each insurance policy required to be maintained by them hereunder has been so maintained and all premiums required to be paid with respect thereto have been so paid.

(o) Deposit Accounts.  Each GWG Party will cause each Deposit Account to be subject at all times to a Deposit Account Control Agreement duly executed by the Borrower and the applicable Deposit Account Bank.

(p) Covenants under Other Related Documents.  Each GWG Party will (and will cause each Servicer to) timely and fully perform, observe and comply with all of the provisions, covenants and other terms required to be performed or observed by it under each Related Document to which it is a party in accordance with its terms.

(q) Removal and Appointment of Independent Director.  The Borrower will notify the Agent in writing of (i) the decision to appoint a new Person as the “Independent Director” of the Borrower for purposes of this Agreement, such notice (a) to be issued not less than five (5) days prior to the effective date of such appointment and (b) to contain a written certification of a Responsible Officer of the Borrower that the designated Person satisfies the criteria set forth in the definition herein of “Independent Director,” and (ii) the removal of any Independent Director of the Borrower, such notice (a) to be issued promptly, but in any event, not less than five (5) days prior to the appointment of a replacement Independent Director and (b) to contain a written certification of a Responsible Officer of the Borrower citing which clause of Section 5.02(n) permits the removal of such Independent Director.

Section 5.02 Negative Covenants.

Until the Final Payout Date, each GWG Party agrees on behalf of itself that it will perform and observe the covenants and agreements set forth in this Section 5.02.

(a) Name Change, Offices, Records and Books of Accounts; Jurisdiction of Organization.  No GWG Party will change its name, identity or corporate structure or relocate its chief executive office or jurisdiction of organization or any office where Records are kept unless it shall have:  (i) given the Agent at least thirty (30) days’ prior notice thereof and (ii) delivered to the Agent all financing statements, instruments and other documents reasonably requested by the Agent in connection with such change or relocation.  The Borrower will not change its jurisdiction of organization to a jurisdiction other than the State of Delaware.  No GWG Party will change its jurisdiction of organization to a jurisdiction outside of the United States.

(b) Change in Deposit Accounts.  No GWG Party will add or terminate any Deposit Account relating to the Assets from those listed in Schedule II, or make any change in its instructions to Obligors or insurance companies regarding payments to be made to any Deposit Account, unless (i) after giving effect to any such addition, termination or other change, all Obligors have been instructed to make payments directly to a Deposit Account covered by a Deposit Account Control Agreement duly executed by the Borrower and the applicable Deposit Account Bank and (ii) in the case of any addition of a new bank proposed to be a Deposit Account Bank, the Agent shall have approved in writing the use of such bank for such purpose.

(c) Modifications to Asset Documents and Operating Policies and Practices.  No GWG Party will make any change to the Operating Policies and Practices which would be reasonably likely to adversely affect the collectibility of any Asset in any material respect or increase the risk profile of any newly created Assets in any material respect.  No GWG Party will make any material change to the Operating Policies and Practices without the prior consent of the Agent.  Except as expressly permitted under the Life Settlement Servicing Agreement, no GWG Party will extend, amend or otherwise modify the terms of any Asset or any Asset Document related thereto or request or receive any Policy Loans in respect of any Purchased Policy.

(d) Merger.  The Borrower shall not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or any material part of its assets (whether now owned or hereafter acquired) to, or acquire all or any material part of the assets of, any Person.  No other GWG Party shall merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or any material part of its assets (whether now owned or hereafter acquired) outside of the ordinary course of business to any Person, or acquire all or any material part of the assets of any Person, or permit of any its Subsidiaries to do any of the foregoing, except that any Subsidiary of the Seller may merge or consolidate with or transfer assets to or acquire assets from any other Subsidiary of the Seller, provided that (x) immediately after giving effect to such proposed transaction, no Event of Default or Potential Event of Default would exist, (y) in the case of any such merger to which the Seller is a party, the Seller is the surviving entity and (z) no Asset acquired by any of the GWG Parties or any of their Subsidiaries in connection with any such transaction shall be considered an Eligible Asset hereunder without the Agent’s prior written consent.

(e) Sales, Liens, Etc.  The Borrower shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Collateral or any other asset of the Borrower or assign any right to receive income in respect thereof (in each case other than Permitted Liens and sales permitted pursuant to Section 2.14), and the Borrower shall defend the right, title and interest of the Agent and the Secured Parties in, to and under any of the foregoing property, against all claims of third parties claiming through or under the Borrower.  The Seller shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Asset or assign any right to receive income in respect thereof (in each case other than Permitted Liens and sales permitted pursuant to Section 2.14).

(f) Amendments to the Related Documents.  The Borrower shall not, without the prior written consent of the Agent, (i) cancel or terminate any Related Document, (ii) give any consent, waiver, directive or approval under any Related Document, (iii) waive any default, action, omission or breach under any Related Document, or otherwise grant any indulgence thereunder, or (iv) amend, supplement or otherwise modify any of the terms of any Related Document.

(g) Nature of Business; Other Agreements.  The Borrower shall not engage in any business or activity of any kind or enter into any transaction or indenture, mortgage, instrument, agreement, contract, lease or other undertaking other than the transactions contemplated and authorized by this Agreement and the other Related Documents.

(h) Indebtedness.  Neither the Seller nor the Borrower shall create, incur, guarantee, assume or suffer to exist any Indebtedness or other liabilities, whether direct or contingent, other than (i) as a result of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (ii) the incurrence of obligations under the Related Documents, (iii) the incurrence of operating expenses in the ordinary course of business (which, in the case of the Borrower, shall be of the type otherwise contemplated in Section 5.01(k) of this Agreement) and (iv) solely in the case of the Seller, Life Notes.

(i) Amendments to Organizational Documents.  The Borrower shall not amend, waive or otherwise modify its certificate of formation or limited liability company agreement in any material respect, and no GWG Party shall take any such action to effect or authorize any such amendment, waiver or modification, in any such case without the prior written consent of the Agent, provided that (x) the Borrower will provide not less than five (5) Business Days’ prior written notice to the Agent of any such amendment, waiver or modification and (y) no such amendment, waiver or modification that requires the consent of the “Independent Director” of the Borrower (as such term is defined in the limited liability company agreement of the Borrower as in effect on the date hereof) shall be made without the prior written consent of the Agent.

(j) Distributions and Investments.  No GWG Party will make any loans or advances to or other investments in any other Person, or declare or pay any dividends or other distributions to its members, except that the Borrower may make distributions to their respective members, and the Seller and the Performance Guarantor may make loans or advances to other investments in any other Person and distributions to its members, in each case, if both before and after such transaction, no Event of Default, Potential Event of Default, Termination Event or Liquidity Trigger Event is continuing or would result therefrom.

(k) ERISA.  No GWG Party will (1) engage or permit any ERISA Affiliate to engage in any prohibited transaction for which an exemption is not available or has not previously been obtained from the U.S. Department of Labor; (2) permit to exist any accumulated funding deficiency, as defined in Section 302(a) of ERISA and Section 412(a) of the Code, or funding deficiency with respect to any Benefit Plan other than a Multiemployer Plan; (3) fail to make any payments to any Multiemployer Plan that the any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto; (4) terminate any Benefit Plan so as to result in any liability in excess of $50,000; or (5) permit to exist any occurrence of any reportable event described in Title IV of ERISA which represents a material risk of a liability in excess of $50,000 of any ERISA Affiliate under ERISA or the Code.

(l) Subsidiaries.  The Borrower shall not establish, create or permit to exist any subsidiary (other than the Titling Trust).

(m) Transaction Information.  No GWG Party shall, nor shall it permit any Affiliate of a GWG Party or any third party with which a GWG Party or any Affiliate thereof has contracted to, deliver, in writing or orally, to any nationally recognized statistical rating organization providing or proposing to provide a rating to, or monitoring a rating of, the Conduit Lender’s commercial paper, any Transaction Information without providing such Transaction Information to the Agent prior to delivery to such nationally recognized statistical rating organization or participate in any oral communications with respect to Transaction Information with such nationally recognized statistical rating organizations without the participation of a 17g-5 Representative of the Agent.

(n) Removal of Independent Director.  No GWG Party shall, nor shall it permit any of its Affiliates to, remove or permit the removal of any Independent Director of any Borrower, except (1) for Cause, (2) in the event the Independent Director ceases to be employed by the service provider which is his or her employer on the date such Independent Director was first engaged by the Borrower, or (3) with the written consent of the Agent.

(o) Subordinated Indebtedness.  The GWG Parties will not, without the prior written consent of the Agent and the Lenders (i) make any payments in respect of outstanding Subordinated Indebtedness Debenture or cause the issuance of any additional Subordinated Indebtedness Debenture, if at the time of such proposed payment or issuance an Event of Default, Potential Event of Default or Termination Event exists or would result therefrom, (ii) issue any Subordinated Indebtedness Debenture other than Life Notes issued by GWG Life Settlements pursuant to the Note Issuance and Security Agreement and the Holdings Debentures issued by the Performance Guarantor pursuant to the GWG Indenture and the Registration Statement, unless and until the Agent and the Lenders have had a reasonable opportunity to review the related Subordinated Indebtedness Issuance Agreement and related Subordinated Indebtedness Prospectus and have consented to such issuance, such consent not to be unreasonably withheld, (iii) issue or permit the transfer of any Subordinated Indebtedness Debenture except in accordance with the terms and conditions of the applicable Subordinated Indebtedness Issuance Agreement and in a manner consistent with the disclosures made in the applicable Subordinated Indebtedness Prospectus including, without limitation, in each case the transfer restrictions therein or (iv) permit any Subordinated Indebtedness Issuance Agreement, Subordinated Indebtedness Prospectus or Subordinated Indebtedness Debenture to be amended, supplemented or otherwise modified except for amendments, supplements and other modifications that (I) are necessary to comply with changes in applicable securities laws for which the Agent is given prior or concurrent written notice or (II) do not have a Material Adverse Effect.

(p) Life Notes.   Since June 14, 2011, no GWG Party has issued, and each GWG Party agrees that it shall not permit the issuance of, any Life Notes except for refinancing of Life Notes funded by existing Life Note investors that do not have the effect of increasing the outstanding principal balance of the Life Notes.

Section 5.03 Financial Covenants.  Until the Final Payout Date:

(a) The Performance Guarantor covenants and agrees that it shall maintain, as at the end of each fiscal year (commencing with fiscal year 2012), a positive Consolidated Net Income for the four fiscal quarter period then ending.

(b) The Performance Guarantor covenants and agrees that it shall cause, at all times, its Tangible Net Worth to be not less than $15,000,000.

ARTICLE VI

EVENTS OF DEFAULT; TERMINATION EVENTS

Section 6.01 Events of Default.  If any of the following events (each an “Event of Default”) shall occur:

(a) any GWG Party shall fail to make any payment or deposit as and when required under this Agreement or any other Related Document and such failure shall remain unremedied for two (2) Business Days; or the Obligations shall not be paid in full on or prior to the Program Maturity Date; or

(b) a Borrowing Base Deficiency shall occur and shall remain unremedied for five (5) consecutive Business Days; or

(c) any representation, warranty, certification or statement made by any GWG Party pursuant to or in connection with this Agreement or any other Related Document shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Annualized Default Rate shall at any time exceed 10%; or

(e) any GWG Party shall fail to perform or observe any term, covenant or agreement set forth in Section 5.03;

(f) any GWG Party shall fail to perform or observe any term, covenant or agreement hereunder or under any other Related Document (other than as referred to above in this Section) and, if capable of being cured, such failure shall remain unremedied for fifteen (15) days after the earlier to occur of (x) the date on which a Responsible Officer of such GWG Party knows of such failure and (y) the date on which the Agent or any Secured Party notifies such GWG Party of such failure; or

(g) an Insolvency Event shall occur with respect to any GWG Party or any Subsidiary thereof; or

(h) the Agent, for the benefit of the Secured Parties, shall, for any reason, fail to have a valid and perfected first priority security interest in all of the Assets and the other Collateral; or any Adverse Claims shall exist with respect to the Collateral other than Permitted Liens; or the Borrower (or the Titling Trust on their behalf) shall, for any reason, fail to have a valid and perfected first priority ownership interest in each Asset and the Other Conveyed Property and Collections with respect thereto, free and clear of all Adverse Claims other than Permitted Liens; or

(i) (A) any GWG Party or Subsidiary thereof other than GWG DLP Funding, LLC shall fail to pay any Indebtedness in excess of $100,000 when due; or (B) any GWG Party or Subsidiary thereof other than GWG DLP Funding, LLC shall default in the performance of any term, provision or condition contained in any agreement under which any such Indebtedness was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or

(j) a Master Servicer Default shall occur; or

(k) there shall have been any material adverse change in the financial condition or operations of any GWG Party since the Closing Date, which in the judgment of the Agent, has or could reasonably be expected to have a Material Adverse Effect; or

(l) a Change of Control shall occur; or

(m) the annual audited consolidated financial statements for any GWG Party are qualified in any material manner; or

(n) any Key Employee shall cease to be actively employed by the Seller or shall cease to have primary responsibility for managing the operations of the Seller and shall not have been replaced by successors satisfactory to the Agent within sixty (60) days; or

(o) any Hedge Counterparty fails or ceases to be an Eligible Hedge Counterparty and such Hedge Counterparty is not replaced by an Eligible Hedge Counterparty under all Hedge Transactions to which it is a party within thirty (30) days following the date on which such Hedge Counterparty ceased to be an Eligible Hedge Counterparty, such replacement to be made pursuant to documentation in form and substance reasonably satisfactory to the Agent; or

(p) the Borrower fails to maintain in full force and effect all Hedge Transactions required to be maintained by it pursuant to Section 2.06 or any “Event of Default” or “Termination Event” shall occur under any such Hedge Transaction with the Borrower as the “Defaulting Party” or “Affected Party”; or

(q) the Master Servicer, the Life Settlement Servicer, the Backup Servicer, the Titling Trust Trustee or the Custodian shall have delivered a notice of resignation under the Sale and Servicing Agreement, the Life Settlement Servicing Agreement, the Backup Servicing Agreement, the Trust Agreement or the Custodian Agreement, as applicable, and shall not have been replaced with a successor Master Servicer, Life Settlement Servicer, Backup Servicer, Titling Trust Trustee or Custodian, as applicable, satisfactory to the Agent in its sole discretion within thirty (30) days of the date such notice is so delivered, or the Sale and Servicing Agreement, the Life Settlement Servicing Agreement, the Backup Servicing Agreement, the Titling Trust Agreement or the Custodian Agreement (or the provisions of any of the foregoing relating to the duties of the Master Servicer, the Life Settlement Servicer, the Backup Servicer, the Titling Trust Trustee or the Custodian, as applicable) shall otherwise cease to be in full force and effect; or

(r) the Any Person shall be appointed as an Independent Director of the Borrower without prior notice and certification thereof having been given to the Agent in accordance with Section 5.01(q) or without satisfying all of the criteria set forth in the definition herein of “Independent Director.”

(s) a Governmental Authority shall direct that the activities of any GWG Party, the Backup Servicer or any Servicer relating to the origination, purchase and/or servicing of Policies be terminated; or any other law, rule or regulation or other action by any Governmental Authority shall occur or be in effect that shall make it unlawful for the any GWG Party, the Backup Servicer or any Servicer to originate, purchase and/or service Policies; or

(t) the Performance Guaranty shall cease to be in full force and effect or the Performance Guarantor shall so assert; or

(u) the occurrence of a Liquidity Trigger Event, which is not cured within fifteen (15) days after such occurrence, provided that if a Liquidity Trigger Event has occurred twice during the twelve (12) months prior to such occurrence, then no such cure period shall apply and such occurrence shall immediately be an Event of Default;

then, and in any such event, the Agent may by notice to the Borrower, declare the Program Maturity Date to have occurred, whereupon all of the Obligations shall become immediately due and payable, except that, in the case of any Insolvency Event relating to any GWG Party, the Program Maturity Date shall be deemed to have occurred automatically upon the occurrence of such event and all of the Obligations shall automatically become and be immediately due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.  Upon any such declaration or automatic occurrence, the Secured Parties shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided to a secured party under the UCC of the applicable jurisdiction and other applicable laws, which rights shall be cumulative.  The rights and remedies of a secured party which may be exercised by any Lender or the Agent pursuant to this Article VI shall include, without limitation, the right, without notice except as specified below, to solicit and accept bids for and sell the Collateral or any part thereof in one or more parcels at a public or private sale, at any exchange, broker’s board or at any of the Lenders’ or the Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Lenders or the Agent may deem commercially reasonable.  The Borrower agree that, to the extent notice of sale shall be required by law, ten (10) days’ notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification and that it shall be commercially reasonable for the Lenders or the Agent to sell the Collateral on an “as is” basis, without representation or warranty of any kind.  Neither the Lenders nor the Agent shall be obligated to make any sale of Collateral regardless of notice of sale having been given and may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

At any time following the occurrence of an Event of Default:

(i)           At the Agent’s request and at Borrower’s expense, each GWG Party shall notify each Obligor and each Insured of the Agent’s security interest in the Assets under this Agreement and direct that payments be made directly to the Agent or its designee;

(ii)           At the Agent’s request and at the Borrower’s expense, each GWG Party shall (A) assemble all of the documents, instruments and other Records (including, without limitation, computer tapes and disks) that evidence or relate to the Collateral, or that are otherwise necessary to collect the Collateral and which are in its possession, and shall make the same available to the Agent at a place selected by the Agent or its designee, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Collateral in a manner acceptable to the Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly indorsed or with duly executed instruments of transfer, to the Agent or its designee.

Each GWG Party hereby authorizes the Agent, and hereby irrevocably appoints the Agent as its attorney-in-fact coupled with an interest, with full power of substitution and with full authority in place of such GWG Party, following the occurrence and during the continuation of an Event of Default, to take any and all steps in such GWG Party’s name and on behalf of such GWG Party that are necessary or desirable, in the determination of the Agent, to collect amounts due under the Collateral, including, without limitation, (i) endorsing such GWG Party’s name on checks and other instruments representing Collections of Collateral, (ii) enforcing the Assets, the Other Conveyed Property and the Related Documents, including to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in connection therewith and to file any claims or take any action or institute any proceedings that the Agent (or such designee) may deem to be necessary or desirable for the collection thereof or to enforce compliance with the terms and conditions of, or to perform any obligations or enforce any rights of the Borrower in respect of, the Assets and the Other Conveyed Property and the Related Documents.

Section 6.02 Termination Events.  If any of the following events (each a “Termination Event”) shall occur:

(a) a Governmental Authority shall direct that the activities of the Agent or the Lenders, or any Affiliate of any Lender or the Agent, contemplated hereby be terminated (whether or not such direction has the force of law) or any other law, rule or regulation or other action by any Governmental Authority shall occur or be in effect that shall make it unlawful for any GWG Party, the Borrower, the Lenders or the Agent to enter into or perform or exercise any of their respective rights or obligations under this Agreement or any other Related Document; or

(b) any Event of Default;

then, and in any such event, the Agent may by notice to the Borrower, declare the Termination Date to have occurred, whereupon the Lenders shall have no further obligation to make any Advances hereunder.

ARTICLE VII

THE AGENT

Section 7.01 Authorization and Action.  By accepting the benefits of this Agreement, each Secured Party hereby designates and appoints DZ Bank to act as its agent hereunder and under each other Related Document, and authorizes the Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Agent by the terms of this Agreement and the other Related Documents together with such powers as are reasonably incidental thereto.  The Agent shall not have any duties or responsibilities, except those expressly set forth herein or in any other Related Document, or any fiduciary relationship with any Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Agent shall be read into this Agreement or any other Related Document or otherwise exist for the Agent.  In performing its functions and duties hereunder and under the other Related Documents, the Agent shall act solely as agent for the Secured Parties and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for any GWG Party.  The Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement, any other Related Document or applicable law.  The appointment and authority of the Agent hereunder shall terminate on the Final Payout Date.  Each Secured Party hereby authorizes the Agent to execute each of the Uniform Commercial Code financing statements, together with such other instruments or documents determined by the Agent to be necessary or desirable in order to perfect, evidence or more fully protect the interest of the Secured Parties contemplated hereunder, on behalf of such Secured Party (the terms of which shall be binding on such Secured Party).  The Borrower may in any event act in accordance with the instructions of the Agent without further inquiry into the authority of the Agent to give such instructions.

Without limiting the generality of the foregoing, the Agent is authorized (but not required) to act on behalf of the Secured Parties in connection with providing such instructions, approvals, waivers or consents as may from time to time be required hereunder or under the other Related Documents to permit or authorize or direct the Borrower to take or refrain from taking any action under the Related Documents; provided that the Agent may at any time, in its sole discretion, elect to refrain from providing any such instructions, approvals, waivers or consents until such time as it shall have received the consent thereto of the Majority Lenders.

Section 7.02 Delegation of Duties.  The Agent may execute any of its duties under this Agreement and each other Related Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 7.03 Exculpatory Provisions.  Neither the Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement or any other Related Document (except for its, their or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Secured Parties for any recitals, statements, representations or warranties made by any GWG Party contained in this Agreement, any other Related Document or any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement, or any other Related Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or any other Related Document or any other document furnished in connection herewith or therewith, or for any failure of any GWG Party to perform its obligations hereunder or thereunder, or for the satisfaction of any condition specified in Article III, or for the perfection, priority, condition, value or sufficiency or any Collateral pledged in connection herewith.  The Agent shall not be under any obligation to any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or any other Related Document, or to inspect the properties, books or records of any GWG Party.  The Agent shall not be deemed to have knowledge of any Event of Default, Master Servicer Default, Termination Event, or Liquidity Trigger Event or any event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default, Master Servicer Default, Termination Event or Liquidity Trigger Event, unless the Agent has received notice from the Borrower, the Master Servicer or a Secured Party.

Section 7.04 Reliance by Agent.  The Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to any GWG Party), independent accountants and other experts selected by the Agent.  The Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other Related Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate and it shall first be indemnified to its satisfaction by the Secured Parties, provided that unless and until the Agent shall have received such advice, the Agent may take or refrain from taking any action, as the Agent shall deem advisable and in the best interests of the Secured Parties.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the Majority Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Secured Parties.

Section 7.05 Non-Reliance on Agent and Other Secured Parties.  Each Secured Party expressly acknowledges that neither the Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including, without limitation, any review of the affairs of the GWG Parties, shall be deemed to constitute any representation or warranty by the Agent.  Each Secured Party represents and warrants to the Agent that it has and will, independently and without reliance upon the Agent or any other Secured Party and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the GWG Parties and made its own decision to enter into this Agreement, the other Related Documents and all other documents related hereto or thereto.

Section 7.06 Agent in Its Individual Capacity.  The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as though the Agent were not the Agent hereunder.  With respect to the Obligations owing to the Agent hereunder, the Agent shall have the same rights and powers under this Agreement as any other Secured Party and may exercise the same as though it were not the Agent, and the term “Secured Party” shall include the Agent in its individual capacity.

Section 7.07 Successor Agent.  The Agent may, upon five (5) days’ notice to the Borrower and the Secured Parties, resign as Agent.  If the Agent shall resign, then the Lenders during such five-day period shall appoint from among the Secured Parties a successor agent.  If for any reason no successor Agent is appointed by the Lenders during such five-day period, then effective upon the termination of such five day period, the Committed Lender shall perform all of the duties of the Agent hereunder.  After the effectiveness of any retiring Agent’s resignation hereunder as Agent, the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Related Documents and the provisions of this Article VII and Article VIII shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was Agent under this Agreement and under the other Related Documents.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Indemnities by the Borrower.

Without limiting any other rights which any Indemnified Party (as defined below) may have hereunder or under applicable law, the Borrower hereby agrees to indemnify the Agent, the Lenders, each Affected Party and each other Secured Party and their respective officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or reasonably incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by any Secured Party of an interest in the Assets, excluding, however, Indemnified Amounts to the extent a final non-appealable judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of such Indemnified Party.  Without limiting the generality of the foregoing indemnification, the Borrower shall indemnify the Indemnified Parties for Indemnified Amounts (including, without limitation, losses in respect of uncollectible Assets, regardless of whether reimbursement therefor would constitute recourse to the Borrower, but excluding Indemnified Amounts to the extent final non-appealable judgment of a court of competent jurisdiction holds such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of such Indemnified Party) relating to or resulting from:

(a) any representation or warranty made by any GWG Party, any Servicer, any Life Settlement Provider or any Originator or any officer or employee of the foregoing under or in connection with this Agreement any Master Servicer’s Certificate, or any Borrowing Base Certificate or any other Related Document or any other information or report delivered by any such party pursuant to any Related Document, which shall have been false or incorrect when made or deemed made;

(b) the failure by any GWG Party, any Servicer, any Life Settlement Provider or any Originator to comply with any applicable law, rule or regulation with respect to any Asset, Other Conveyed Property or Asset Documents related thereto, or the nonconformity of any Asset, Other Conveyed Property or Asset Documents related thereto with any such applicable law, rule or regulation;

(c) any failure of any GWG Party, any Servicer, any Life Settlement Provider or any Originator to perform its duties or obligations in accordance with the provisions of this Agreement, any other Related Document, any Asset Documents, or any other contract or agreement related to a Asset or Other Conveyed Property with respect thereto;

(d) any damage suit or other claim arising out of or in connection with any transaction which is the subject of any Asset Document, any Asset or any Other Conveyed Property with respect thereto;

(e) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of any Obligor, any Insured, or any Life Settlement Provider to the payment of any Asset (including, without limitation, a defense based on such Asset or any related Asset Document not being a legal, valid and binding obligation of the related Obligor, Insured, or Life Settlement Provider, as applicable, enforceable against it in accordance with its terms), or any other claim relating to a Asset or any Asset Document,

(f) the commingling of Collections at any time with other funds;

(g) any investigation, litigation or proceeding related to or arising from this Agreement or any other Related Document, the transactions contemplated hereby or thereby, the use of the proceeds of Advances, the holding of the security interest created hereunder or any other investigation, litigation or proceeding relating to any GWG Party, any Servicer, any Life Settlement Provider or any Originator, the Assets or Other Conveyed Property in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby or thereby;

(h) any failure to vest and maintain vested in the Agent, for the benefit of the Secured Parties, a first priority perfected security interest in the Collateral as described in this Agreement or the existence of any Adverse Claim upon or with respect to the Collateral; or

(i) any failure to vest and maintain vested in the Borrower legal and equitable title to, and ownership of, the Assets, the Other Conveyed Property and the Collections, free and clear of any Adverse Claim (other than Adverse Claims created pursuant to this Agreement); or any failure of the Borrower to give reasonably equivalent value to the Seller under the Sale and Servicing Agreement in consideration of the transfer by the Seller of any Asset or any Other Conveyed Property with respect thereto; or any failure of the Seller to give reasonably equivalent value to any Life Settlement Provider, as applicable, in consideration of the transfer by such Life Settlement Provider, as applicable, of any Asset or any Other Conveyed Property with respect thereto; or any attempt by any Person to void any such transfer under statutory provisions or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code.

Notwithstanding anything to the contrary in this Agreement, solely for purposes of the indemnification obligations set forth in this Section 8.01, any representations, warranties and covenants made by any GWG Party or any Servicer in this Agreement or the other Related Documents which are qualified by or limited to events or circumstances which have, or are reasonably likely to have, given rise to a Material Adverse Effect or are qualified or limited by other concepts of materiality, shall not be deemed to be so qualified or limited.

Section 8.02 Indemnities by the Seller and the Performance Guarantor.

Without limiting any other rights which the Agent or the Lenders may have hereunder or under applicable law, the Seller and the Performance Guarantor hereby jointly and severally agree to indemnify each Indemnified Party and the Borrower from and against any and all Indemnified Amounts awarded against or incurred by any of them arising out of or as a result of:

(a) any representation or warranty made by any GWG Party, any Servicer, any Life Settlement Provider or any Originator or any officer or employee of the foregoing under or in connection with this Agreement, any Master Servicer’s Certificate, any Borrowing Base Certificate or any other Related Document or Asset Document or any other information or report delivered by GWG Party, any Servicer, any Life Settlement Provider or any Originator or any officer or employee of the foregoing pursuant to any Related Document or Asset Document, which shall have been false or incorrect when made or deemed made;

(b) the failure by any GWG Party, any Servicer, any Life Settlement Provider or any Originator to comply with any applicable law, rule or regulation with respect to any Asset, Other Conveyed Property or Asset Documents related thereto, or the nonconformity of any Asset, Other Conveyed Property or Asset Documents related thereto with any such applicable law, rule or regulation;

(c) any failure of any GWG Party, any Servicer, any Life Settlement Provider or any Originator to perform its duties or obligations in accordance with the provisions of this Agreement, any other Related Document, any Asset Documents, or any other contract or agreement related to a Asset or Other Conveyed Property with respect thereto;

(d) any damage suit or other claim arising out of or in connection with any transaction which is the subject of any Asset Document, any Asset or any Other Conveyed Property with respect thereto, in each case to the extent such suit or claim relates to or arose out of (A) events or circumstances that occurred or existed prior to the applicable Purchase Date or (B) any actual or alleged act or omission on the part of any GWG Party, any Servicer, any Life Settlement Provider or any Originator;

(e) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of any Obligor, any Insured, or any Life Settlement Provider to the payment of any Asset (including, without limitation, a defense based on such Asset or the related Asset Documents not being a legal, valid and binding obligation of such Obligor, Insured, Initial Lender or Life Settlement Provider, as applicable, enforceable against it in accordance with its terms), or any other claim relating to a Asset, in each case to the extent such dispute, claim, offset or defense relates to or arose out of (A) events or circumstances that occurred or existed prior to the applicable Purchase Date or (B) any actual or alleged act or omission on the part of any GWG Party, any Servicer, any Life Settlement Provider or any Originator;

(f) the commingling of Collections at any time with other funds;

(g) any investigation, litigation or proceeding related to or arising from (A) this Agreement, any other Related Document, any Asset Document, the transactions contemplated hereby or thereby, the use of the proceeds of Advances or the holding of the security interest created hereunder, (B) any GWG Party, any Servicer, any Life Settlement Provider or any Originator or any of their respective Affiliates, or (C) the Assets or Other Conveyed Property, in each case to the extent such investigation, litigation or proceeding relates to or arose out of (A) events or circumstances that occurred or existed prior to the applicable Purchase Date or (B) any actual or alleged act or omission on the part of any GWG Party, any Servicer, any Life Settlement Provider or any Originator; or

(h) any failure to vest and maintain vested in the Agent, for the benefit of the Secured Parties, a first priority perfected security interest in the Collateral as described in this Agreement or the existence of any Adverse Claim upon or with respect to the Collateral.

Notwithstanding anything to the contrary in this Agreement, solely for purposes of the indemnification obligations set forth in this Section 8.02, any representations, warranties and covenants made by a GWG Party or a Servicer in this Agreement or any other Related Document which are qualified by or limited to events or circumstances which have, or are reasonably likely to have, given rise to a Material Adverse Effect or are qualified or limited by other concepts of materiality, shall not be deemed to be so qualified or limited.

Section 8.03 Other Costs and Expenses.

The Borrower shall pay to the Agent and the Lenders on demand all reasonable costs and out-of-pocket expenses in connection with the preparation, execution, delivery and administration of this Agreement and the other Related Documents, the transactions contemplated hereby and the other documents to be delivered hereunder, including without limitation, the reasonable cost of the Lender’s auditors auditing the books, records and procedures of the Backup Servicer, the Servicers and the GWG Parties, reasonable and documented fees and out-of-pocket expenses of legal counsel for the Lenders and the Agent (which counsel may be employees of any Lender or the Agent) with respect thereto and with respect to advising the Lenders and the Agent as to their respective rights and remedies under this Agreement, all rating agency fees incurred by or on behalf of the Lenders and any fees and expenses incurred in connection with any background check or Assets confirmation referred to in Section 5.01(d).  The Borrower shall pay to the Agent on demand all costs and expenses of the Agent and the Lenders, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following a Termination Event.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Amendments and Waivers.  No amendment or modification of any provision of this Agreement shall be effective without the written agreement of the Borrower, the Seller, the Agent and the Majority Lenders, and no termination or waiver of any provision of this Agreement or consent to any departure therefrom by the Borrower, the Performance Guarantor, the Master Servicer or the Seller shall be effective without the written concurrence of the Agent and the Majority Lenders.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 9.02 Notices, Etc.  All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including communication by facsimile copy) and mailed, transmitted or delivered, as to each party hereto, at its address set forth as follows:  (i) if to the Borrower:  GWG DLP Funding II, LLC, 60 South Sixth Street, Suite 950, Minneapolis, MN 55402, Attention:  Steve Sabes, Facsimile:  612-746-0445, Telephone:  612-746-1933, or at such other address as shall be designated by such party in a written notice to the other parties hereto; (ii) if to the Performance Guarantor, the Seller or the Master Servicer:  60 South Sixth Street, Suite 950, Minneapolis, MN 55402, Attention:  Steve Sabes, Facsimile:  612-746-0445, Telephone:  612-746-1933, or at such other address as shall be designated by such party in a written notice to the other parties hereto; (iii) if to the Agent or the Committed Lender:  DZ BANK AG Deutsche Zentral-Genossenschaftsbank, New York Branch, 609 5th Avenue, New York, New York 10017-1021, Attention:  Structured Finance-Asset Securitization, Facsimile:  (212) 745-1651, Confirmation No.:  (212) 745-1678, or specified in the Agent’s Assignment and Acceptance or at such other address as shall be designated by such party in a written notice to the other parties hereto; and (iv) if to the Conduit Lender:  Autobahn Funding Company LLC, c/o DZ BANK AG Deutsche Zentral-Genossenschaftsbank, New York Branch, 609 5th Avenue, New York, New York 10017-1021, Attention:  Structured Finance-Asset Securitization, Facsimile:  (212) 745-1651, Confirmation No.:  (212) 745-1678, or specified in the Lender’s Assignment and Acceptance or at such other address as shall be designated by such party in a written notice to the other parties hereto.  All such notices and communications shall be effective, upon receipt, or in the case of (x) notice by mail, five (5) days after being deposited in the United States mails, first-class postage prepaid, (y) notice by facsimile copy, when verbal communication of receipt is obtained or (z) in the case of personal delivery or overnight mail, when delivered, except that notices and communications pursuant to Article II shall not be effective until received.

Section 9.03 No Waiver; Remedies.  No failure on the part of the Agent or the Lenders to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 9.04 Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Seller, the Master Servicer, the Performance Guarantor, the Agent, the Lenders and their respective successors and permitted assigns.  This Agreement and each Lender’s rights and obligations hereunder and interest herein shall be assignable in whole or in part (including, without limitation, by way of the sale of participation interests therein) by each Lender and its successors and assigns; provided, however, that (i) to the extent any assignee of a Lender will be funding Advances through the issuance of commercial paper such that the Advances will accrue interest at the CP Rate, the commercial paper issued by such assignee shall have a rating from a nationally recognized rating agency at least equal to the rating of the commercial paper of such Lender at the time of the applicable assignment and (ii) DZ Bank or any of its Affiliates shall remain the Agent hereunder after any such assignment, unless prohibited by applicable law.  Without limiting the foregoing, the Conduit Lender (if the Conduit Lender is Autobahn) may, in its sole discretion and at any time, assign its rights, obligations (if any) and interests under this Agreement to the Committed Lender and, at or after such time, the Conduit Lender may, in its sole discretion, cease to be a Conduit Lender and a Lender under this Agreement upon providing notice of such cessation to the Borrower.  No GWG Party may assign any of its rights or obligations hereunder or any interest herein without the prior written consent of each of the Lenders and the Agent.  The parties to each assignment or participation made by any Lender pursuant to this Section 9.04 shall execute and deliver to the Agent for its acceptance and recording in its books and records, an Assignment and Acceptance or a participation agreement or other transfer instrument reasonably satisfactory in form and substance to the Agent.  Each such assignment or participation shall be effective as of the date specified in the applicable Assignment and Acceptance or other agreement or instrument only after the execution, delivery, acceptance and recording as described in the preceding sentence.  The Agent shall notify the Borrower of any assignment or participation thereof made pursuant to this Section 9.04.  Subject to Section 9.11, each Lender may, in connection with any assignment or participation or any proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the GWG Parties and the Collateral furnished to such Lender by or on behalf of the GWG Parties, the Master Servicer or any other Person; provided, however, that such Lender shall not disclose any such information until it has obtained an agreement from such assignee or participant or proposed assignee or participant that it shall treat as confidential (under terms mutually satisfactory to the Agent and such assignee or participant or proposed assignee or participant) any information obtained which is not already publicly known or available.

Section 9.05 Term of This Agreement.  This Agreement, including, without limitation, each GWG Party’s obligation to observe its covenants set forth in Article V, shall remain in full force and effect until the Final Payout Date; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by any GWG Party pursuant to Articles III and IV and the indemnification and payment provisions of Article VIII and Article IX and the provisions of Sections 9.09, 9.10, 9.11, 9.13, 9.14, 9.16 and 9.17 shall be continuing and shall survive any termination of this Agreement.

Section 9.06 Governing Law; Jury Waiver.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).

(b) EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER.

Section 9.07 Consent to Jurisdiction.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY OR, TO THE EXTENT SUCH COURT LACKS JURISDICTION, THE COURTS OF THE STATE OF NEW YORK, AND EACH WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY REGISTERED MAIL, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN DEPOSITED IN THE U.S. MAILS, POSTAGE PREPAID.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER, AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT.  NOTHING IN THIS SECTION 9.07 SHALL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT ANY PARTY’S RIGHT TO BRING ANY ACTION OR PROCEEDING IN THE COURTS OF ANY OTHER JURISDICTION.

Section 9.08 Further Assurances.  If any GWG Party fails to perform any of its obligations hereunder, the Agent or any of the Lenders may (but shall not be required to) perform, or cause performance of, such obligation; and the Agent’s or the Lenders’ reasonable costs and expenses incurred in connection therewith shall be payable by such GWG Party.  The Borrower and the Seller irrevocably authorizes the Agent at any time and from time to time in the sole discretion of the Agent acting in good faith, and appoints the Agent as its attorney-in-fact, to act on behalf of the Borrower or the Seller (i) to execute on behalf of the Borrower or the Seller as debtor and to file financing statements, and to take such other action, as necessary in the Agent’s judgment exercised in good faith to perfect and to maintain the perfection and priority of the interest of the Agent in the Collateral and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement in such offices as the Agent acting in good faith deems necessary to perfect and to maintain the perfection and priority of the interests of the Agent in the Collateral.  This appointment is coupled with an interest and is irrevocable.  The Borrower hereby authorizes the Agent to file one or more financing statements against the Borrower in such jurisdictions as the Agent may select identifying the collateral as “all assets”, “all property” or words of similar import.

Section 9.09 Limitation of Liability.  Except with respect to any claim arising out of the willful misconduct, bad faith or gross negligence of the Lenders, the Agent or a Secured Party, (i) each GWG Party, to the extent permitted by law, waives any claim may be made by any GWG Party or any other Person against the Lenders, the Agent, any Secured Party or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and (ii) each GWG Party (on behalf of itself and all of its Subsidiaries and Affiliates), to the extent permitted by law, hereby waives, releases, and agrees not to sue upon any claim for any such special, indirect, consequential or punitive damages.

Section 9.10 No Proceedings.  Each of the parties hereto (other than the Lenders) hereby agrees that it will not institute against, or join any other Person in instituting against, the Conduit Lender any bankruptcy, insolvency or similar proceeding so long as any commercial paper issued by the Conduit Lender shall be outstanding or there shall not have elapsed one year and one day since the last day on which any such commercial paper shall have been outstanding.

Section 9.11 Recourse Against Certain Parties.  No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of any Lender as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any administrator of any Lender or any incorporator, affiliate, stockholder, officer, employee or director of any Lender or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of the Lenders contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the limited liability company or corporate obligations of such Lender, as applicable, and that no personal liability whatsoever shall attach to or be incurred by any administrator of any Lender or any organizer, member, affiliate, officer, employee or director of any Lender or of any such administrator, as such, under or by reason of any of the obligations, covenants or agreements of any Lender contained in this Agreement or in any other such instruments, documents or agreements, or which are implied therefrom, and that any and all personal liability of every such administrator of any Lender and each organizer, member, affiliate, officer, employee or director of any Lender or of any such administrator, or any of them, for breaches by any Lender of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.

Section 9.12 Execution in Counterparts; Severability; Integration.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement by facsimile or portable document format (PDF) shall be effective as delivery of a manually executed counterpart of this Agreement.  In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.  This Agreement and the other Related Documents contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

Section 9.13 Confidentiality.

(a) Each GWG Party shall maintain and shall cause each of its Affiliates, employees and officers and agents to maintain the confidentiality of this Agreement and the other Related Documents and the other confidential proprietary information with respect to the Agent and the Lenders and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein and therein to the extent such information has been identified as being confidential, except that each GWG Party and their respective Affiliates, officers and employees may disclose such information (i) to any rating agency or to such GWG Party’s managers, directors, officers, employees, agents, external accountants and attorneys, (ii) to any Person that is proposed to be an investor in any GWG Party or a party to any prospective merger or consolidation or asset purchase with a GWG Party who agrees to hold such information confidential and (iii) as required by any applicable law, judicial or administrative process or order under any judicial or administrative proceeding.  In addition, each GWG Party may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

(b) The Agent and each Lender shall maintain and shall cause each of its employees and officers and agents to maintain the confidentiality of all confidential proprietary information with respect to the GWG Parties and their businesses obtained by them in connection with the structuring, negotiating and execution of the transactions contemplated herein to the extent such information has been identified as being confidential; provided that any such information may be disclosed (i) to the Agent, the Lenders and the other Secured Parties by each other, (ii) by the Agent, the Lenders or any other Secured Party to any prospective or actual assignee or participant of any of them or of any Collateral who agrees to hold such information confidential in accordance with the terms of this Section 9.13, (iii) by the Agent to any rating agency, (iv) by the Agent to any commercial paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to the Conduit Lender in connection with this Agreement and (v) to any officers, directors, employees, outside accountants and attorneys of any of the foregoing; provided that each such Person described in clause (iv) above is informed of the confidential nature of such information in a manner consistent with the practice of the Agent for making such disclosure generally to Persons of such type and has agreed to hold such information confidential on terms substantially similar in substance to those set forth in this Section 9.13.  In addition, the Secured Parties and the Agent may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

(c) Notwithstanding anything to the contrary contained herein or in any of the other Related Documents, each of the parties hereto acknowledges and agrees that the Agent may post to an internet website maintained by the Agent and required by any nationally recognized rating agency providing a rating or proposing to provide a rating to the Conduit Lender’s commercial paper in connection with Rule 17g-5, the following information:  (x)(i) to the extent disclosed to any nationally recognized rating agency providing or proposing to provide a rating to, or monitoring a credit rating of, the Conduit Lender’s commercial paper, any confidential proprietary information with respect to any GWG Party and their respective Affiliates and each of their respective businesses obtained by the Lenders or the Agent in connection with the structuring, negotiation and execution of the transactions contemplated herein and in the other Related Documents and (ii) any other nonpublic information with respect to any GWG Party received by any Lender or the Agent, in each case to the extent such information was provided to such nationally recognized rating agency in connection with providing or proposing to provide a rating to, or to monitor an existing rating of, the Conduit Lender’s commercial paper, (y) the Related Documents and (z) any other Transaction Information.

Section 9.14 Limitation on Payments.  Notwithstanding any provisions contained in this Agreement to the contrary, the Conduit Lender shall not, and shall not be obligated to, pay any amount pursuant to this Agreement unless the Conduit Lender has received funds which may be used to make such payment and which funds are not required to repay commercial paper notes issued by the Conduit Lender when due.  Any amount which the Conduit Lender does not pay hereunder pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or corporate obligation of the Conduit Lender for any such insufficiency.

Section 9.15 U.S. Money Laundering and Terrorism Regulatory Matters.  Each GWG Party represents as follows as of the Closing Date, the Restatement Effective Date and each Borrowing Date:

(a) Neither such GWG Party nor any Affiliate of such GWG Party, nor any of their respective officers or directors is a Prohibited Person.

(b) Neither such GWG Party, nor any of their respective officers or directors (in performing their responsibilities as such officers and directors) (i) to such GWG Party’s knowledge, has conducted or will conduct any business or has engaged or will engage in any transaction or dealing (including with respect to any Asset) with any Prohibited Person, including making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (ii) to such GWG Party’s knowledge, has dealt or will deal in, or otherwise has engaged or will engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or (iii) to such GWG Party’s knowledge, has engaged or will engage in or has conspired or will conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the requirements or prohibitions set forth in the Executive Order or the PATRIOT Act.

(c) Each GWG Party and their respective officers and directors (in performing their responsibilities as such officers and directors) are in material compliance with all applicable orders, rules and regulations issued by, and recommendations of, the U.S. Department of the Treasury and OFAC pursuant to IEEPA, the PATRIOT Act, other legal requirements relating to money laundering or terrorism and any executive orders related thereto.

(d) To the extent required by law, each GWG Party has established an anti-money laundering and/or economic sanctions program and/or procedures in accordance with all applicable laws, rules and regulations of its own jurisdiction including, without limitation, where applicable, the PATRIOT Act.

(e) No GWG Party believes that any Obligor, Insured, Originator, or Life Settlement Provider is a “Prohibited Foreign Shell Bank” (as defined in the PATRIOT Act), or is named on any available lists of known or suspected terrorists, terrorist organizations or of other sanctioned person issued by the United States government and/or the government(s) of any jurisdiction(s) in which such GWG Party is doing business.

(f) Each GWG Party and its Affiliates have adopted reasonable procedures in accordance with applicable law to elicit information that substantiates the statements contained in this Section 9.15.

Section 9.16 [Reserved].

Section 9.17 [Reserved].

Section 9.18 Amendment and Restatement.  Effective as of the Restatement Effective Date, (a) this Agreement shall amend and restate in its entirety the Original Agreement but shall not constitute a novation thereof, and (b) each reference to the Original Agreement in any of the Related Documents, or any other document, instrument, or agreement delivered in connection therewith shall mean and be a reference to this Agreement.

Section 9.19 Rule 17g-5 Information.  Notwithstanding anything to the contrary contained herein or in any of the other Related Documents, each of the parties hereto acknowledges and agrees that the Agent may post to an internet website maintained by the Agent and required by any nationally recognized rating agency providing a rating or proposing to provide a rating to the Conduit Lender’s commercial paper in connection with Rule 17g-5, the following information:  (x)(i) to the extent disclosed to any nationally recognized rating agency providing or proposing to provide a rating to, or monitoring a credit rating of, the Conduit Lender’s commercial paper, any confidential proprietary information with respect to any of the Borrower, the Life Settlement Servicer or the Master Servicer and their Affiliates and each of their respective businesses obtained by the Lenders or the Agent in connection with the structuring, negotiation and execution of the transactions contemplated herein and in the other Related Documents and (ii) any other nonpublic information with respect to any of the Borrower, the Life Settlement Servicer or the Master Servicer received by the Lenders or the Agent, in each case to the extent such information was provided to such nationally recognized rating agency in connection with providing or proposing to provide a rating to, or to monitor an existing rating of, the Conduit Lender’s commercial paper and any other Transaction Information.

Section 9.20 Departing GWG Parties.  Notwithstanding anything to the contrary contained in this Agreement or in any of the other Related Documents, on the Restatement Effective Date, the Departing GWG Parties shall cease to be parties to this Agreement and from and after the Restatement Effective Date the Departing GWG Parties shall have no rights or obligations under this Agreement or the Related Documents, except for those rights and obligations that expressly survive the termination of the Original Credit Agreement or such other Related Document.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

GWG DLP FUNDING II, LLC,
as the Borrower

By
Name:
Title:

GWG LIFE SETTLEMENTS, LLC,
as the Seller and the Master Servicer

By
Name:
Title:

GWG HOLDINGS, LLC,
as Performance Guarantor

By
Name:
Title:

Signature Page to
Amended and Restated
Credit and Security Agreement

DZ BANK AG DEUTSCHE
ZENTRAL-GENOSSENSCHAFTSBANK,
as Agent and as Committed Lender

By
Name:
Title:

By
Name:
Title:

AUTOBAHN FUNDING COMPANY LLC,
as Conduit Lender

By:	DZ BANK AG DEUTSCHE
ZENTRAL-GENOSSENSCHAFTSBANK,
its Attorney-in-Fact

By
Name:
Title:

By
Name:
Title:

Signature Page to
Amended and Restated
Credit and Security Agreement

ACKNOWLEDGED AND AGREED:

UNITED LENDING SPV, LLC,
as a Departing GWG Party

By
Name:
Title:

UNITED LENDING, LLC,
as a Departing GWG Party

By
Name:
Title:

OPPORTUNITY BRIDGE FUNDING, LLC,
as a Departing GWG Party

By
Name:
Title:

Signature Page to
Amended and Restated
Credit and Security Agreement

SCHEDULE I TO
AMENDED AND RESTATED CREDIT
AND SECURITY AGREEMENT

ELIGIBILITY CRITERIA; PERFECTION REPRESENTATIONS

A.           Eligibility Criteria

“Eligible Asset” means, at any time, an Eligible Policy that satisfies each of the following criteria:

(i)           such Asset was originated or purchased by the Seller in the ordinary course of the Seller’s business in accordance with and through the application of the Operating Policies and Practices and the Seller’s standard credit underwriting procedures (in effect at the time of such origination or purchase) within ninety (90) days prior to the date such Asset was first included in the Collateral hereunder;

(ii)          neither such Asset nor any related Policy or Asset Document contravenes any law, rule or regulation applicable thereto (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, licensing, fair debt collection practices, privacy, insurance, life settlement transactions, premium finance lending, anti-rebating or usury) and neither such Asset nor any related Policy or any related Asset Document was created, solicited or entered into in violation of any law, rule or regulation;

(iii)         each GWG Party, the related Life Settlement Provider (if applicable), the Master Servicer, the Life Settlement Servicer (if applicable) and each other Person at any time owning an interest in, or servicing, such Asset and the related Collateral had all licenses and permits necessary to originate, own and/or service, as applicable, such Asset and the related Collateral, and all consents, licenses, approvals and authorizations of, or registrations, declarations for filings with, any Governmental Authority required to be obtained, effected or given by any party in connection with the origination, purchase and servicing of such Asset and the related Collateral as contemplated by the related Asset Documents and the Related Documents and the security interest granted hereunder have been duly obtained, effected or given and are in full force and effect;

(iv)        no selection procedures having an adverse effect on the Borrower, the Lenders or the Agent have been utilized by the Seller in selecting the Asset from those loans and policies owned by the Seller and its Affiliates which meet the eligibility criteria specified herein, it being hereby acknowledged by the Agent that the neither shall have the exclusive right to acquire each Asset acquired by the Seller or any of its Affiliates;

(v)          such Asset, and each related Asset Document, constitutes the legal, valid and binding obligation of each party thereto, enforceable against each such party in accordance with its terms, except as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(vi)         such Asset and the related Asset Documents are not subject to, nor has there been asserted, any litigation or any right of rescission, set off, counterclaim or other defense of any related Obligor or any related Insured; and the related Life Settlement Provider (if applicable), the Seller and the Borrower have performed all of their respective obligations under such Asset Documents in accordance with the terms thereof;

(vii)        such Asset is not (and has never been) a Defaulted Asset;

Sch. I-1

(viii)       the related Obligor (a) is not a Governmental Authority, (b) is not an Affiliate of any GWG Party and (c) is not the subject of any Insolvency Event;

(ix)         all of the representations and warranties set forth in Sections 4.01(p) and 4.01(q) of this Agreement and in Part B of this Schedule I with respect to such Asset and the Other Conveyed Property with respect thereto are true and correct;

(x)          none of the Asset Documents related to such Asset or any applicable law, rule or regulation applicable to such Asset or such Asset Documents or the related Policy (a) requires the consent of any party to, or otherwise prohibits or restricts, the transfer, sale or assignment of such Asset or any Other Conveyed Property or the rights or obligations of the Life Settlement Provider (if applicable) or the Seller (or its assignees) under any Asset Document in the manner contemplated by the Related Documents, (b) except as required by applicable law, contains a confidentiality provision that purports to restrict the ability of the Borrower, the Agent or the Lenders to exercise their rights under any Related Document, including, without limitation, its right to review all Asset Documents or (c) requires any assignee of such Asset to obtain a license or other authorization in connection with the acquisition of such Assets or any interest therein; provided that any such assignee (other than the Borrower or the Agent, as assignee pursuant to the Related Documents) may be required to be licensed under the terms of any life settlement law;

(xi)         a Custodian File for such Asset has been delivered to the Custodian pursuant to the terms of the Custodian Agreement and the Agent has received (i) a Custodian Receipt certifying receipt of all Specified Documents (as defined in the Custodian Agreement) with respect to such Asset and (ii) within thirty (30) days following the date such Asset is first included in the Collateral, a Post-Closing Collateral Receipt (as defined in the Custodian Agreement) certifying receipt of all Post-Closing Specified Documents (as defined in the Custodian Agreement) with respect to such Asset, which Custodian Receipt and Post-Closing Collateral Receipt do not identify any deficiencies in respect of such Custodian File, unless the Agent has waived such deficiencies;

(xii)        the information with respect to such Asset set forth in the Schedule of Assets has been produced from the Electronic Ledger and is true and correct as of the close of business on the date such Asset is first included in the Collateral;

(xiii)       such Asset was originated without fraud or material misrepresentation on the part of the Insured, the Obligor, the Originator, the Life Settlement Provider, the GWG Parties or any of their respective Affiliates;

(xiv)       neither the Life Settlement Provider nor any GWG Party nor any of their respective Affiliates has done anything to convey any right to any Person (other than the Borrower, the Lenders or the Agent) that would result in such Person having a right to payments due under such Asset or otherwise to impair the rights of the Borrower, the Agent or the Lenders in such Asset or the proceeds thereof, and prior to the sale by the Seller of its interest in the Asset and the Other Conveyed Property with respect thereto to the Borrower, neither the Seller nor the Borrower had any constructive or actual knowledge that its interest in such Asset or Other Conveyed Property were subject to the actual or claimed interest of any Person other than Permitted Liens;

(xv)        the Seller has caused the portions of its Electronic Ledger relating to such Asset to be clearly and unambiguously marked to show that such Asset has been sold to the Borrower in accordance with the terms of the Sale and Servicing Agreement and a security interest therein has been granted by the Borrower to the Agent for the benefit of the Secured Parties in accordance with the terms of this Agreement; and

Sch. I-2

(xvi)       such Asset was not purchased pursuant to the Magna Purchase and Sale Agreement by means of a Funder ELIP Notice (as such term is defined in the Magna Purchase and Sale Agreement).

“Eligible Insured” means, at any time, an Insured that satisfies each of the following criteria:

(i)           the age of such Insured is greater than or equal to 65 years and less than or equal to 85 years;

(ii)          the Life Expectancy of such Insured as of the date the related Asset is first included in the Collateral is greater than or equal to 24 months but less than or equal to 18 years;

(iii)         each Servicer has continued access to such Insured’s medical records pursuant to a written authorization of such Insured;

(iv)         such Insured qualifies for a standard (including “flat extras”) or preferred universal life insurance policy from the related Qualified Life Insurance Carrier;

(v)          such Insured is not a Prohibited Person;

(vi)         such Insured and the related beneficiary are not related to or affiliated with the related Life Settlement Provider (if applicable) or any GWG Party; and

(vii)        at the time the Policy was acquired by the Borrower, the Insured was not known by the Borrower or any of its Affiliates to have a “terminal,” “catastrophic,” “life threatening” or similar illness or condition within the meaning of such terms as used under applicable life settlement or viatical settlement laws governing the transfer of such Policy and, if the applicable Life Settlement Provider acquired such Policy from a person whose primary residence is in Delaware, Massachusetts,  Michigan, New Mexico or another Unregulated State that regulates viatical settlements, then the Insured also was not known by the Borrower or any of its Affiliates to have a “chronic” illness or condition within the meaning of such term as used under the viatical settlement laws of such state.

“Eligible Policy” means, at any time, a Policy that satisfies each of the following criteria:

(i)           such Policy insures solely the life of the Insured under such Policy and such Insured under such Policy is an Eligible Insured;

(ii)           no payment of premiums thereon remains unpaid after the due date therefor, and all premiums due during the next succeeding 30-day period (if any) have been paid in full in accordance with the terms of the related Policy Documents;

(iii)           such Policy is an in-force, general account (i.e., non-variable), universal life insurance policy and is not (A) part of a group policy, (B) a term policy that is not convertible into a universal life insurance policy or (C) a fractional interest in a universal life insurance policy;

(iv)           such Policy was issued by a Qualified Life Insurance Carrier and is governed by the laws of a Qualified State;

(v)           [reserved];

Sch. I-3

(vi)         (A) the Titling Trust owns (or, in the case of an Escrow Policy, will own upon release of the Purchase Price pursuant to the related Eligible Escrow Agreement) 100% of the legal and beneficial interest in such Policy and the related Qualified Life Insurance Carrier has confirmed (or, in the case of an Escrow Policy, will confirm within thirty (30) days of the date such Policy is first included in the Eligible Policies hereunder) such ownership in writing in accordance with its standard documentation for effecting a change of ownership, (B) the Borrower owns 100% of the interests in such Titling Trust and the Titling Trust has issued a Trust Certificate to the Borrower evidencing such ownership in form and substance satisfactory to the Agent, which certificate has been duly endorsed by the Borrower in blank and is in the possession of the Custodian, (C) the Titling Trust has duly executed and delivered a Titling Trust Security Agreement in favor of the Agent, pursuant to which the Titling Trust has granted to the Agent a first priority perfected security interest in such Policy to secure the Obligations and (D) if such Purchased Policy has been held by the Borrower for more than sixty (60) days, a Collateral Assignment in respect of such Policy executed by the Titling Trust in favor of the Agent has been acknowledged and consented to by the applicable Qualified Life Insurance Carrier, which Collateral Assignment is in the possession of the Custodian, such that the Agent has a first priority perfected security interest in such Policy;

(vii)        such Policy is in full force and effect; the related Qualified Life Insurance Carrier confirmed such effectiveness to the Seller on or about the time the related Asset was acquired by the Seller; and such Policy is not being contested by the Qualified Life Insurance Carrier and is not the subject of any action, suit, investigation, proceeding, dispute (pending or threatened), and is not subject to a right of rescission, setoff, counterclaim, subordination, recoupment, defense, abatement, suspension, deferment, deductible, reduction or termination which has been asserted or threatened with respect to such Policy;

(viii)       such Policy is not subject to any Adverse Claims (other than Adverse Claims in favor of the Borrower and Permitted Liens) and no Policy Loans are outstanding thereunder;

(ix)         in the case of a Purchased Policy other than a Contestable Policy, the payment of the death benefit cannot be denied for any reason except for non-payment of premium;

(x)          [reserved];

(xi)         such Policy provides for a lump-sum payment of the death benefit, and the death benefit under such Policy is payable only upon the death of the related Insured;

(xii)        the death benefit for such Policy is less than $15,000,000;

(xiii)       such Policy constitutes the legal, valid and binding obligation of the applicable Qualified Life Insurance Carrier, enforceable against such party in accordance with its terms, except as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(xiv)       the related premiums and death benefit under such Policy are denominated and payable solely in U.S. dollars;

Sch. I-4

(xv)        unless otherwise approved in writing by the Agent in its good faith discretion, such Policy has not been previously settled, pledged or otherwise transferred in whole or in part to any other Person other than (A) by the Insured (or a related Life Insurance Trust established for the sole benefit of the immediate family members or estate of the Insured) to an Approved Lender (as defined below) as collateral for a premium finance loan made by such Approved Lender pursuant to an Approved Premium Finance Program (as defined below) at the time such Policy was initially issued; provided that such loan shall have been repaid in full, and any related Adverse Claim held by such Approved Lender shall have been fully released in writing, on or prior to the date such Policy is first included in the Collateral hereunder pursuant to a written release in a form that has been approved in writing by the Agent, (B) by the Insured to the Life Settlement Seller or another Life Settlement Provider that has been approved in writing by the Agent and (if applicable) by such Life Settlement Provider to the Life Settlement Seller, in each case in accordance with the Operating Policies and Practices and the related Asset Documents and (C) by the Life Settlement Seller to the Eligible Borrower or the Titling Trust, and by the Eligible Borrower or the Titling Trust to the Agent, in each case pursuant to the Related Documents;

(xvi)       the premiums of which have not been funded, directly or indirectly, with the proceeds of any loan (other than a premium finance loan made by an Approved Lender pursuant to an Approved Premium Finance Program);

(xvii)      in which no Person has, or has had from the date of issue of such Policy, a direct or indirect interest in the proceeds of the Policy, other than (i) individuals that are immediate family members or direct lineal descendants of the Insured with an insurable interest in the life of the Insured, (ii) an estate planning vehicle or trust all of the owners or beneficiaries of which have an insurable interest in the life of the Insured, and all of such owners or beneficiaries are immediate family members or direct lineal descendants of the Insured, (iii) a business entity of which the Insured under such Policy was, on the dates of application for, and issuance of, such Policy, (x) an owner, director, officer, or partner of such business entity, or (y) a key employee or key person of such business entity, if consent was obtained in writing from such key employee or key person before such Policy was purchased, and in the case of either (x) or (y) such business entity had an insurable interest in the life of such Insured on the dates such Policy was applied for and issued, (iv) the applicable Seller pursuant to the related Asset Documents and the Related Documents, (v) the Eligible Borrower pursuant to the related Asset Documents and the Related Documents, (vi) the Agent for the benefit of the Secured Parties and (vii) the related Approved Lender pursuant to an Approved Premium Finance Program, the lender pursuant to a Policy Loan and any applicable Life Settlement Provider;

(xviii)     the annual premiums due under such Policy from the time of its issuance through the related Insured’s Life Expectancy does not exceed 10% of the related Net Death Benefit, and such Policy does not permit any decrease in the Net Death Benefit;

(xix)        upon or immediately after acquisition of such Policy by the Borrower, the related Qualified Life Insurance Carrier has been directed under a Collateral Assignment to make all payments under such Policy directly to the Collection Account or a Deposit Account;

(xx)         the Asset Documents relating to such Policy include the related Policy File, the related Purchase and Sale Agreement, the related Origination Agreement (if applicable) and the other Specified Documents (as defined in the Custodian Agreement), in each case in substantially the form attached as part of Exhibit B or in such other form as the Agent may approve in writing, such approval not to be unreasonably withheld (provided, however, that any variation from any such form resulting from a change in applicable law shall not require the consent of the Agent), together with all other documentation required by the Operating Policies and Practices, all of which Asset Documents have been duly executed and completed in accordance with the Operating Policies and Practices;

(xxi)        in the case of a Purchased Policy, unless otherwise approved in writing by the Agent in its good faith discretion, such Policy was purchased by the Seller directly from (A) the Insured (or a related Life Insurance Trust established for the sole benefit of the immediate family members or estate of the Insured) or (B) a Life Settlement Provider pursuant to an Origination Agreement and a Purchase and Sale Agreement, which Life Settlement Provider (x) purchased such Policy directly from the Insured (or a related Life Insurance Trust established for the sole benefit of the immediate family members or estate of the Insured), (y) has been approved in writing by the Agent and (z) is duly licensed under the laws of the State where the Insured is located;

Sch. I-5

(xxii)       all representations and warranties contained in the applicable Asset Documents are true and correct in all material respects;

(xxiii)      in the event a death certificate is submitted in respect of such Policy, the death benefit under such Policy is required to be paid within sixty (60) days after such submission, and such Policy shall be no longer constitute an “Eligible Policy” hereunder if such death benefit is not received in the Collection Account within sixty (60) days after such submission;

(xxiv)      if the Insured was married at the time the Policy was issued or at any time thereafter that the Insured or any related trust owned such Policy, the consent of the Insured’s spouse was obtained to the transfer of such Policy in the manner contemplated by the related Asset Documents;

(xxv)       the Qualified Life Insurance Carrier has not withheld taxes from any amounts owing to the Borrower with respect to such Policy or any other Policy included in the Collateral;

(xxvi)      the related seller of the Policy under the applicable Purchase and Sale Agreement is domiciled in a Qualified State;

(xxvii)     the Custodian has received the Policy File relating to such Policy and is holding such Policy File in accordance with the terms of the Custodian Agreement;

(xxviii)    [reserved]; and

(xxix)      a credit event giving rise to a cash settlement payment has not occurred under a CDS Transaction referencing debt obligations of the Qualified Life Insurance Carrier with respect to such Policy.

“Qualified State” means, with respect to any Life Settlement Provider, each state (A) that has been approved in writing by the Agent in its sole discretion as a Qualified State with respect to such Life Settlement Provider hereunder with respect to Purchased Policies, as set forth on Schedule VI hereto (as amended from time to time by the Agent as provided below), (B) where the applicable Life Settlement Provider has all licenses and other authorizations required to be obtained by it (if any) in order to purchase Policies in such state in the manner contemplated by the relevant Asset Documents, and the Agent has received evidence reasonably satisfactory to it of the same, (C) where neither the Borrower nor the Titling Trust is required to obtain any license or other authorization in order to acquire such Purchased Policies originated in such state in the manner contemplated by the Related Documents and (D) with respect to any state, if the aggregate Collateral Balance of the Purchased Policies for which the related seller under the applicable Purchase and Sale Agreement is domiciled in such state, is equal to or greater than 5% of the Eligible Asset Balance, the Agent has received an opinion in form and substance satisfactory to it regarding the compliance of the related Policy Documents with the laws of such state; provided that, in the case of a Purchased Policy that is a Contestable Policy, each Qualified State must be an Unregulated State; and provided further that the Agent may, at any time in its discretion, deliver an updated Schedule VI to the Borrower, in which case Schedule VI shall automatically be deemed to have been amended and restated to read as set forth in such new Schedule VI effective upon the date of such delivery.

Sch. I-6

“Unregulated State” any state set forth in Schedule VII hereto, as amended from time to time by the Agent, so long as such state has not adopted a law, rule or regulation relating to life settlements; provided that the Agent may, at any time in its discretion, deliver an updated Schedule VII to the Borrower, in which case Schedule VII shall automatically be deemed to have been amended and restated to read as set forth in such new Schedule VII effective upon the date of such delivery.

“Approved Lender” means any lender that has been approved in writing by the Agent in its sole discretion as an “Approved Lender” hereunder.

“Approved Premium Finance Program” means a program for the origination of premium finance loans by an Approved Lender pursuant to loan documents the forms of which have been furnished to, and have been approved in writing by, the Agent in its sole discretion.

B.           Additional UCC Representations

1.           Lawful Assignment.  No Asset has been originated in, or is subject to the laws of, any jurisdiction under which the sale, transfer, and assignment of such Asset to the Borrower under the Sale and Servicing Agreement or the grant of a security interest in such Asset under this Agreement shall be unlawful, void, or voidable.  None of the GWG Parties nor any of their respective Affiliates has entered into any agreement with any account debtor that prohibits, restricts or conditions the assignment of any portion of the Assets.

2.           All Filings Made.  All filings or other action (including, without limitation, UCC filings and notices required to be delivered under the common law) necessary in any jurisdiction to give the Borrower a first priority perfected ownership interest in the Assets and the Other Conveyed Property and to give the Agent a first priority perfected security interest in the Collateral, to the extent required under this Agreement, have been made.

3.           Tax Liens.  As of the date on which any Asset is first included in the Collateral, there is no lien against any collateral, if any, securing such Asset for delinquent taxes.

4.           Creation.  The Sale and Servicing Agreement creates a valid and continuing security interest in the Assets in favor of the Borrower which security interest is prior to all other Adverse Claims, and is enforceable as such as against creditors of and purchasers from the Seller; and this Agreement creates a valid and continuing security interest in the Assets in favor of the Agent (for the benefit of the Secured Parties), which security interest is prior to all other Adverse Claims, and is enforceable as such as against creditors of and purchasers from the Borrower.

5.           Good Title.  No Asset has been sold, transferred, assigned, or pledged by the Seller or any Affiliate thereof to any Person other than directly to the Borrower pursuant to the Sale and Servicing Agreement.  Immediately prior to the transfer and assignment contemplated by the Sale and Servicing Agreement, the Seller had (or, in the case of an Escrow Policy, will acquire upon release of the Purchase Price pursuant to the related Eligible Escrow Agreement) good and marketable title to each Asset, and was (or, in the case of an Escrow Policy, will be upon release of the Purchase Price pursuant to the related Eligible Escrow Agreement) the sole owner thereof, free and clear of all Adverse Claims (except for those released on or before the date on which such Asset first became a Asset and Permitted Liens) and, immediately upon the transfer thereof to the Borrower under the Sale and Servicing Agreement, Eligible Borrower shall have acquired (or, in the case of an Escrow Policy, will acquire upon release of the Purchase Price pursuant to the related Eligible Escrow Agreement) good and marketable title to each such Asset, and will be the sole owner thereof, free and clear of all Adverse Claims (other than Permitted Liens), and the transfer has been perfected under the UCC or common law, as applicable.  No Person has a participation in, or other right to receive, proceeds of any Asset except as provided in this Agreement.  None of the GWG Parties nor any Affiliate thereof has taken any action to convey any right to any Person, other than the Borrower or the Agent, that would result in such Person having a right to payments due under such Asset.

Sch. I-7

6.           Perfection.  Each of the Seller and the Borrower has caused or will have caused, on or prior to the Closing Date, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions and the giving of all notices under applicable law in order to perfect such Eligible Borrower’s interest in the Assets relating to their sale from the Seller to the Borrower and the security interest in the Assets granted by the Borrower to the Agent (for the benefit of the Secured Parties) under this Agreement.

7.           No Other Interest.  Other than the transfer of the Assets to the Borrower under the Sale and Servicing Agreement and Permitted Liens, none of the Borrower, the Seller or any of their respective Affiliates has pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Assets (unless such interest has been released).  None of the Borrower, the Seller or their Affiliates has authorized the filing of, or is aware of any financing statements that include a description of collateral covering the Assets other than any financing statement relating to the sale to the Borrower under the Sale and Servicing Agreement or the security interest granted to the Agent (for the benefit of the Secured Parties) under this Agreement or that has been released or terminated or is a Permitted Lien.

8.           No Notations.  None of the tangible chattel paper or instruments that constitute or evidence the Assets has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Borrower and the Agent (for the benefit of the Secured Parties).

Sch. I-8

SCHEDULE II TO
AMENDED AND RESTATED CREDIT
AND SECURITY AGREEMENT

POLICY FILE

Purchase and Sale Agreement

Assignment to GWG DLP Trust II

Change of Ownership

Change of Beneficiary

Verification of Coverage

In-force Policy Illustration

The related Policy

Form of Collateral Assignment to DZ Bank AG Deutsche Zentral-Genossenschaftsbank

Copy of Insured’s Driver License or Government Photo ID

Life Expectancy Reports from Approved Medical Underwriter

Spousal Consent(s) (if Insured is married)

Bankruptcy Search Results

Federal Tax Lien Search Results

State Tax Lien Search Results

Irrevocable Limited Power of Attorney

Any related escrow agreement

Sch. II-1

SCHEDULE III TO
 AMENDED AND RESTATED CREDIT
AND SECURITY AGREEMENT

LOCATION OF CHIEF EXECUTIVE OFFICE; FEDERAL EMPLOYER IDENTIFICATION
NUMBERS; LIST OF DEPOSIT ACCOUNTS; PRESENT AND FORMER NAMES

Location of Chief Executive Office

220 South Sixth Street, Suite 1200, Minneapolis, MN 55402

Federal EIN Number

Borrower:  GWG DLP Funding II, LLC, 26-2697948

Seller:  GWG Life Settlements, LLC, 20-4356955

Performance Guarantor:  GWG Holdings, LLC, 26-2222607

List of Deposit Accounts

#22977902

#22977903

Present and Former Names

GWG Life Settlements, LLC’s former name:  Great West Growth, LLC

Sch. III-1

SCHEDULE IV TO
AMENDED AND RESTATED CREDIT
AND SECURITY AGREEMENT

OPERATING POLICIES AND PRACTICES

(Attached)

Sch. IV-1

SCHEDULE V TO
AMENDED AND RESTATED CREDIT
AND SECURITY AGREEMENT

CONDITION PRECEDENT TO
RESTATEMENT EFFECTIVE DATE

(Attached)

Sch. V-1

SCHEDULE VI TO
AMENDED AND RESTATED CREDIT
AND SECURITY AGREEMENT

LIST OF APPROVED QUALIFIED STATES FOR PURCHASED POLICIES

State	Approved Life Settlement Provider(s)
Each Unregulated State	● GWG Life Settlements, LLC ● Lotus Life LLC ● Magna Life Settlements, Inc.
Arkansas	● GWG Life Settlements, LLC
California*	● Lotus Life LLC ● Magna Life Settlements, Inc.
Colorado	● Lotus Life LLC ● Magna Life Settlements, Inc.
Connecticut	● GWG Life Settlements, LLC
Florida	● Lotus Life LLC ● Magna Life Settlements, Inc.
Georgia	● Lotus Life LLC ● Magna Life Settlements, Inc.
Illinois**	● Magna Life Settlements, Inc.
Indiana	● GWG Life Settlements, LLC
Iowa	● GWG Life Settlements, LLC
Kansas	● GWG Life Settlements, LLC
Kentucky	● Magna Life Settlements, Inc.
Louisiana	● GWG Life Settlements, LLC
Maine	● GWG Life Settlements, LLC
Maryland	● GWG Life Settlements, LLC
Minnesota	● Magna Life Settlements, Inc.
Mississippi	● GWG Life Settlements, LLC
Montana	● None
Nebraska	● GWG Life Settlements, LLC
Nevada (only at times prior to the Restatement Effective Date)	● Lotus Life LLC
New Jersey	● Lotus Life LLC ● Magna Life Settlements, Inc.
New York***	● Lotus Life LLC ● Magna Life Settlements, Inc.
North Carolina	● GWG Life Settlements, LLC
Ohio	● Lotus Life LLC ● Magna Life Settlements, Inc.
Oregon	● Magna Life Settlements, Inc.
Oklahoma	● GWG Life Settlements, LLC
Pennsylvania	● GWG Life Settlements, LLC
Rhode Island	● GWG Life Settlements, LLC
Tennessee	● GWG Life Settlements, LLC
Texas	● GWG Life Settlements, LLC
Utah	● Magna Life Settlements, Inc.
Virginia	● GWG Life Settlements, LLC
Wisconsin	● Magna Life Settlements, Inc.

Sch. VI-1

* California shall satisfy clause (A) of the definition of “Qualified State” with respect to a Life Settlement Provider that is not licensed as a life settlement provider in California if and only if the Life Settlement Provider (i) was lawfully transacting life settlement business in California prior to July 1, 2010, (ii) has filed its life settlement provider license application with the California Department of Insurance on or prior to September 1, 2010, (iii) is in compliance with all procedures in order for it to continue conducting life settlement business in California pending review and approval of its life settlement provider license application, (iv) is listed on the California Department of Insurance’s official website list of entities that are currently authorized to operate as life settlement providers in California and (v) has not withdrawn its life settlement provider license application or had such application denied.

** Illinois shall satisfy clause (A) of the definition of “Qualified State” with respect to a Life Settlement Provider that is not licensed as a life settlement provider in Illinois if and only if the Life Settlement Provider (i) was a licensed viatical settlement provider under Illinois law prior to July 1, 2010, (ii) continues to satisfy all requirements to hold such license and such license has not been non-renewed, suspended or revoked by the Illinois Department of Insurance, and (iii) complied, on or before July 1, 2010, with the various procedures and requirements and paid the fees listed in Section 10 of the Illinois Viatical Settlements Act and in the Illinois Department of Insurance Bulletin 2010-03.

*** New York shall satisfy clause (A) of the definition of “Qualified State” with respect to a Life Settlement Provider that is not licensed as a life settlement provider in New York if and only if the Life Settlement Provider (i) was lawfully transacting life settlement business in New York prior to the effective date of the New York Life Settlement Act, (ii) has filed its life settlement provider license application with the New York State Insurance Department, (iii) has complied, and continues to comply, with the various requirements and procedures outlined in Section 21 of the New York Life Settlement Act, pending review and approval of its life settlement provider license application, (iv) is listed on the New York State Insurance Department’s official website list of entities that may lawfully operate as life settlement providers in New York and (v) has not withdrawn its life settlement provider license application or had such application denied.

Sch. VI-2

SCHEDULE VII TO
AMENDED AND RESTATED CREDIT
AND SECURITY AGREEMENT

LIST OF UNREGULATED STATES

Alabama
Arizona (only at times prior to September 30, 2013)
Delaware
District of Columbia
Massachusetts (only at times prior to April 9, 2013)
Michigan
Missouri
New Mexico
South Carolina
South Dakota
Wyoming

Sch. VII-1

SCHEDULE VIII TO
AMENDED AND RESTATED CREDIT
AND SECURITY AGREEMENT

LIFE SETTLEMENT PROVIDERS

1.  GWG Life Settlements, LLC

2.  Lotus Life LLC

3.  Magna Life Settlements, Inc.

Sch. VIII-1

EXHIBIT A TO
AMENDED AND RESTATED CREDIT
AND SECURITY AGREEMENT

FORM OF BORROWING BASE CERTIFICATE

(Attached)

Exh. A-1

EXHIBIT B TO
AMENDED AND RESTATED CREDIT
AND SECURITY AGREEMENT

FORMS OF PURCHASED POLICY DOCUMENTS

(Attached)

Exh. B-1

EXHIBIT C TO
AMENDED AND RESTATED CREDIT
AND SECURITY AGREEMENT

FORM OF COMPLIANCE CERTIFICATE

To:  DZ Bank AG Deutsche Zentral-Genossenschaftsbank, as Agent

This compliance certificate (the “Certificate”) is furnished pursuant to that certain Amended and Restated Credit and Security Agreement dated as of January  25, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), among GWG DLP Funding II, LLC (“Life Settlement Borrower”), GWG Life Settlements, LLC (“Seller” and “Master Servicer”), GWG Holdings, LLC (“Performance Guarantor”), Autobahn Funding Company LLC, as Conduit Lender, and DZ Bank AG Deutsche Zentral-Genossenschaftsbank, as Agent and as Committed Lender.

Capitalized terms used and not otherwise defined herein have the meanings specified in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.  I am the duly elected   of the [Borrower] [Seller] [Master Servicer] [Performance Guarantor];

2.  I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the [Borrower] [Seller] [Master Servicer] [Performance Guarantor] and its Subsidiaries during the accounting period covered by the attached financial statements; and

3.  The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Potential Event of Default, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the [Borrower] [Seller] [Master Servicer] [Performance Guarantor] has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications and the financial statements delivered with this Certificate in support hereof, are made and delivered this __ day of _______, ____.

Name:
Title:

Exh. C-1

EXHIBIT D TO
AMENDED AND RESTATED CREDIT
AND SECURITY AGREEMENT

FORM OF COMMERCIAL PAPER REMITTANCE REPORT

(Attached)

Exh. D-1

EXHIBIT E TO
AMENDED AND RESTATED CREDIT
AND SECURITY AGREEMENT

FORM OF ALLONGE

This Allonge is attached to and made a part of the Note dated as of [__________] made by [__________] in favor of the undersigned.

Pay to the order of DZ BANK AG DEUTSCHE ZENTRAL-GENOSSENSCHAFTSBANK, its successors and assigns.

[LENDER]

By
Name:
Title:

Exh. E-1